SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

           THE RIDGEWOOD POWER GROWTH FUND
  (Exact Name of Registrant as Specified in Its Charter)

        Delaware                           22-3495594
(State or Other Jurisdiction             (I.R.S. Employer Identification No.)
of Incorporation or Organization)

c/o Ridgewood Power Corporation, 947 Linwood Avenue, Ridgewood, New Jersey 07450
(Address of Principal Executive Offices)                        (Zip Code)

Registrant's Telephone Number, including Area Code:  (201) 447-9000

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:

Investor Shares of Beneficial Interest
Preferred Participation Rights

(Title of Class)

Exhibit Index is located on page 49.

PART I

Item 1.  Business.
Forward-looking statement advisory

     This Registration Statement on Form 10, as with some other statements made by or on behalf of the Ridgewood Power Growth Fund (the "Fund") from time to time, has forward-looking statements. These statements discuss business trends and other matters relating to the Fund's future results, year 2000 remediation and the business climate and are found, among other places, at Items 1(c)(3), 1(c)(4), 1(c)(5), 1(c)(6), 1(c)(7), and 2(b). In order to make these statements, the Fund has had to make assumptions as to the future. It has also had to make estimates in some cases about events that have already happened, and to rely on data that may be found to be inaccurate at a later time. Because these forward-looking statements are based on assumptions, estimates and changeable data, and because any attempt to predict the future is subject to other errors, what happens to the Fund in the future may be materially different from the Fund's statements here.

     The Fund therefore warns readers of this document that they should not rely on these forward-looking statements without considering all of the things that could make them inaccurate. This Registration Statement discusses many (but not all) of the risks and uncertainties that might affect these forward-looking statements.

     Some of these are changes in political and economic conditions, federal or state regulatory structures, government taxation, spending and budgetary policies, government mandates, demand for electricity and thermal energy, the ability of customers to pay for energy received, supplies of fuel and prices of fuels, operational status of plant, mechanical breakdowns, availability of labor and the willingness of electric utilities to perform existing power purchase agreements in good faith. Some of these cautionary factors that readers should consider are described below at Item 1(c)(5) - Trends in the Electric Utility and Independent Power Industries.

     By making these statements now, the Fund is not making any commitment to revise these forward-looking statements to reflect events that happen after the date of this document or to reflect unanticipated future events.

(a)  General Development of Business.

     The Registrant is the Ridgewood Power Growth Fund, which was organized as a Delaware business trust in January 1998 to participate in the development, construction and operation of independent power generating facilities and capital facilities ("Independent Power Projects" or "Projects"). Ridgewood Energy Holding Corporation ("Ridgewood Holding"), a Delaware corporation, is the Corporate Trustee of the Fund.

     The Fund has sold whole and fractional shares of beneficial interest in the Fund ("Investor Shares") at $100,000 per Investor Share. Its offering began on February 9, 1998 and is ongoing. As of April 20, 1999, it had raised approximately $38,000,000. Net of offering fees, commissions and expenses, the offering had provided as of that date approximately $31,500,000 for investments in the development and acquisition of Projects and operating expenses. The Fund has approximately 740 record holders of Investor Shares (the "Investors"). As described below in Item 1(c)(4), the Fund has invested approximately $2 million of its assets in common stock of ZAP Power Systems, Inc., a manufacturer of electric bicycles and similar personal vehicles, and is considering an investment in a portfolio of landfill gas fueled electric generating Projects in England. The Fund is actively seeking additional Projects for investment.

     The Fund has two Managing Shareholders: Ridgewood Power LLC, a New Jersey limited liability company ("Ridgewood Power") and Ridgewood Power VI LLC ("Power VI Co"), which is also a New Jersey limited liability company. The Managing Shareholders have direct and exclusive discretion in the management and control of the affairs of the Fund. Both Ridgewood Power and Power VI Co are controlled by Robert E. Swanson, who is the manager of each. The officers of Power VI Co are also the same as those of Ridgewood Power and Power VI Co currently does not conduct any business. It is anticipated that Ridgewood Power will take all actions necessary to manage the Fund, without any participation by Ridgewood Power VI Co, unless Ridgewood Power were to become unable to act as the Managing Shareholder because of a possible reorganization of other, similar investment programs that it manages. In that case, Power VI Co would be activated to serve as Managing Shareholder. A further discussion of Ridgewood Power and Power VI Co is found at Item 5(b) - Directors and Executive Officers - Managing Shareholders. In the remainder of this Registration Statement, when a reference is made to the "Managing Shareholder," it is to Ridgewood Power so long as it acts as Managing Shareholder and to Power VI Co if Power VI Co is activated to serve as a Managing Shareholder. The two Managing Shareholders and the Investors are collectively referred to as the "Shareholders."

     The Fund currently has three Independent Panel Members. Approval of a majority of the Independent Panel Members is required for approval of transactions between the Fund and other investment programs sponsored by the Managing Shareholder. The Independent Panel Members do not exercise general oversight of the Managing Shareholder or of the Fund and are not directors of the Fund. The Independent Panel Members do not have any management or administrative powers over the Fund or its property.

     The Fund has a Corporate Trustee, Ridgewood Energy Holding Corporation. The Corporate Trustee acts on the instructions of the Managing Shareholder and is not authorized to take independent discretionary action on behalf of the Fund. See Item 5 - Directors and Executive Officers of the Registrant below for a further description of the management of the Fund.

     The Managing Shareholders are controlled by Robert E. Swanson, who is currently their sole manager and chief executive officer. The following chart illustrates some of the important relationships among the Fund, the Managing Shareholders and some of their affiliates. For additional information, see Item 5 -- Directors and Executive Officers of the Registrant.






      The Ridgewood Power Growth Fund and certain affiliates
(some entities and relationships omitted)

              Robert E. Swanson         Family trusts           Two indivi-
                         x                  x (Mr. Swanson has    duals  x
 Sole manager            x                  x  sole voting and   1% each x
 Chief executive officer x                  x  investment power)         x
 Owner of 46% of equity  x                  x Owners of 52% of equity    x
        _________________X__________________X____________________________X_
       x             x                x        x            x             x
       x             x                x        x            x             x
       x             x                x        x            x             x
Ridgewood   Ridgewood Power   Ridgewood    Ridgewood    Ridgewood   Ridgewood
Securities   Management LLC   Power LLC    Energy       Power VI     Capital
Corporation                                Holding        LLC       Management
                                          Corporation                  LLC

             Operates power                Corporate                  Manager
Placement    plants for five  Managing     Trustee       Co-Managing  of two
agent        power trusts     Shareholder  for all      Shareholder   venture
("Ridgewood    ("RPMCo")       of six      six trusts    (dormant)    capital
 Securities")                  trusts          x          of this     funds and
                            ("Ridgewood        x           Fund       marketing
                               Power")         x     ("Power VI Co")  affiliate
                                  x            x                x   ("Ridgewood
                                  x            x                x     Capital")
                                  x            x                x         x
    ______________________________x____________x_____________   x         x
    x           x          x           x            x        x  x         x
    x           x          x           x            x        x  x         x
Ridgewood   Ridgewood   Ridgewood   Ridgewood   Ridgewood  The Ridgewood  x
Electric    Electric    Electric    Electric    Electric   Power Growth   x
Power Trust Power Trust Power Trust Power Trust Power Trust   Fund        x
    I          II         III          IV           V         (the        x
("Power I") ("Power II") ("Power   ("Power IV") ("Power V")  "Fund")      x
                           III")                                          x
                                                                          x
                                          ________________________________X__
                                          x                                  x
                                          x                                  x
                                   Ridgewood Capital    Ridgewood Institutional
                                   Venture Partners     Venture Partners, LLC
                                        LLC
                                            (the "Venture Capital Funds")

(b)  Financial Information about Industry Segments.

     The Fund has been organized to operate in only one industry segment: independent power generation and related capital, infrastructure and venture projects.

(c)  Narrative Description of Business.

(1) General Description.  The Fund's investment objectives are:

     providing  capital  appreciation over an extended period of time, either by
(a) selling all or some of the Fund's assets or (b) changing the Fund into a more liquid investment (by combining with other companies, by a public offering, by creating a market for the Investor Shares or otherwise) and generating current cash flow for distribution to Investors to the extent consistent with the capital appreciation objective.

The Fund intends to achieve its objectives by making equity investments in "Projects" or in companies owning Projects or assets that may benefit from industry deregulation. In many cases, the Fund may operate those Projects itself. The Projects may include:

o conventionally fueled, small to medium-size independent electric power plants;

o landfill gas, biomass or other "waste" fueled power plants that generate electricity or heat, or both,for sale while helping to remedy environmental problems;

o cogeneration plants that produce electricity and heat together for sale;

o other power generating facilities that produce electricity, heat or motive power for sale or use;

o waste transfer stations, pumping facilities and other facilities that contribute to the operation of other Projects;

o other types of capital projects, such as fuel plants, processing facilities and recycling facilities, that are expected to have consistent cash flows similar to those from independent electric power plants; and equity interests in companies affected by the deregulation of the electricity industry, including those with long-term or unconventional business strategies.

     The Fund will not invest in nuclear power facilities.

     The Fund will try to invest in Projects that provide long-term cash flows. Its investments will be structured for federal income tax purposes as "direct participation" investments, so that income, gains, losses, deductions and credits flow through to each Investor's personal tax return, and are subject to tax only once. Investors will generally have limited liability for the Fund's obligations and those of the Projects.

(2) Risk Considerations

     General
     Investment in the Fund involves substantial risks and potential conflicts of interest and is suitable only for those persons who meet the investor suitability standards on a continuing basis, have a substantial net worth, have no need for liquidity from such investment, and are able to bear the loss of the entire investment. Each prospective Investor should consider carefully the risk factors attendant to the purchase of Shares, including without limitation those discussed below, and each should review the investment with his own legal, tax and financial advisors. In addition, each prospective Investor should understand that the Subscription Agreement and the Declaration materially restrict Investors from selling or otherwise disposing of their Shares.

     Importance of Regulatory and Political Environments
     Independent Power Projects, including cogeneration facilities, are creatures of the regulatory and political process. Since the passage of PURPA in 1978, the Independent Power industry has grown, in large part, because regulatory and political environments made it feasible to amass the large sums of long-term capital needed to develop, construct and operate power plants. In particular, the regulatory advantages currently provided by PURPA for Qualifying Facilities are essential for the viability of most Independent Power Projects. Modification or repeal of PURPA or the regulations thereunder could make some Projects uneconomic.

     In several states, including Massachusetts, Maine and California, requirements may be imposed on sellers of electricity to purchase a minimum amount of "renewable" power (generally, power from small hydroelectric plants, geothermal, solar or wind plants, or plants that burn non-fossil fuels). These requirements may be very advantageous for the types of Projects the Fund may invest in, but adverse state or federal action might make those Projects uneconomic in the future. Further, it is possible that future developments, such as more stringent requirements of environmental laws and enforcement policies thereunder, could affect the costs of and the manner in which Projects are developed, built or operated. There can be no assurance that in such event the Projects would be able to recover all or any of such increased costs or that their businesses and financial conditions would not be materially and adversely affected.

Deregulatory Initiatives
     The Comprehensive Energy Policy Act of 1992 (the "1992 Energy Act") removed certain restrictions imposed by the Holding Company Act on the ability of electric utility holding companies and electric utilities to control their local markets. Since passage of the 1992 Energy Act, FERC in its Order 888 of April 1996 has deregulated the wholesale market for electricity (the market for sales to local utilities or distributors of electricity). Further, many states are implementing plans to further encourage investment in wholesale generators and to facilitate utility decisions to spin off or divest generating capacity from the transmission or distribution businesses of the utilities. As a result, Independent Power Projects in the future will face competition not only from other Independent Power Projects seeking to sell electricity on a wholesale basis but also from exempt wholesale generators, electric utilities with excess capacity and independent generators spun off or otherwise separated from their parent utilities.

     On the other hand, by expanding the potential pool of Projects in which electric utility holding companies and electric utilities are able to invest, the 1992 Energy Act has resulted in increased competition from the holding companies and utilities to develop promising Projects and in increased competition in the sale of electricity by Independent Power Projects. Further, the 1992 Energy Act and Order 888 introduced an element of competition in the transmission component of the electric power industry by requiring electric utilities to make available their transmission facilities to Independent Power Projects where it is in the public interest and does not unreasonably impair the reliability of electricity service. In April 1996, FERC adopted Order 888, which required electric utilities and power pools to make transmission facilities and information available on equal terms to all generators.

     The deregulation of transmission may benefit the Fund in the future in that deregulated transmission may give Projects in which the Fund participates access to customers that are not geographically located near the Projects. If there are limitations on transmission capacity, however, the Fund might have to compete and bid for capacity in order to transmit electricity to distant customers if it is selling in a competitive market or if it is selling "renewable" power to a distant customer. In those events, the Fund might have to compete against companies that are far larger and more diversified than itself or that have lower costs of operation or access to transmission facilities. If the Fund were unsuccessful in obtaining transmission capacity, it might not be able to sell its output except to local utilities (or in some cases, local retail customers). There is no assurance local customers would purchase that power or that the local price would be as advantageous as the price more distant customers would pay.

     The large scale deregulation of transmission facilities is likely to have other far-reaching effects which may be adverse to the Independent Power industry, generally, or to the particular facilities owned by the Fund. In particular, because the Fund anticipates investing in small scale facilities, it may be difficult for it in the short run to market power to end users or over long distances. As a result, it may suffer significant competitive disadvantages.

     State initiatives to deregulate and encourage competition in the businesses of generating electric power and transmitting it to customers are also creating significant risks. Further, jurisdictional disputes between federal and state regulators and proposed congressional actions have hampered the creation of a coordinated regulatory posture and have raised significant questions as to the allocation of electric utility costs and obligations that may not be recovered by utilities in a competitive environment. As a result, although it appears that competitive generating markets will be created in many states and possibly nationally, there is uncertainty as to the eventual regulatory environment and the risks and opportunities it will create.

     As various states implement retail deregulation, a number of additional risks are posed for Independent Power Projects. In many states, local electric utilities are being required or encouraged to sell their generating stations. Often, large electric utilities, affiliates of natural gas marketers or other large entities have purchased large quantities of these assets and thus immediately become sizable competitors in the market to sell electricity. In some other states, local electric utilities will be permitted to retain generating assets and sell power to themselves. In that event, they may prefer purchases from their own plants and opportunities for Independent Power Projects to sell electricity in a competitive market may be stifled.

     Further, in a competitive market, prices for electricity may be very volatile. If a generator is nonetheless able to obtain a long-term Power Contract, the prices under that contract may be inadequate to cover costs and yield a return, or the generator may lose opportunities to sell electricity at higher prices. If a generator is unable to obtain a long-term Power Contract and sells its output under short term contracts on in a spot or auction market, the prices received may be inadequate to cover costs or to permit the Project to earn a return. Prices may vary so much as to make planning impossible. There is no assurance that the generator will be able to obtain new Power Contracts so as to keep its Project in continuous operation and the generator may have to absorb significant costs of Project shutdown and restart as well as lay off and rehire its workforce, as has occurred with two Projects located in Maine in which Power IV and Power V have invested.

     These factors have caused new investment in independent power plants in the United States to be substantially reduced, have intensified the pressures on larger market participants to consolidate, have created additional incentives for generating efficiency and low-cost production of power, have tended to depress the purchase prices of existing small-scale Projects and are likely to have additional, unpredictable effects. Recently, a number of very large utilities, natural gas companies and independent generation companies have paid significant premiums over book value or other measures of value to purchase large packages of power plants being divested by utilities and others have announced plans to construct extremely large-scale merchant power plants. These transactions or proposals have been in the range of hundreds of millions of dollars to billions of dollars. This may indicate that these industry participants have concluded that very large scale is a necessary competitive advantage.

     The Fund instead will attempt to follow a diversified strategy that does not attempt to compete head-on with these types of competitors. The Fund believes that in many cases emphasis on scale and purchasing market share may lead to suboptimal returns. Instead, the Fund will seek to develop niche markets, to engage in ventures with large utilities or other participants that need its investments for financial or regulatory reasons or to acquire equity interests in undervalued companies. Where possible, the Fund may invest in existing Projects with long-term Power Contracts that are less exposed to competitive forces, or in Projects with regulatory or tax advantages. There can be no assurance, however, that these strategies will be successful or that the Fund will not be competitively disadvantaged by its relatively small size.

Threats to Power Contracts
     The Power Contract with the local utility, industrial host or other energy purchaser is perhaps the most important contract to an existing Independent Power Project. Many long-term Power Contracts between local utilities and independent power producers now provide for rates in excess of current short-term rates for purchased power and the utilities are treating their contractual obligations as a form of stranded cost. There has been much speculation that in the course of deregulating the electric power industry, federal or state regulators or utilities would attempt to invalidate these power purchase contracts as a means of throwing some of the costs of deregulation on the owners of independent power plants.

     To date, the Federal Energy Regulatory Commission and each state regulator that has addressed the issue have ruled that existing Power Contracts will not be affected by their deregulation initiatives. The regulators have so far rejected the requests of a few utilities to invalidate existing Power Contracts. Further, no action has yet been taken by federal or state legislators to date to impair Independent Power Projects' existing power sales contracts, and there are federal constitutional provisions restricting actions to impair existing contracts. There can not be any assurance, however, that the rapid changes occurring in the industry and the economy as a whole would not cause regulators or legislative bodies to attempt to change the regulatory structure in ways harmful to Independent Power Projects or to attempt to impair existing contracts. In particular, some regulatory agencies have urged utilities to construe Power Contracts strictly and to police Independent Power Projects compliance with those Power Contracts vigorously. Predicting the consequences of any legislative or regulatory action is inherently speculative and the effects of any action proposed or effected in the future may harm or help the Fund. Because of the consistent position of the regulatory authorities to date and the other factors discussed here, the Fund believes that so long as it performs its obligations under the Power Contracts, it will be entitled to the benefits of those contracts.

     In recent years, many electric utilities that have entered into long-term Power Contracts have concluded that the prices set under those contracts are disadvantageous to them under current conditions. Accordingly, they have often attempted to exploit all possible means of terminating these Power Contracts with Independent Power Projects, including requests to regulatory agencies and alleging violations of even immaterial terms of the Power Contracts as justification for terminating those contracts. The Fund's current investment strategy includes the purchase smaller-sized Projects with existing long-term Power Contracts. If the prices for electricity under those contracts are in excess of the prices charged by alternative sources, or if the electric utility purchasers under those contracts have other incentives to terminate those contracts, the Fund may face material costs in contesting those utility actions. Power II, which is a previous Power Trust sponsored by Ridgewood Power, is currently defending a legal proceeding in California which involves such a challenge. A second Power Trust, Power I, succesfully defended a similar challenge in 1995-1997.

Other Aspects of Power Contracts
     A generating facility which uses biomass or "waste" fuel, such as landfill gas or waste coal, may be a Qualifying Facility under PURPA. However, in order for a cogeneration facility using conventional fuel to be a Qualifying Facility under PURPA and current regulations, at least 5% of a Project's total energy output must be "useful" heat energy that typically is sold or made available in the form of steam or hot water to an entity (the "Steam Host"). Under current regulatory interpretations, heat energy is "useful" if its use has a business purpose independent from the sale of electricity and there is some economic justification for the use. Typically, a Project meets its PURPA requirements by entering into a long term contract with a Steam Host which provides that the Steam Host will take delivery of sufficient thermal energy to permit the Project to meet the requirements of PURPA. If a cogeneration Project did not meet the requirements for supplying heat energy to a Steam Host because, for example, the Steam Host went out of business, or the thermal contract is otherwise terminated, that cogenerating Project might lose its status under PURPA as a Qualifying Facility. If as a result of this loss of status the cogenerating Project became subject to federal and state regulation or its Power Contract were terminated or modified, the cogenerating Project might incur material loss. Although PURPA provides grace periods for a cogeneration Project to find an alternative Steam Host, potential alternate Steam Hosts may be very limited or non-existent because of the practical necessity for a Steam Host to be located adjacent to the Project to minimize heat loss.

     Under PURPA, electric power utilities are directed to purchase electricity output offered to them by Qualifying Facilities at a price no greater than the utilities' avoided costs of generating electricity from another source. The Power Contracts for many existing Projects have been negotiated with the utility as long term agreements to purchase the Projects' output. There can be no assurance that the rates offered to a new Project or the other terms of a Power Contract will be sufficiently favorable to induce development and construction of a Project or permit profitable operation of a completed Project.

     Many long-term Power Contracts provide for levelized rates over the life of the contracts or shorter periods, which are designed to stabilize projected revenues earned by an Independent Power Project. The effect of many levelized rate contracts is to provide that the utility will purchase electricity from a Project at higher rates in the earlier years in exchange for an agreement from the Project to accept lower rates to be paid by the utility in later years. If a Project experiences operational difficulties and produces less than the expected volume of electricity in later years, it may be required to make cash payments to the utility to compensate for such shortfall, thereby reducing available cash flow to the Project owner.

     Although there is some risk that a utility bound by a long-term Power Contract may be unable to meet its purchase obligations, under current federal law and current law in most states electric utilities are required to maintain prudent financing structures and are reviewed periodically by their regulators for compliance with these requirements. In addition, if state regulators approve, the payments made by a utility to an Independent Power Project may be included as allowed costs to be passed through to the utility's retail customers, thereby giving the utility an additional source of revenue which can be used to make payments to the Independent Power Project. Accordingly, failure of a utility to meet payment obligations to an Independent Power Project which is operating in compliance with its Power Contract has been a rare occurrence.

     Most deregulatory programs treat Power Contracts with prices in excess of market prices as "stranded costs" and provide for reimbursement to utilities for those stranded costs for an extended period of time. During these periods, which can range from three to ten years or longer in some instances, there may be some assurance that the utilities will pay. However, retail deregulation may impose other financial strains on electric utilities, which will be relegated to maintaining the distribution network and delivering power to individual residential, commercial and industrial locations. Those utilities will have to downsize and reorganize their workforces and resources and compete in many cases as suppliers of electricity. It is likely that some utilities may reorganize or enter bankruptcy if they are unable to meet these challenges. In those cases, the Fund may be unable to collect amounts due to it or may have its Power Contracts abrogated in bankruptcy. Industrial and other retail purchasers of power do not have an assured source of revenue from which to make payments under the Power Contract and a Project selling to them must rely solely on the credit of such purchaser. Consequently, although the Fund will conduct a business review of each purchaser's creditworthiness prior to contracting with it, there can be no assurance that it will remain in business over time or be able to perform its payment obligations for the duration of the Power Contract.

     In the event of a default or failure to pay by an energy purchaser under a Power Contract because of its bankruptcy or insolvency, regulatory changes, failure of a Project to comply with the terms of its contract or other events, there can be no assurance that the Project will be able to obtain a Power Contract with another purchaser or to obtain a Power Contract on terms as favorable as those of the previous contract.

     The Fund expects that if it were to invest in capital facilities or other investments outside the electric power industry, those facilities would have output contracts providing for long-term payments by a responsible customer or customers for the facilities' production. These contracts would likely be structured in a manner similar to Power Contracts with non-utility customers. In that event, the Fund would be subject to the risks of the customers' creditworthiness and the long-term anticipated demand for the products. With regard to investments in other types of industries, such as Zap Power Systems, Inc., the Fund's investment is subject to the many risks of any enterprise that markets its products to consumers. In addition, Zap's business plan contemplates marketing its bicycles and vehicles through dealers and franchisees. Zap's ability to do so profitably will depend upon its ability to organize an effective dealer and franchise system and to create a mass market through advertising and marketing efforts for its products. Zap has no significant experience in those areas.

Reliance on Fuel Supplies at Appropriate Prices
     Since the cost of fuel is usually one of the largest components of a Project's operating costs (especially so in the case of natural gas, coal or oil-fired electric power Projects), the success of a Project may depend not only on the availability of fuel supplies but also on the Project's ability to obtain long term contracts for fuel and fuel transportation at appropriate prices.

     The Fund will attempt to invest in Projects which have fuel supply arrangements which closely match the fuel adjustment provisions of the Power Contract with the utility, industrial user or other energy purchaser, so that changes in Project fuel costs will be offset by corresponding changes in revenue from the sale of energy. Existing Projects that do not have favorable fuel price adjustment provisions in fuel supply contracts may have purchase prices or values that are significantly discounted from those of other Projects.

     If fuel prices payable by a Project are relatively high compared to the contract price of energy, the Project may not be able to generate energy on an economic basis. On the other hand, if a Project's economic returns are based upon the ability to generate substantial fuel savings through use of cogeneration and other more efficient power generation technologies, lower fuel prices may tend to reduce the value of the fuel savings and may adversely affect the financial performance of the Project. Since cogeneration and other more efficient technologies often require higher capital costs than conventional power plants, periods of very low fuel prices could result in fuel savings which are insufficient to cover the additional capital costs, thereby creating losses from the Project.

     Small scale Projects may find it difficult or uneconomical to obtain long-term fuel supply contracts and thus may be exposed to risks of fuel price escalations. For example, after a relatively long period of depressed prices, natural gas prices in many areas tripled between summer 1996 and the winter months of 1996-1997. These increases adversely affected many small Projects operated by Prior Programs, although RPMCo was able to negotiate one-year supply contracts for many Projects it managed at a price substantially less than peak prices. Because the Fund may be a relatively small consumer of fuel, it may be difficult for it to economically hedge fuel prices or purchase reliable supplies on a long term basis. In that case, the Fund may be exposed to the risk that fuel price increases could reduce or even eliminate profitability of its Projects.

     A separate component of a Project's overall fuel requirements is the availability, reliability and cost of transporting the fuel to the Project. For example, Projects fired by natural gas may be dependent upon a single pipeline for transportation of large volumes of natural gas, and may be adversely affected by the costs of transportation on the pipeline or by outages, capacity restrictions, priority allocations to other customers or other events affecting the pipeline. Some Projects are designed to operate on alternate fuels (such as using fuel oil when natural gas is unavailable) but these alternate fuels are also subject to similar variables of availability, cost and transportation.

         In contrast to the Power Contract, which is one of the first objectives of a Project, the fuel supply contracts are frequently obtained relatively late in the development process or in the operating stage. There is no assurance that adequate fuel supply arrangements for a Project will be available from dependable sources and at acceptable prices at the time required.

     It should be noted that hydroelectric Projects and landfill-gas-fueled Projects may have little or no net fuel expense. However, hydroelectric Projects are dependent on rainfall and snowfall to create river flow and droughts can severely limit or cease their output. Landfill gas-fired Projects often have no alternate source of fuel, and federal regulations effectively limit their use of alternate fossil fuels (such as natural gas) to 25% of total fuel use per year. Therefore an interruption for any reason of the fuel supply from the landfill (because of equipment problems, default by the fuel supply operator, environmental requirements or routine maintenance, for example) may reduce or eliminate the ability of the Project to operate.

Environmental Regulation
     Projects in which the Fund will participate will be subject to environmental regulation by federal, state and local government authorities. The failure to comply and to maintain compliance with these regulations may potentially result in substantial liability for pollution and other damages under statutes and regulations relating to environmental matters. Thus, the regulatory risks associated with the environment should be considered carefully by Investors before investing in the Fund. Environmental regulation includes the requirement that the Projects in which the Fund will participate obtain and maintain various regulatory approvals, licenses and permits. The process involved in obtaining these approvals can be quite time consuming and expensive, resulting in delays in the development or construction of a Project or imposing operating limitations on the Project. These factors could lead to increased costs to the Fund. If the Fund invests in Projects that were developed by others or that have an operating history, it may become liable for pollution and environmental discharges that occurred before it took ownership of the Project or that the Fund had no ability to affect. As a result, the purchase of any existing Project or any Project located on land affected by previous activities may subject the Fund to unpredictable and material contingent liabilities. Although the Fund through its investigation of Projects will attempt to minimize such contingencies, there can be no assurance that it can do so.

     In addition, there can be no assurance that future environmental legislation or regulations will not affect Project economics. The imposition of more stringent environmental laws and more effective enforcement policies thereunder could significantly increase the costs associated with the development, construction and operation of any Project and, thus, substantially reduce the return which Investors could anticipate with regard to the Fund's interest therein. For example, ongoing implementation of Title V of the Clean Air Act Amendments of 1990 will require all existing industrial sources of air pollution to obtain new operating permits and to comply with additional daily operational limits.

Identifying Projects
     There is no assurance that there will be a sufficient number of attractive potential Projects available to the Fund. In seeking to participate in Projects, in many cases the Fund is likely to encounter significant competition from construction companies, equipment vendors, electric and gas utilities and their affiliates, other Project Sponsors and investment groups which participate in the development, construction and operation of Projects. Many of these competitors have greater experience in the independent power industry or project development or have superior capital resources.

     The consolidation of the independent power industry has resulted in increased competition for acquire most available electric generating Projects in the United States. The process of identifying and investing in Projects can be protracted and during that period Investors' funds are held in U.S. Government securities, in money market funds holding those securities or in short-term commercial paper or money market instruments at lower yields than those anticipated from the Projects. Factors that may cause delays include lack of funds for the Fund to begin the acquisition process, variations in the availability of Projects and funds available to other purchasers of Projects, negotiations and environmental and regulatory delays caused by agency action or the need to investigate or remediate conditions before investing funds. The Fund seeks to reduce the period necessary to invest funds, primarily through the Early Investor Incentive, which was instituted to allow programs to begin acquiring Projects during their offering periods. The period from the closing of the offering to 90% investment of available funds dropped from approximately 29 months in Ridgewood Power I to 9-1/2 months in Ridgewood Power III but was 22 months for Ridgewood Power IV and is estimated to be at least 15 months for Ridgewood Power V.

Need for Diversification
         The Fund expects that it will participate in several Projects. However, the size of each investment may depend upon a variety of factors, including, among other things, the amount of funds available to the Fund, the size and timing of the proposed investment, the availability of capital from other investors, the ability of other investment programs sponsored by the Managing Shareholders to participate, and the requirements of other participants in the transaction. Based on prior experience, the Fund believes that the likely range for each major investment by the Fund may be from 10% to 33% of the Fund's total capital, and may exceed 33% if the Fund participates in certain larger scale Projects. There can be no assurance that any Projects will earn a return and failure of any Project to earn a satisfactory return may have an adverse effect on the financial performance of the Fund as a whole if that Project represents a significant portion of the Fund's investments.

Risks of Foreign Investments
     The Fund may invest in Projects located outside the United States. The Managing Shareholders and Prior Programs have not yet invested material amounts in foreign Projects, although they have evaluated several proposals, have expended funds on due diligence and exploratory investments and are developing Projects in Egypt and South America. Neither Managing Shareholder and none of their Affiliates has any significant experience in evaluating, investing in, developing, operating or disposing of Projects located outside the United States. Among the risks that the Fund will encounter in making investments outside the United States are: risks in relying upon unknown or little-known foreign businesses as partners or operators of projects, increased costs for legal, accounting, environmental and other services, exposure to unfamiliar systems of governmental regulation, electricity pricing, taxation, employment relations and economic organization, inability to obtain goods and services from abroad or local requirements to purchase goods and services of unknown characteristics and quality from local suppliers, credit risks in dealing with local businesses and customers, foreign exchange risks such as depreciation of the local currency against the dollar or inability to transfer money to the United States, governmental and business corruption, kidnapping, extortion and other risks to the Fund's personnel, and difficulty in selling or disposing of Projects or assets.

Utilization of Funds for Undesignated Projects
     The Fund may direct a substantial portion of the net proceeds of this offering of Shares to Projects that have not been designated in this
Registration Statement, as it may be supplemented from time to time, and the Fund may be unable to or may decline to participate in any specific investments described in this Registration Statement or any supplements thereto. Further, the Fund's investment objectives are broad and grant a great deal of discretion to the Managing Shareholder in determining whether a potential Project is within the Fund's objectives. Therefore, prospective Investors may not be able to evaluate the Projects in which the Fund participates before they purchase Shares; nor will prospective Investors have any voice in the selection of Projects after they purchase Shares, and the Fund may invest in Projects that differ from those described in this Registration Statement or from those that the Prior Programs have invested in. Consequently, Investors will be relying upon the judgment of the Managing Shareholder for such decisions.

Projects Require Large Amounts of Capital and Time for Development and Construction
     The Fund may commit a significant portion of its capital to a single Project, and it is possible that additional capital may be required to complete a Project or make necessary alterations or additions to such Project. There can be no assurance that the Fund will have access to any such additional capital or that the Project can obtain any such additional capital from other sources on satisfactory terms. Further, to the extent the Fund participates in larger Projects, extended periods of time (one to three years) may elapse before the Project commences operation.

Construction
     The Fund may invest in the development and construction of new Projects and if it does so, it will be exposed to the risks that arise in the construction stage of a Project. These risks include interruptions of supplies or work stoppages; delays caused by changes in plans and specifications; inclement weather; subcontractor non-performance; planning error; contractor insolvency; cost increases; regulatory changes; and other construction-related matters. Although the Fund will attempt to reduce those risks where possible by contracting with responsible contractors or suppliers on a turnkey or performance incentive basis (where these risks are assumed by others), it may not be possible to do so effectively.

Financing and Leverage
     Although the Fund does not intend to borrow any funds to make its equity investments in Projects, certain Projects may require non-recourse construction and/or long term financing in order to be viable. There can be no assurance that such financing will be available at the time required on satisfactory terms and conditions, and if not available, the Project may be abandoned and all amounts invested in the Project to that point will likely be lost. Even if commitments for construction and/or long term financing are obtained by a Project, there is no assurance that the Project will be able to meet all of the conditions which are typically required by project finance lenders in order to fund such financing commitments. Further, even if construction or long term financing is obtained, failure by the Project to obtain and maintain expected operating parameters may lead the holders of the debt to foreclose on the Project and eliminate the equity investment of the owners.

     The Fund will seek to limit the risks of leverage by limiting the number of investments in Projects with leverage and/or conducting its due diligence with a focus on the adequacy of debt service coverage (excess of cash flow over required payments of principal and interest) and debt service reserves, and by focusing on acquiring Projects with a record of prior performance.

Limited Transferability of Fund Assets
     The Fund's interests in many Projects in which it participates may be illiquid. When the Fund initially commits funds to a Project, it may endeavor to negotiate the right to sell all or part of its equity interests in a Project at a later time without the consents of other participants. However, the interests in Project Entities in which the Fund participates with other owners will typically be closely held and the Fund's ability to transfer its interests in such Project entities may be restricted or prohibited by their governing documents, or by other agreements among Project participants or by covenants in financing documents. Even if the Fund successfully negotiates the right to sell its interest in a project without obtaining the consents of other participants, the Fund may find that it is unable to sell or dispose of its interests in Projects at the times it had planned or that such transactions would be disadvantageous to the Fund. Successful sales would depend upon, among other things, the operating history and prospects for the Projects to be sold, the number of potential purchasers and the economics of any bids made by them and the state of the independent power market. In addition, sales of substantial interests in a Project may result in adverse tax consequences.

     The Managing Shareholder will have full discretion to determine whether any of the Fund Properties should be sold and which should be held and in what proportions, and the Fund will have no obligation to sell all or a portion of any asset for the benefit of Investors or to retain any asset for the benefit of Investors. Investors may be required to remain in the Fund until it is terminated and dissolved.

General Risks of Operation
    The commencement of operation by a Project does not necessarily assure recovery of or a profit on any investment made in such Project by the Fund. If an electric generation Project or a capital project is completed and placed into operation, it will be subject to the general risks of the industry, including, but not limited to, equipment failures, fuel interruption, failure of the Project to perform according to projections, loss of a Power Contract for not maintaining a minimum required output availability or other breaches, decreases or escalations in Power Contract or fuel supply contract price indices in an unexpected manner, bankruptcy of a key customer or supplier, failure to obtain required wheeling rights or use of transmission facilities at economic rates, liabilities in tort (which may exceed insurance coverage), environmental obligations, inability to obtain desirable amounts of insurance at economic rates, acts of God and other catastrophes.

Joint Activity with Others
     It is anticipated that the Fund will normally participate in a larger Project jointly with one or more other entities through a joint venture or partnership vehicle. To the extent that other participants in a Project cannot fulfill their obligations or have divergent interests or are in a position to take action contrary to the policies or objectives of the Fund, the Fund's interest in such venture may be adversely affected. In certain cases, the Fund may participate or be deemed to participate as a general partner of the entity developing the Project, thereby exposing the Fund to general partner liability. The Fund will seek to limit such exposures by interposing a limited liability entity between the Fund and the Project, or by obtaining specific agreement from other Project participants they will not seek recourse against Fund assets (other than the Fund's investment in the Project) for any claims.

     Although the Managing Shareholder will remain closely involved in all aspects of the Fund's activities, the Fund in some cases (typically larger Projects) will rely upon the advice of others as to the development or management of Projects. Thus, a substantial amount of responsibility will be placed on third parties who function as Project Sponsors or Project managers. The success of any Project will, to a large extent, be determined by the quality and performance of its Project Sponsors and managers. Project Sponsors and Project development companies may have conflicting demands on their resources or may be adversely affected by other developments at their affiliated or associated entities. As a result, there is the risk that such Project Sponsors or Project development companies or their other investors may be unable to fulfill their responsibilities.

Limited Operating Experience
         Although Ridgewood Power has participated in numerous independent power projects and executive officers of Ridgewood Power and advisors to Ridgewood Power have extensive backgrounds in the independent power industry and the construction and operation of Independent Power Projects, Ridgewood Power has limited expertise in the design, construction and operation of independent power plants. There can be no assurance that Ridgewood Power's prior experience has given it a comprehensive knowledge of the independent power industry sufficient enough to result in successful or profitable operations of the Fund or that such experience extends to all of the diverse areas of the independent power industry or capital facilities developments in which the Fund may participate.

     Power VI Co has no business track record or experience whatever, is not an operating business and has no capital resources. Its officers are those of Ridgewood Power and Ridgewood Power will make all of its personnel and other resources available to Power VI Co as needed to allow Power VI Co to perform its duties to the Fund.

     Projects that the Fund will operate for its own account will be managed under contract with the Fund by Ridgewood Power Management LLC ("RPMCo"), an affiliate of the Managing Shareholder. Although many of the officers and personnel of Ridgewood Power also serve as officers and personnel of RPMCo, RPMCo was organized in January 1996 and thus has only limited operating experience. Many of its personnel, although experienced, have been recently hired by it. Further, RPMCo also manages the operations of Projects owned and operated by the Prior Programs, and is currently subject to substantial demands on its organizational and management resources. It is possible that the management of Projects to be acquired by the Fund would be impaired by these demands, although the Managing Shareholder believes that RPMCo will have sufficient resources and experience to operate Projects for the Fund.

Delaware Business Trust
     The Fund has been organized as a Delaware business trust having limited liability of the Shareholders of the Fund. Not every state in which the Fund may conduct business has enacted legislation recognizing the limited liability provisions of the Delaware business trust. Accordingly, there is a risk that investors will not have limited liability for activities of the Fund in those states. Such risk is substantially, if not entirely, mitigated by the Fund's conducting its activities and holding its interest in Projects in such states through limited liability entities such as limited partnerships or limited liability companies.

Limitations on Liability of Managing
Persons to Fund
     The Declaration provides that the Fund's officers and agents, the Managing Shareholders, the Corporate Trustee, the affiliates of the Managing Shareholders and their respective directors, officers and agents when acting for the Managing Shareholders or their affiliates on behalf of the Fund (collectively, "Ridgewood Managing Persons") will be indemnified and held harmless by the Fund from any and all claims rising out of their management of the Fund, except for claims arising out of the recklessness or misconduct of such persons or a breach of the Declaration by such persons. Therefore, the right of an Investor to bring an action against any of the Ridgewood Managing Persons for a breach of its or his fiduciary responsibility or other obligations to the Fund may be limited.

Disparity in Shareholder Contributions
     Power VI Co, in its capacity as a Managing Shareholder, and its key employees and those of the Fund and Ridgewood Power, through the Key Employee Incentive Plan, will receive, after the preferences to Investors, 25% of the distributions of the Fund. The Managing Shareholders and employees will not be obligated to contribute any cash to the Fund for that interest, except to the extent that Fund Organizational, Distribution and Offering Expenses exceed the Organizational, Distribution and Offering Fee payable to Ridgewood Poweror to the extent the plan requires some monetary contribution by employees. Ridgewood Power has purchased one full share as an Investor in the Fund.

Lack of Investor Participation in Management
     Investors have no right to vote on who will act as Managing Shareholder unless both Managing Shareholders resign, are removed by special action of the Investors or are incapable of acting as Managing Shareholders because of bankruptcy or legal disability. Similarly, Investors have no right to vote on or select the Independent Panel Members of the Fund unless an Independent Panel Member resigns or is incapable of acting. Therefore, Investors have much more limited rights to participate in control of the Fund than would stockholders of a corporation. The Managing Shareholder has the exclusive right to manage, control and operate the affairs and business of the Fund and to make all decisions relating thereto and has full, complete and exclusive discretion with respect to all such matters. Investors have no right, power or authority to participate in the ordinary and routine management of Fund affairs or to exercise any control over the decisions of the Fund. Accordingly, no prospective Investor should purchase any Shares unless the prospective Investor is willing to entrust all aspects of management of the Fund to the Managing Shareholder.

Limited Transferability of Shares
     Shares in the Fund are an illiquid investment. There is no market for the Shares, and, because there will be a limited number of persons who purchase Shares and significant restrictions on the transferability of such Shares, it is expected that no public market will develop. Any change in the status of the Shares would require compliance with multiple regulatory and tax requirements and consent from a majority in interest of Investors. Investors will generally be prohibited from selling or transferring their Shares except in the circumstances permitted under Article 13 of the Declaration, and all such sales or transfers require the consent of the Fund, which may withhold such approval in its sole discretion. Accordingly, an Investor will have no assurance that he or she can liquidate his or her investment in the Fund and must be prepared to bear the economic risk of the investment until the Fund is terminated and dissolved.

     The Shares have not been, and are not expected to be, registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law in a manner that will make the Shares freely transferable by purchasers under such laws and, therefore, cannot be resold unless they are subsequently registered under the Act or an exemption from such registration is available and subject to other limitations and conditions imposed by the Declaration. The provisions of Rule 144 under the Act would be available to Investors in connection with such resale, if the requirements of that rule are met, but the Fund has no current intention to allow transfers to be made on the open market pursuant to the rule.

     The illiquidity of and other significant risks associated with an investment in the Fund make the purchase of Shares suitable only for an Investor who has substantial net worth, who has no need for liquidity with respect to this investment, who understands the risks involved, who has reviewed this Registration Statement and the Exhibits hereto and the risks involved with his or her tax, legal and investment advisors, and who has adequate means of providing for his or her current and foreseeable needs and contingencies.

Voluntary Additional Capital Contributions
     There will be no mandatory assessments of the Investors and the Managing Shareholder. Investors may, however, be called upon on a voluntary basis to make additional Capital Contributions after the expenditure of the Initial Capital Contributions. If an Investor elects not to make a requested additional Capital Contribution, the Managing Shareholder may determine that the Managing
Shareholder, other Investors or other persons may do so or may supply loans instead, which may result in a dilution of that Investor's interest in the Fund.

Failure Of Fund To Perform Funding Obligations

     Although the Fund anticipates that it will be able to perform all of its commitments to invest in Projects, in certain instances there may be adverse consequences to the Fund if it were to fail to do so. For example, a partnership agreement or other instrument governing the Fund's participation in a Project might provide that, in the event the Fund fails to make a capital contribution to the partnership or particular Project as required under such agreement, the Fund will forfeit its entire interest in the partnership or Project, as the case may be.

Potential Conflicts of Interest
There are material, potential conflicts of interest involved in the operation of the Fund. Some examples of these potential conflicts include:

o competing demands for management resources of the Managing Shareholder and RPMCo;
o competing demands for allocating investment or divestiture opportunities among programs;
o competing demands for opportunities to sell electric power in competitive markets;
o conflicts between the interests of the Managing Shareholder and its Affiliates in receiving compensation from the Fund for investment activities, operating activities, and divestitures, as well as reimbursement for expenses, and the interests of the Investors;
o conflicts relating to the allocation of costs and expenses among programs;
o conflicts arising from the fact that the Managing Shareholder will not make a capital contribution in respect of its interests as such in the Fund and that the Investors will supply all of the capital of the Fund;
o conflicts between the interests of the Fund and other programs sponsored by the Managing Shareholder and its Affiliates if those programs are co-owners of Projects with the Fund;
o conflicts as to who will supply additional capital in the event the Fund were to require additional contributions;
o potential interests of the Managing Shareholder or its Affiliates in competing independent power or investment ventures;
o the lack of independent representation of Investors in structuring this offering and in determining compensation; and
o conflicts between the interests of key employees and the Managing Shareholder and those of Investors with regard to determining compensation under the Key Employees Incentive Plan.

Material transactions between the Fund and other Programs sponsored by the Managing Shareholder and its Affiliates must be reviewed and approved by the Independent Review Panel. Although the potential conflicts of interest described here and others cannot be eliminated, the Fund believes any such potential conflicts will not materially affect the obligation of Ridgewood Power and Power VI Co in their capacities as Managing Shareholders to act in the best interests of the Investors and the Fund.

Tax Risks
         There are tax advantages associated with an investment in the Fund, and there are some tax risks associated with those tax benefits. The risks include, but are not limited to, those discussed below.

(A) Partnership Tax Status of Fund
     While it is the opinion of tax counsel to Ridgewood Power that the Fund should be recognized as a partnership for federal income tax purposes, such opinion is not binding upon the Service and no advance ruling from the Service as to such status has been requested, and such a request is not contemplated. If a secondary market for the Fund's Investor Shares develops, the Service, in the event it audits the Fund, might attempt to treat the Fund as an association taxable as a corporation. If such challenge were successful, the Investors would be treated as if they were corporate shareholders and, therefore, would not be entitled to deduct their proportionate share of the Fund's operating losses.

(B) State and Local Taxes
     Each Investor may be liable for state and local income taxes payable in the state or locality in which the Investor is a resident or doing business or in a state or locality in which the Fund conducts or is deemed to conduct business. Thus each Investor may be required to file multiple state income tax returns as a result of his investment in the Fund.

     The state of California has instituted a withholding requirement for distributions from organizations taxed as partnerships (such as the Fund and limited partnerships or limited liability companies used by the Fund to invest in Projects) to tax partners located outside California. If the Fund earns income in California, the portion of each distribution to a non-California, taxable Investor that is attributable to California is subject to a withholding tax of 7%, whether or not the Investor files a California income tax return. The Fund believes that other states may follow California's example, in which case much of the income component of distributions to an Investor would be subject to state withholding taxes.

     Each prospective Investor is urged and expected to consult with his personal tax advisor with respect to the tax consequences connected with an investment in the Fund.

 (3)  Business Plan and Development of Projects

Business Plan.
     As deregulation of the electricity industry in the United States progresses, the uncertainties and the financial stresses that deregulation may create may have the effect of depressing the stock price of companies that have long-term value. Opportunities may arise to invest in undervalued industry participants or in other businesses having unique technological advantages. If so, the Fund may invest its funds in acquiring majority or minority equity stakes in those companies.

Advantages of Investing in the Independent Power Industry
         Because of historical factors, many existing independent power Projects have long-term power sales contracts that can provide consistent cash flows to Project owners over long periods of time. Further, the side effects of the deregulation of the electricity industry, which is just beginning, are tending to depress the purchase price of these Projects. Finally, in several years, those side effects might make these Projects more valuable than the current prices for the Projects would indicate. The Fund's decision to invest its assets in the independent power industry is based on these trends.

         In 1978, Congress passed the Public Utilities Regulatory Policies Act ("PURPA"), which was intended to create additional sources of electricity and which also created the ability for companies other than electric utilities to generate and sell electricity. Under PURPA, each electric utility must purchase electricity generated by certain non-utility electric generating plants ("Independent Power Projects") at a price equal to the utility's "avoided cost." This avoided cost basically is the estimated highest cost the utility would pay otherwise to purchase additional electricity. PURPA also exempts Independent Power Projects from many federal and state restrictions.

         PURPA does not require utilities to enter into long-term contracts to buy electricity from Independent Power Projects, but in the 1980's and early 1990's many utilities entered into long-term power purchase contracts from Independent Power Projects. With changes in the industry, few if any new long-term power purchase contracts are being entered into today.

         Generating facilities with existing long-term contracts thus have unique advantages in that those contracts are for extended terms at rates that are often equal to or higher than current spot rates for electricity. Nevertheless, the Fund believes that these facilities are sometimes undervalued and can be excellent investment opportunities.

         First, the deregulatory movement has made many potential competitors of the Fund uncertain about the value of small generating facilities with long-term contracts. The federal government and state governments are deregulating the electric power industry. These changes will allow any company that generates electricity to sell its output to any utility to which it can transmit the electricity, and, in most states, eventually to any retail customer. This movement will create pressures on local utilities to buy their electricity from the cheapest competitive source. As a result, local electrical utilities with high-cost generating facilities, such as malfunctioning nuclear power plants or inefficient fossil-fuel units, will find that they will not be able to use those facilities economically. Even so, those utilities will be obligated to pay off the capital costs incurred to build and maintain those uneconomic plants. Those costs are called "stranded costs."

         Many long-term power purchase contracts between local utilities and independent power producers now provide for rates in excess of current short-term rates for purchased power and the utilities are treating their contractual obligations as a form of stranded cost. There has been much speculation that in the course of deregulating the electric power industry, federal or state regulators or utilities would attempt to invalidate these power purchase contracts as a means of throwing some of the costs of deregulation on the owners of independent power plants. To date, the Federal Energy Regulatory Commission and each state regulator that has addressed the issue have ruled that existing power purchase contracts will not be affected by their deregulation initiatives. To date, the regulators have rejected the requests of a few utilities to invalidate existing power purchase contracts. There can be no assurance that existing power purchase contracts will not be modified. However, because of the consistent position of the regulatory authorities, the Fund believes that so long as it performs its obligations under the power purchase contracts, it will be entitled to the benefits of those contracts.

         Facilities without long-term power purchase contracts may also be attractive investments. Deregulation is encouraging electric utilities to sell off many of their existing generating plants. In many cases, state regulators are requiring electric utilities to sell many of their plants to separate electric generating companies, so that a competitive market for buying and selling electricity can be created. In other cases, electric utilities are voluntarily selling their generating plants because they believe they can obtain power on the open market more efficiently. As a result, there is a large number of generating plants for sale today and it is expected that many more will be on the market soon. This tends to depress the price of all existing plants. Further, small electric generating plants may be less attractive purchases for large corporations and investment groups with large amounts of capital to invest, which may further depress their current prices. The Fund believes that these market conditions may allow it to acquire small independent power plants at attractive prices.

         Finally, the uncertainties caused by deregulation and by past failures of demand to meet projections have deterred investments in new generating capacity. Further, as a competitive market in generating capacity is created, market forces are discouraging many utilities and generators from keeping as much generating capacity in reserve as they did in prior years. While some power marketing groups are claiming that efficiencies created by deregulation will meet needs for additional capacity, many electric industry engineers and consultants have expressed fears that there will be shortages of generating capacity within the next 10 years in many areas of the United States. It should also be noted that as deregulation forces electricity prices lower, demand for electricity should rise, other things being equal. In addition, many nuclear-powered and conventional electric generating plants are coming to the end of their useful lives.

         With these factors shaping the future market, a few large independent electric power companies and their backers have announced plans to build large new generating stations without long term power purchase contracts. They apparently think by the time those large investments in power plants go into operation (currently estimated through 2002) those plants will be needed. The Fund does not intend to join in building large new power generating facilities without firm contracts for sale of the electricity, although if an attractive opportunity existed it would do so. Instead, the Fund believes that if it economically and efficiently operates and maintains small generating Projects, those Projects will increase in value from their current somewhat depressed levels if reserve capacity tightens in the industry.

         In addition, many small independent power Projects have environmentally beneficial features. For example, some small independent power Projects use landfill gas to power their generators. Instead of having the methane gas produced by rotting garbage flow into the atmosphere, where it may have powerful "greenhouse" effects that increase global warming, the methane is burned to produce electricity and water and carbon dioxide, which are less environmentally destructive. Small independent cogeneration power Projects can save fuel. The Fund will look for small Projects that have these kinds of environmental benefits, not only because of the benefit to the environment but also because it believes that its experience with these kinds of small Projects can make them good investments.

Advantages to Investing in Other Capital Facilities
         Environmentally beneficial independent power Projects often have similar, non-electric power facilities related to them. For example, a trash-to energy power plant may have a waste transfer station nearby. In investigating small independent power Projects, Ridgewood Power has found that there are other capital projects that are similar to independent power Projects and that often (but not necessarily) have environmental benefits. These may meet the Fund's goals for investment because they are expected to provide long-term, reliable cash flows and have potential for long-term appreciation. Some of the types of Projects that may fit this profile include:

Projects  to convert  waste  fuel or biomass  into  useful  fuels or  chemicals;
Projects to generate electricity or heat to process or destroy harmful industrial wastes; Projects that provide pumping power or other motive power more efficiently than electric or other motors; infrastructure facilities such as waste transfer stations; or other types of capital projects, such as fuel plants, processing facilities and recycling facilities, that are expected to have consistent cash flows similar to those from Independent Power Projects.

Advantages to Investing in Other Companies
         Deregulation of the electricity industry, like the deregulation of the natural gas industry in the last 15 years, is likely to have unpredictable effects on many utilities and electric generating companies. Instead of having assured markets and government-determined pricing, both electric utilities and independent power producers without long-term Power Contracts will face rapidly changing demand and supply for electricity. Smaller companies and companies with long-term or unconventional business strategies may find that they are undervalued by the stock market or that deregulatory uncertainties make it difficult to attract capital and grow. This may create opportunities for the Fund to acquire majority or minority equity interests in those companies on favorable conditions. Although this type of investment is not the Fund's primary goal, the Fund will take advantage of these opportunities if they arise.

         Although the Fund's primary focus is to invest for long-term appreciation, it might also elect to invest in equity securities with the purpose of gaining control of a company, or for effecting a merger or business combination with the Fund, its affiliates or non-affiliated parties, or for effecting the acquisition of assets, or for sale to a successful bidder. The Fund might effect any of these transactions on its own, together with
Affiliates, or together with non-Affiliates, and might do so with the encouragement or consent of management or con-trolling equity holders of the company or without such consent.

         If the Fund were to invest a substantial amount of its assets in equity securities of other companies and did not actively own and operate power plants, it might become an "investment company" subject to the requirements of the Investment Company Act of 1940. The Fund does not intend to do so and will not make investments that would require it to be regulated under that statute without the prior consent of the holders of a majority of the Investor Shares and the Incentive Shares issued under the Key Employees Incentive Plan (collectively, the "Voting Shares").

Basic Investment Approach
         When the Fund makes investments in Independent Power Projects and in other capital Projects, it concentrates on smaller Projects in which it can buy at least a controlling equity interest (either together or with another program sponsored by the Managing Shareholders). Those investments should be small enough for the Fund to make several investments and to diversify its purchases. Therefore, these types of investments are expected to be in the range of $2 to $20 million per investment. Many institutional investors will not make investments of less than $10 to $15 million, which may reduce competition for the investments the Fund is focusing on. Also, larger companies may want to sell their smaller Projects so they can focus their capital and other resources on other investments. In some cases, electric utilities may wish to sell all or a portion of their interest in a Project so that they can comply with federal requirements limiting their investment in certain facilities regulated under PURPA to 50% of the equity.

         By making equity investments, the Fund often deleverages Projects. This decreases risk to Investors and reduces financing expenses for the Projects, and usually frees up funds held in amortization, maintenance or debt service reserves that lenders required. This can make more cash flow available for distribution to Investors and in the long term if the Fund is successful in improving the operating results of the Project. After a period of successful operation, or based on other factors, the Fund might conclude that the balance of returns and risks to Investors would be improved if a Project was leveraged. In that case, the strong equity position of the Fund might make such financing easier to obtain.

         Another advantage of the Fund's approach is that it is prepared to provide equity financing of up to 100% of the amount needed to acquire or develop a Project and can do so quickly, without the need of obtaining additional financing from institutions. Institutional debt financing for projects in North America can be difficult to obtain quickly.

         Where possible, the Fund prefers to invest in Projects that are already operating to reduce development risks and delays in earning cash flow. If the Fund commits money to develop a Project, it prefers to invest in smaller Projects or Projects with short development periods.

         Where possible, the Fund will seek to have operating control over a Project (or share operating control with another program sponsored by the Managing Shareholders). Ridgewood Electric Power Trusts I through V (the five other independent power industry programs sponsored by the Managing Shareholders and referred to as the "Prior Programs") now own interests in over 40 Projects, primarily in California, New York and New England. Over half of these Projects (by number and by revenues) are managed by RPMCo, which is also controlled by Robert E. Swanson.

         RPMCo has over 35 employees, including engineering, operating, accounting and legal specialists. The Managing Shareholders have found that hiring other participants in or developers of Projects to manage the Projects, or hiring third party managers, often leads to inefficient management and lesser total returns to the Funds. Further, common management allows savings in fuel purchasing, cash management and personnel, creates incentives for efficiency over the entire portfolios of Projects, and allows RPMCo to gain valuable operating and industry experience. RPMCo is only reimbursed for its costs, with no profit factor.

         The Fund may hire other persons to manage Projects, typically in cases where the Projects are small and difficult to manage centrally. In some cases the prior owner or developer may retain a significant ownership interest or insist on continuing to operate Projects as a condition for selling them. In those situations, the Fund will seek to obtain a preferred right to net cash flow from the Project before the other owner or developer is entitled to cash flow or compensation materially in excess of its costs.

         The Fund will also attempt to include incentive provisions in any management contract that will encourage the manager or operator to maximize the return to the Fund. These types of provisions often give the manager a bonus if it exceeds performance targets while reducing compensation somewhat (or allowing the Fund to fire the manager) if the Project's performance does not meet specified minimums.

         Finally, in acquiring a Project, the Fund ordinarily will create a subsidiary with limited liability for its owners to hold the Project or a small group of similar Projects. This should reduce the Fund's liability for its subsidiaries' operations and should isolate each Project to a reasonable extent from liabilities of other Projects.

Investment Approach for Larger Projects
         The Fund might be able to invest in Projects larger than the $20 million size described above. If it participated with larger companies in buying or developing a Project, the Fund would probably buy a minority, non-control equity interest. These types of transactions are heavily negotiated and there is no typical structure for the Fund.

         However, the Fund believes that it could be an attractive participant in a purchase of a larger facility, because its investment objective is long-term appreciation for its Investors and because it has ready cash for investment. The Fund thus can participate quickly and effectively in negotiations. Moreover, it can enter into complicated arrangements such as partnerships with special allocations of accounting earnings or tax benefits, where the Fund can receive cash flow while other participants are allocated disproportionate amounts of earnings or tax items that may be more valuable to them. Further, because the Fund is not related to any electric utilities, when it invests in a Project it can help any electric utility co-owners to comply with the 50% utility ownership limitation for certain Projects.

Timetable for Trust Investments
         The Fund anticipates that its offering of Shares will continue for about 16 to 20 months and that it will start buying major Projects in the second or third quarters of 1999, approximately 14 to 18 months after the offering began. Although the amount of time needed to invest all the funds raised varies significantly from program to program, the Fund estimates that it will substantially complete its investments between 12 and 18 months after the offering closes.

     These time estimates for the length of the offering and the amount of time needed to complete buying Projects may change significantly depending upon the progress of the offering, the amount of funds raised and the availability of attractive investments. One of the Prior Programs had a total of approximately $36 million of uninvested funds as of the date of this Registration Statement.
As described below, Ridgewood Power's policy is to present investment opportunities first to the earliest-organized program with available funds. Therefore, the Fund may have to wait until Prior Programs are fully invested before its funds can be applied to Project investments. See Item 1(c)(2) - Risk Considerations - Identifying Projects for additional factors that may affect the Fund's ability to invest funds quickly.

         Until funds from the offering of Shares are invested, they will be deposited in bank accounts, in securities issued by or guaranteed by the U.S. Government or its agencies or in money market funds or other funds invested in those securities, or in investments rated AAA or Aaa or A1P1 or higher (for money market or commercial paper instruments) by nationally recognized securities rating organizations, or in securities that are prior to those investments.

Distributions from Operating Projects
         Until the Fund has invested in a significant amount of operating Projects, it generally will make distributions of available cash flow from interim investments and initial Projects quarterly to Investors. When cash flow available from operating Projects reaches an appropriate level (usually within 18 to 36 months after the offering of Shares begins), the Fund will seek to make quarterly or monthly distributions.

         Distributions of available cash flow can vary depending upon Project operating performance, fuel prices, unexpected operating or administrative costs, environmental requirements, scheduled and unscheduled maintenance and costs of equipment, fees and expenses payable to outside operators or Project participants and Trust operating costs and liabilities.

         The Fund's primary goal is to provide a capital appreciation opportunity for Investors, both by investing in assets with appreciation potential and by positioning itself for a future public offering, merger or other corporate event. Subject to these and other factors described in the remainder of this filing, the Fund's secondary goal is to provide Investors with annual distributions of net cash flow, as defined in the Declaration of Trust, of 12% of their Capital Contributions to the Fund. Because the Fund's policy is to distribute net cash flow, a substantial portion of many distributions will include funds that represent depreciation and amortization charges against assets. Occasionally, distributions may include funds derived from operating or debt service reserves or proceeds of sales of Projects. For purposes of generally accepted accounting principles, amounts of distributions in excess of accounting income may be considered to be capital in nature, even though the Fund is organized to return net cash flow rather than accounting income to Investors.

         Under current law and conditions Independent Power Projects have a relatively assured source of revenues for the length of their power purchase contracts. When those contracts expire or terminate, or if the Independent Power Projects do not have fixed or formula price contracts, the cash flow prospects for the Projects will depend on market conditions and are not predictable at this time.

Sale or Disposition of Projects
         The Fund's business plan is not currently geared toward selling or otherwise disposing of Projects before the expiration or termination of existing power purchase contracts. The Fund believes that at or before the termination of those contracts there may be opportunities to sell or otherwise dispose of Projects at a positive return for Investors and two Prior Programs have done so. However, any estimate at this time of potential returns is speculative.

Future Liquidity Alternatives

         Investor Shares are an illiquid investment. However, after the Fund's business is well-established, which is anticipated to be approximately two to five years after this offering terminates, the Fund will seek to make the Investor Shares more liquid. Among the alternatives that might be available would be events ("Liquidity Events") such as a change in the Fund to create a publicly traded entity, either as the result of a business combination with other similar programs sponsored by Ridgewood Power or by altering the existing securities, tax and organizational law limitations on transfer and trading of Investor Shares. Because these types of changes have significant and possibly adverse federal income tax, federal and state securities law and business effects, the Fund cannot and does not assure Investors that any such change can be made and will do so only with the consent of a majority in interest of Investors.

         Ridgewood Power intends that the five Prior Programs (the prior business trusts organized by Ridgewood Power to invest in the independent power industry) will eventually combine into a single corporation that will have tradable shares that will be listed or quoted on a major U.S. securities market. The combined corporation, which would have more equity owners, greater assets and more diversification of assets than any single program, might be significantly more likely to develop a market for those equity interests. This type of Liquidity Event has become a possibility because of the success of Ridgewood Power since 1991 in organizing five Prior Programs with significant assets and investor bases that could join with the Fund. One consequence of this type of combination would be that unlike the Prior Programs, the resulting combined corporation would not be treated as a partnership for tax purposes. As a result, it would be taxed as a separate entity on its income and its stockholders would pay income tax as well on any dividends it paid to them.

         It is thus possible for the Fund at some future date to merge or combine with the successor public corporation to the Prior Programs or to participate in the original combination. Ridgewood Power currently intends to include the Fund together with the five Prior Programs in the conversion into a single corporation. If the Fund were large enough on its own, the Fund might also convert itself into a taxable corporation with tradable shares, although under current conditions this second alternative is unlikely.

         As an alternative Liquidity Event, the Managing Shareholders and Investors could amend the Declaration to permit free transferability of Investor Shares. If the Fund is registered under the Securities Exchange Act of 1934, as it anticipates, this would allow most Investors to offer their Investor Shares to potential purchasers under Rule 144 of the Securities and Exchange Commission as long as the sale takes place at least two years after purchase and several prerequisites are met, or in most cases without prerequisites three years after purchase. Finally, subject to further review of legal and tax issues, the Fund might change its structure into one that continues to be taxed as a flow-through entity (a business entity that is not taxed as a corporation and thus, like the Fund currently, avoids double taxation of amounts distributable to Investors) but that permits free transferability of Investor Shares. This might, but not necessarily would, permit the creation of a trading market for the Investor Shares.

         Under current law and business conditions, there are significant legal, tax and business consequences from electing any of these alternative Liquidity Events and the Fund accordingly will not do so without amending the Declaration after soliciting and receiving the consent of the holders of at least a majority of the Investor Shares. Before the Fund undertakes any action or change that would result in a Liquidity Event, it will solicit each Investor in writing by means of a disclosure document describing all material aspects of the proposed action.

         In general, actions that would allow Investor Shares to be marketable would raise the question for federal income tax purposes as to whether the Investor Shares were readily tradable on a secondary market or its equivalent. In that case, the Fund would be considered to be an "association" taxable as a corporation. A combination of the Fund with other programs would raise the same tax issues as to the combined entity and its securities.

         Corporation tax status might have adverse effects on the net cash return to an Investor, in part because a corporation's income is taxed at the corporate level and dividends derived from that income are then taxed at the Investor level. It is also possible, however, that because of depreciation deductions or other tax provisions that the Fund might not have significant taxable income so that these adverse effects would be less significant. It is impossible to predict these factors at this time. It might be possible to convert the Fund to a different type of taxable entity that is not taxable as a corporation, but under current law it is likely that a restructuring of the Fund's investments to a more passive form and reduction of the Fund's management rights, if any, over Projects would be required.

         In addition, if the Fund is to be combined with other investment programs, the process of combining the entities, obtaining necessary owner consents and making regulatory filings may be protracted and expensive and may involve significant conflicts of interest between the combining programs. These transactions, which are sometimes referred to as "rollups," require special disclosure and fairness procedures to be undertaken, may require supermajority votes of shareholders in each program to be obtained for approval and can be extremely complex.

         There are other alternatives that the Fund currently believes are less desirable to Investors but that might be suggested if future market conditions were favorable. The Fund might propose to the Investors that the Declaration be amended to provide redemption rights to Investors. If the Investors were to approve that proposal, the Investors would be offered the opportunity to redeem their Investor Shares or to remain as equity owners in the Fund. The attractiveness of this option depends upon the market at that time for minority, non-control interests in the Projects owned by the Fund. Finally, a majority of the Investor Shares may cause the dissolution of the Fund, either with the Managing Shareholders' consent or by removal of the Managing Shareholders. Dissolution would cause the mandatory liquidation of the Fund's investments, although the time constraints of a dissolution and the need to sell all investments concurrently tend to significantly reduce total return.

         No Investor should purchase Investor Shares with the expectation that the Fund will elect to take or will be able to take any steps to make the Shares tradable on any market or that any other means of allowing an Investor to sell or "cash-out" his or her investment will be available.

Potential Investments
         From time to time the Fund may identify potential investments for its available funds. The Managing Shareholder anticipates that the Fund will review and enter into preliminary investigations or indications of interest for a significant number of potential investments that in fact the Fund will decline to pursue or that will not be available for the Fund to invest in. This is a necessary part of the process of winnowing potential investments to those that the Managing Shareholder believes are the most advantageous for the Fund. Thus, the identification of any potential investment is not an assurance that the Fund will acquire the investment or that it will even enter into negotiations to effect the purchase. Further, in Ridgewood Power's experience, as a result of investigations of the investment and the process of negotiating an acquisition, the terms of the transaction tend to change frequently and unpredictably. There is no assurance that any proposed investment or any variant will occur, that the terms of the investment will be the same or similar to those proposed by any party from time to time or that any investment will be economically advantageous to the Fund. Investors who purchase Investor Shares while any proposed investment transaction is pending must do so with the understanding that the final terms and conditions of the transaction may differ from those described in this Registration Statement or elsewhere and that their purchases cannot be contingent upon the final terms, if any, of the transaction.

 (4)  The Fund's Investments.

(i)  ZAP Power Systems, Inc.

     The Fund invested $2,000,000 in Ridgewood ZAP, LLC ("Ridgewood ZAP") in March 1999 as a holding company for its investments in ZAP Power Systems, Inc. ("ZAP"). ZAP is headquartered in Sebastopol, California, north of San Francisco. ZAP designs, assembles, manufactures and distributes electric bicycle power kits, electric bicycles and tricycles, electric scooters, and other electric transportation vehicles. ZAP's common stock is quoted on the OTC Bulletin Board under the symbol "ZAPP".

     Because ZAP's management believed that the primary barrier to widespread use of electric vehicles was their high cost, its activity and revenue was initially derived from development contracts from a foreign private entity and from domestic government agencies. These contracts were set up to develop low cost Zero Air Pollution (or ZAP) type electric vehicles. Now ZAP is focusing on the manufacturing and distribution of these electric vehicle products.

     ZAP manufactures an electric motor system that is sold as a kit to be installed by the customer on their own bicycle. The system was designed to assist the rider during more difficult riding situations, rather than as a replacement for pedaling. ZAP also installs the motor system on specially designed bicycles that the Company has manufactured under contract. The completed bicycles, with motor, are then sold to the customer. Additionally, ZAP produces an electric scooter, known as the ZAPPY(TM), which is manufactured by the Company, using parts manufactured by various subcontractors. ZAP also is an U.S. distributor of the Electricycle(TM) scooter that is imported from China and is a distributor of an electric motorcycle.

     Further information on ZAP is contained in its Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB, filed with the Securities and Exchange Commission.

     On March 30, 1999, Ridgewood ZAP purchased 678,808 shares of ZAP's common stock for a total purchase price of $2,050,000 ($3.02 per share) in a private placement.

     As part of the transaction, Ridgewood ZAP was granted a warrant to purchase additional shares of Common Stock of ZAP. If the warrant is exercised, the Fund will contibute to Ridgewood ZAP the $2,000,000 necessary to do so. The total exercise price under the warrant is $2,000,000 and the exercise price per share equals 85% of the average daily closing price of the Common Stock over the 20 day period prior to the date of exercise, but not more than $4.50 per share and not less than $3.50 per share. The warrant has customary anti-dilution provisions. The warrant is exercisable at any time but only in its full amount by Ridgewood ZAP through December 29, 1999, if in its reasonable judgment it decides that all of the following conditions have been met:

     ZAP has not experienced a material adverse change in its financial condition or business prospects; and

          ZAP has satisfied all of the following milestones of performance:

     (x) Completion of the acquisition of a model bike rental unit which has gross income of at least $400,000 per annum for the last two calendar years;

     (y) Completion of at least three of the following six joint marketing agreements that are currently being pursued by the Company: MTV Networks; Baywatch Television Series; Ford Motor Company; KOA, Disney and Huffy Bikes; and

     (z) Completion of the following financial milestones for the period commencing on January 1, 1999: net sales of $8,500,000; gross profit of $2,500,000; and net profit of $350,000.

         If ZAP informs Ridgewood ZAP that all the above conditions have been met and if Ridgewood ZAP in its reasonable judgment concludes that the conditions have been met, Ridgewood ZAP will exercise the Warrant no later than December 29, 1999.

         The conditions have not been met as of the date of this Schedule 13D and Ridgewood ZAP is unable at this time to anticipate whether it will exercise the warrant.

     Ridgewood ZAP and ZAP entered into four agreements as of March 30, 1999: a Stock and Warrant Purchase Agreement, a Common Stock Purchase Warrant, a letter agreement regarding exercise of the warrant and an Investor's Rights Agreement. The Stock and Warrant Purchase Agreement provided for the purchase of the Common Stock and the issuance of the warrant and contained conventional representations and warranties by the parties. The warrant and the letter agreement contained the warrant provisions described above.

     The Investor's Rights Agreement grants Ridgewood ZAP the following rights: two demand registrations (provided that each registration is for at least $7.5 million of Common Stock), piggyback registration rights and S-3 shelf registration rights. ZAP has the right to prohibit demand registrations within specified periods of its own registrations and to delay or limit any registration under certain conditions. The Investor's Rights Agreement also requires ZAP to provide Ridgewood ZAP with quarterly and annual financial information, an annual financial plan, audit information and public announcements. Ridgewood ZAP is also granted first refusal rights similar to preemptive rights (except for stock issuances in connection with mergers or acquisitions, loan or lease transactions, employee benefit plans, stock splits or dividends, or registered public offerings of $7.5 million or more). The first refusal rights expire on the earliest of a registered public offering of $7.5 million or more, an acquisition of ZAP or March 30, 2003.

     The Investor's Rights Agreement generally terminates at such time as Ridgewood ZAP owns less than 5% of ZAP's Common Stock. Ridgewood ZAP's rights also relate to Common Stock that it may transfer to its affiliates.

     ZAP's two largest shareholders have agreed with Ridgewood ZAP that as long as Ridgewood ZAP owns at least 5% of ZAP's voting stock, the shareholders will vote their shares in favor of up to two directors nominated by Ridgewood ZAP. Ridgewood ZAP will nominate two directors, Douglas Wilson and Thomas Brown (who are officers of the Fund and Ridgewood Power, see Item 5(b) - Directors and Executive Officers of the Registrant - Managing Shareholder) for election to ZAP's Board of Directors at its coming annual meeting of shareholders, scheduled for May 16, 1999.

(iii)  Proposed Investments,

     Ridgewood Power is considering two additional investments for the Fund: the purchase of an interest in up to 12 landfill-gas-fueled electric generating stations in the United Kingdom in partnership with Power V and the development of several electric generating stations at resort hotels in Egypt. Preliminary negotiations for these transactions are underway but no commitment has yet been made to invest in these Projects. Ridgewood Power is also considering a number of potential investments for the Fund that are at earlier stages of evaluation.

     The Fund is actively seeking additional Projects for investment, either by itself or in conjunction with other programs sponsored by the Managing Shareholder if such programs are authorized to do so.

(iv) Co-investment Issues and Conflicts of Interest.

     Ridgewood  Power is also the  managing  shareholder  of the Prior  Programs
(Power I, Power II, Power III, Power IV and Power V), which have business objectives similar to those of the Fund. In the future, Ridgewood Power anticipates that it will continue to sponsor other investment programs similar or identical in objective to that of the Fund. Further, it is possible that affiliates of Ridgewood Power will sponsor, manage or advise other types of investment programs. Ridgewood Capital, which is under common control with Ridgewood Power and the Fund, is currently sponsoring two investment programs that are making venture capital investments in a variety of industries. In this discussion the Prior Programs, the Fund, and any other investment programs that are sponsored by Ridgewood Power, Ridgewood Capital or their Affiliates are referred to as "Ridgewood Programs."

     These relationships could result in conflicts of interest arising from competing demands of the Fund and other Ridgewood Programs on Ridgewood Power's management resources, those of RPMCo or those of other Ridgewood Managing Persons. However, as required under the Declaration, the Managing Shareholder will devote as much attention to the Fund's activities as is reasonably necessary to manage the Fund.

     The Managing Shareholder of the Fund will use its best efforts to conduct Fund affairs for the benefit of the Investors. However, the interests of the Fund, its officers and agents, the Managing Shareholder, the Corporate Trustee, the affiliates of the Managing Shareholder and their respective directors, officers and agents when acting for the Managing Shareholder or their affiliates on behalf of the Fund (collectively, "Ridgewood Managing Persons"), as well as those of the Prior Programs, any future investment programs affiliated with the Fund, and the Investors may be subject to a variety of potential conflicts, including but not limited to the following.

Co-Investment and Similar Conflicts
     A conflict of interest might arise if at any given time an opportunity to invest in a Project would be suitable for more than one program, thus requiring Ridgewood Power to choose among the suitable programs. It is also possible, though unlikely, that in a future competitive electricity sales market programs would be competing against each other for sales of power or that an opportunity to dispose of Projects would be suitable for more than one program. Finally, the Managing Shareholder may determine that more than one program should invest in a Project or Projects, in which case those programs will be co-owners.

     If the Fund and another program with similar investment objectives have funds available at the same time for investment in the same or similar Projects, and a conflict of interest thus arises as to which program will make the investment, the Managing Shareholder will review the investment portfolio of each program. They will make the investment decision on the basis of such factors, among others, as the effects of the investment on the diversification of each program's portfolio, potential alternative investments, the effects investment by either program would have on the program's risk-return profile, the estimated tax effects of the investment on each program, the amount of funds available and the length of time those funds have been available for investment. If more than one program has funds available for investment and the factors discussed above and other considerations indicate that the Project has approximately equal benefit for each Program, Ridgewood Power will generally allocate the opportunity first to the Ridgewood Program that was first organized, to the extent of its funds that can be prudently invested in that opportunity. In general Ridgewood Power will seek to apply all uninvested funds of that program to the opportunity, unless doing so would cause the program to be significantly over-committed to a Project. Any remaining investment opportunity would then be offered successively to later-organized Ridgewood Programs on the same basis. A similar process would be followed for divestiture opportunities or competitive electricity sales.

         Ridgewood Power will seek to allow Ridgewood Programs that invest concurrently to participate on similar terms in a Project, but reserves the ability to have programs participate on dissimilar terms in order to meet their investment objectives or to conform to transactional requirements. Further, if a Ridgewood Program is only able to invest in a particular Project at a different time than do other Ridgewood Programs because of legal or transactional requirements or because the Program has a delayed availability of funds, considerations of equity between Ridgewood Programs and the structuring of the transaction may cause the Ridgewood Programs to invest on differing terms.

         A similar conflict could arise where the entities make investments in different forms, which would be the case where one entity's investment took the form of equity and the other's took the form of debt. The Managing Shareholders believe that in most cases these potential conflicts of interest are unlikely to cause material adverse effects on the Fund. In cases where the Fund and another Ridgewood Program invest concurrently in a Project, the material terms of the transaction normally are the product of arm's length dealing with the seller, creditors and other interested parties or regulators. Because in such instances the Ridgewood Programs normally invest on the same terms and take proportionate interests in the Project, conflicts between them are effectively limited only to determining how much of the Project will be bought by each, as described above. In cases where other Ridgewood Programs and the Fund were to invest at differing times or on different terms, the Fund would face more difficult conflict of interest questions. The Managing Shareholders, if practicable, would attempt to resolve these issues by reference to the terms negotiated by other debt or equity participants in the Project or similar Projects, by reference to similar transactions, or by reference to current interest rates and other measures relating to the time value of money or to risk/reward considerations. Finally, in any material co-investment transaction, the transaction would be a Ridgewood Program Transaction that would be reviewed by the Panel and approved by it before consummation. Although the Managing Shareholders believe these practices may reduce potential conflicts of interest of this type, there can be no assurance that the interests of the entities will not diverge.

Dispositions of Assets
         If the Managing Shareholders take on the responsibility of acting as a broker or finder at the time the Fund decides to dispose of a property and if no third person is retained by the Fund for those purposes, the Managing Shareholders are entitled to receive (but may waive) a brokerage fee from the proceeds of successful dispositions of Fund property only. The Managing Shareholders believe that any potential conflict of interest in this event would be minimal, because the Managing Shareholders have incentives to maximize returns to the Fund (including but not limited to the Managing Shareholders' interest in the proceeds of the disposition) and because any fee so earned may not exceed 2% of gross proceeds.

Additional Investments in Projects
         As a Project in which the Fund has participated continues its development or expands its operations, or if a Prior Program offers its interest in a Project to the Fund, the Fund may be requested or may wish to commit additional funds to the Project or the purchase. If the Managing Shareholders determine in their sole discretion that the Fund will participate in the opportunity, it may determine to apply the Fund's funds available at that time to the Project or the purchase, seek to raise additional Fund capital or borrow the necessary funds. If the Managing Shareholders determine that the Fund will not participate and applicable regulatory requirements are met, the Managing Shareholders may make or cause another Ridgewood Managing Person or another program to make the additional commitment of funds, which might be on terms that are different from those of the Fund's prior investment in the Project. Ridgewood Power accordingly may have potential conflicting duties to the Fund and to those other entities in determining whether the Fund will participate in the opportunity or waive or assign rights to contribute additional capital to the Project.

Other Potential Conflicts of Interest
         The Fund will reimburse RPMCo for the Fund's share of the costs incurred by RPMCo in managing Projects. This may create conflicts of interest among the Fund and other programs as to the allocation of costs and between the Managing Shareholder and RPMCo, on the one hand, and the Fund and the programs, on the other, as to the services provided by RPMCo, the expenses of RPMCo, and the division of responsibilities between RPMCo and the Managing Shareholders. The Managing Shareholders believe that any conflicts among programs will be minimized by the method of allocation, which will be based where possible on actual time and expenses incurred on behalf of the Fund and in other cases on the relative amount of the investment of each program in the Projects being managed. Conflicts between the interests of RPMCo and the programs will be limited by the requirement that reimbursement not exceed actual cost.

         The Managing Shareholders, key employees, RPMCo and Ridgewood Securities are entitled to the compensation, reimbursements and payments described below at Item 5 -- Directors and Officers of the Registrant. The amount and terms of those arrangements were not determined through a process of arm's length bargaining and thus do not necessarily reflect the fair market value of the services to be rendered to the Fund.

     Some of the Ridgewood Managing Persons might have business dealings with institutional investors that may participate in competing Independent Power Projects. The Fund might also invest in certain Projects or Project development companies owned, developed or operated by a Ridgewood Managing Person, or a Ridgewood Managing Person may invest in certain Projects or Project development companies in which the Fund has participated. In addition, the terms of the agreements governing Ridgewood Managing Persons investing in the independent power business may be more or less favorable to their investors than those pertaining to Investors under the Declaration.

         The Managing Shareholders have the discretion at any time to cause the Fund to make advances of costs of defense or settlement to the Managing Shareholders, their personnel and other Ridgewood Managing Persons, regardless of the existence of a conflict of interest.

         The Managing Shareholders have provided no independent representation of prospective Investors in connection with this offering, and each prospective Investor should seek independent advice and counsel before making an investment in the Fund.

         While potential conflicts of interest, including those described herein, cannot be eliminated, the Fund believes any actual conflicts that may arise will not materially affect the obligations of the Managing Shareholder to act in the best interests of the Investors and the Fund.

(5) Trends in the Electric Utility and Independent Power Industries

         There are numerous references for further information on the electric power industry. Interested persons may particularly wish to refer to the U.S. Department of Energy's Annual Energy Outlooks and special studies, prepared by the department's Energy Information Administration (the "EIA"). Much of this information is available on EIA's World Wide Web site at http://www.eia.doe.gov under the "Electric" heading. Neither the Department of Energy nor EIA nor any other agency of the United States Government has endorsed or approved the Fund or the Investor Shares and the Fund takes no responsibility for the preparation or content of the Department of Energy's publications.

Overview
         The independent power industry has evolved as a result of Congressional action to require electric utilities to purchase electricity from non-utility generators, the perceived need for new and replacement power capacity on the part of utilities and industrial customers and regulatory and economic pressures to increase competition in the electric power industry. In the decades before 1978, electricity that was sold to persons other than who produced it was almost exclusively generated in the United States by electric utilities. The energy crises of the 1970's led to the enactment of PURPA, which, by reducing regulatory procedures, encouraging more efficient use of energy and requiring electric utilities to buy electricity from companies other than electric utilities, encouraged non-utility generators to enter the electric power business. PURPA and the subsequent Energy Policy Act of 1992 forced state regulators and electric utilities to consider the advantages of electricity generation by Independent Power Projects and to make room in the market for those Projects by requiring the utilities to purchase the output of "Qualifying Facilities" at the "avoided cost" that the utility would otherwise pay for incremental power supplies. PURPA did not, however, require that the purchase be made for any particular period of time.

         Until very recently in the United States, local electric utilities combined the functions of generating electricity, transmitting it to the areas where it was to be used, and distributing that electricity to customers. Electric utilities created regional power pools, which are organizations that administer interconnections among utilities and provide systems for exchanging power among the members. Members of a power pool can buy and sell electricity among themselves and transport electricity on a barter basis to any area served by the pool or interconnected pools. Sales through power pools or otherwise to utilities or other organizations (such as municipal power systems) that distribute to customers are referred to as "wholesale" transactions, while sales from the ultimate supplier to the user of electricity are "retail" transactions.

         The regulatory structure governing these transactions is complex. Although many federal agencies have jurisdiction over aspects of the electric power industry, FERC is the primary regulator, with the powers to regulate the prices, volumes and conditions of all interstate sales and transmission of electricity, to authorize hydroelectric licenses and supervise nationwide reliability and service concerns. State public utility commissions or similar state regulators generally have granted exclusive franchises to utilities to serve geographic areas, set prices charged and conditions of service to consumers of electricity and determine the need for and method of cost recovery for new generating, transmission and distribution facilities. The Securities and Exchange Commission has broad authority over all financial aspects of "public utility holding companies," which include owners of electric utilities in multiple states.

         In the early 1980's, projections of significant increases in demand for electricity and forecasts of continually increasing prices for fossil fuels (which made cogeneration and other small power production technologies attractive), as well as regulatory and economic pressures on electric utilities that inhibited their ability to raise capital for new power plant capacity, caused those utilities and their governmental regulators to favor wholesale purchases of electricity from non-utility generators under long-term Power Contracts. With these contracts available, developers of Independent Power Projects were enabled to obtain significant financing and to expand rapidly. By summer of 1995, an industry trade magazine estimated that independent power producers represented 7% of total U.S. generating capacity and 9-10% maximum of total wholesale sales.

         Government reviews of the industry anticipate continued long-term expansion of the independent power industry in the United States. The EIA, in its The Changing Structure of the Electric Power Industry - An Update (December
1996), estimated that non-utility capacity in 1995 was 70,300 Megawatts, representing approximately 8.5% of total output capacity in the United States. Five years earlier, non-utility capacity was only 42,900 Megawatts. As to energy capacity additions, the EIA forecasts in its Annual Energy Outlook 1997 that by the year 2015, non-utility generating capacity (including self-generation) will increase to approximately 245,000 Megawatts. According to EIA forecasts, non-utility generating capacity will represent approximately 25% of total output capability in the United States by the year 2015 and will account for at least 58% of new capacity from all sources. The EIA projections are based on, among other assumptions, a continuation of current applicable law and regulations, including wholesale and retail deregulation. The EIA projections also have significant uncertainties, as described in the underlying publications.

         A large part of non-utility capacity will replace worn-out or outdated generating capacity. The EIA estimates that an additional 319,000 Megawatts of capacity will have to be added by 2015, of which 38,000 Megawatts will be needed to replace retiring nuclear power plants and 71,000 Megawatts to replace steam plants fired by fossil fuels.

         Although these studies indicate a continuing long-term need for more investment in Independent Power Projects, investment in new Independent Power Projects in the United States has fluctuated significantly in the last two decades. In the early 1990's economic recessions and increased efficiency by electricity users and utilities caused the demand for new generating capacity to be less than anticipated. Further, fossil fuel prices did not increase consistently and in some cases went to and remained at depressed levels. Many utilities concluded that they could acquire additional capacity more cheaply than through long-term Power Contracts with non-utility generators, and regulators, as described below, initiated changes that will tend to emphasize short-term electricity supply arrangements. Finally, electricity deregulation added uncertainties that deterred investment.

         Although there are still significant uncertainties in the industry, during 1997 and 1998 a significant amount of proposed new capacity additions were announced, almost all of which is to be fueled by natural gas as described below. Many utilities are auctioning off their generating assets and many new participants are entering national and local electricity markets. Further, many industry observers believe that competition and shifts to more efficient generating technologies will drive down the cost of generation, especially at large, natural-gas fueled generating plants.

         The investment strategies of the Fund and the other electric power programs being sponsored by the Managing Shareholder aim to take advantage of these market trends by acquiring Projects developed in the period of rapid growth, purchasing interests in smaller-size Projects that are being sold off by utilities and building new capacity in niche markets or in foreign countries where the new pressures of competition may be less intense. It is also possible that those same pressures may make it possible for the Fund to acquire other generating companies that are underperforming or that need additional capital.

         For success, among other matters discussed earlier in this Registration Statement, these strategies will require that the Fund and the Managing Shareholders be able to identify attractive Projects, to negotiate advantageous terms, and in many cases to operate the acquired Projects more efficiently than before. There can be no assurance that all of these conditions can be met or that other factors will not prevent success.

Recent Industry Trends
         As a consequence of federal and state moves to deregulate large areas of the electric power industry and the existence, spurred by PURPA, of private competitors to electric utilities in the market for generating electricity, a number of interrelated trends are occurring.

Continued Deregulation of the Generating Market
         The Comprehensive Energy Policy Act of 1992 (the "1992 Energy Act") encourages electric utilities to expand their wholesale generating capacity by removing some, but not all, of the limitations on their ownership of new generating facilities that qualify as "exempt wholesale generators" ("EWG's") and on their ability to participate in Independent Power Projects. Many state electric utility regulators are considering plans to further encourage investment in wholesale generators and to facilitate utility decisions to spin off or divest generating capacity from the transmission or distribution businesses of the utilities. As a result, Independent Power Projects in the future will face competition not only from other Independent Power Projects seeking to sell electricity on a wholesale basis but also from EWG's, electric utilities with excess capacity and independent generators spun off or otherwise separated from their parent utilities.

Wholesale-level Access to Transmission Capacity
         Without access to transmission capacity, an Independent Power Project or other wholesale generator can only sell to the local electric utility or to a facility on which it is located (or, in some states, which adjoins its location). The most important changes occurring in the electric power industry are the efforts of FERC to compel utilities and power pools to provide nationwide access to transmission facilities to all wholesale power generators. When combined with the increased competition in the generating area, this new electricity supply market is profoundly changing the operations of electric utilities, consumers and Independent Power Projects.

         The 1992 Energy Act empowered FERC to require electric utilities and power pools to transmit electric power generated by other wholesale generators to wholesale customers. This process is referred to as "wheeling" the electric power. Essentially, the generator contributes power to a utility or power pool and is credited with that contribution, and the utility or power pool serving the wholesale customer makes available that amount of electric power to the customer and debits the generator. Wheeling is effected between power pools on a similar basis.

         FERC initially dealt with wheeling requests on a case-by-case basis as constrained by provisions of the 1992 Energy Act that require all costs of the transmitting utility to be recovered in the transmission charge and that prohibit wholesale competitors from wheeling power to customers of an electric utility under generating contracts or tariffs. On April 24, 1996 the Federal Energy Regulatory Commission adopted Order 888, which requires electric utilities and power pools to provide wholesale transmission facilities and information to all power producers on the same terms, and endorses the recovery by utilities of uneconomic capital costs from wholesale customers who change suppliers. The utilities would also be required to furnish ancillary services, such as scheduling, load dispatch, and system protection, as needed. These rights, however, would apply only to sales of new electric power over and above existing utility supply arrangements. Non-utility wholesale deliveries of electricity have grown vigorously and according to the EIA grew at the rate of 21% per year in the ten years from 1986 to 1996.

         Numerous regulatory issues must be addressed under this proposal of which one of the most contentious is the treatment of utility so-called "stranded costs." Utilities that own generating plants with relatively high costs of production would be under severe competitive and regulatory pressure to purchase cheaper wholesale electricity, but in that event the utilities would not receive sufficient revenue to meet debt service requirements or other capital costs (the stranded costs) relating to the high-cost plants. This might significantly impair utility cash flows and some utilities might be at risk of insolvency in that event. The FERC order requires some mitigation efforts on the utility's part, but primarily requires wholesale customers who acquire electricity from a new supplier to compensate their former utility supplier for revenue lost. This might require a customer who changes suppliers to pay a substantial additional fee to the prior utility supplier, thus inhibiting changes of supplier.

         The order takes no action to modify existing power purchase contracts. The order intends to create a competitive national market in electricity generation and thus may create additional pressure on electric utilities to seek changes to long-term power purchase contracts, as described further below. The Fund has developed its business plan in anticipation of the order and will pursue its investment program to take advantage of opportunities as they arise in the changing industry. The Fund is unable to predict the long-term consequences of the order on its eventual operations or on the independent power industry.

         State public utility regulatory agencies must also review and approve certain aspects of wholesale power deregulation, and those agencies are currently holding proceedings and making determinations.

         In addition to the FERC order or other Congressional or regulatory actions that may result in freer access to transmission capacity, agreements with Canada, and to a lesser extent with Mexico, are leading toward access for those countries' generators to U.S. markets. In particular, certain Canadian suppliers, such as HydroQuebec (the Quebec provincial utility) are already offering substantial amounts of electricity in the U.S., and more may be offered if sufficient transmission capacity can be approved and built. These agreements may also afford access to those countries' markets in the future for Independent Power Projects. As a result, there is the possibility that a North American wholesale market will develop for electricity, with additional competitive pressures on U.S. generators.

Proposals to Modify PURPA and Existing Power Contracts
         The small-scale segment of the independent power industry in which the Fund is likely to invest remains a creature of PURPA in many respects. The prospects of increased competition to supply electricity, availability of wheeling of wholesale power, supply alternatives through the conservation initiative described above and reduced rates of increase in electricity demand have caused many electric utilities and other industry observers to advocate repeal or modification of PURPA and, in a few cases, to advocate changes to existing long-term Power Contracts with Independent Power Projects. These utilities have alleged that PURPA requires them to purchase electricity at higher prices than they could acquire new capacity themselves and that existing Power Contracts, signed when utilities anticipated much higher fuel and capital costs and higher demand, provide for prices substantially above current wholesale prices. The independent power industry has pointed out that PURPA does not require utilities to purchase new supplies from Independent Power Projects at rates above alternative sources' prices (although a few state regulators have imposed such requirements from time to time) and that existing long-term Power Contracts were generally entered into on the basis of good faith estimates by the utilities of future conditions with the expectation that sponsors would rely upon them.

         To date, FERC has rejected proposals to modify existing Power Contracts (except for contracts entered into under state regulations mandating payment of prices greater than utility avoided costs at the time the contracts were executed), and FERC's rulemaking proposals are expressly based on the principle that existing Power Contracts that comply with current law should not be modified by FERC. Although proposals have been introduced in Congress to amend or repeal PURPA, no such proposal has yet been reported. However, there can be no assurance that FERC or the Congress will not take action to reduce or eliminate the benefits or PURPA for Independent Power Projects or that they would not take action purporting to change or cancel existing Power Contracts or that they would not take action making compliance with those contracts economically or practically infeasible. If any such action were to be taken, the value of existing Independent Power Projects with long-term Power Contracts might be significantly impaired or even eliminated. If such action were to be proposed with any significant prospect of adoption, the consequent uncertainty might have similar effects.

         In a related phenomenon, some electric utilities that are parties to long-term Power Contracts with rates substantially above current replacement costs have entered into buy-out arrangements with the owners of those Independent Power Projects. Under these agreements, the Power Contracts are terminated in exchange for a payment by the utility to the Project. The Fund does not anticipate investing in Projects with the expectation of soliciting or receiving a buy-out arrangement, but it will consider potential arrangements if conditions warrant.

Retail-level Competition
         An even more radical prospect for the electric power industry is retail-level competition, in which generators are allowed to sell directly to customers by using (and paying a fee for) the local utility's distribution facilities. Retail-level competition presupposes the ability to wheel power in the appropriate amounts at economic costs from the generating Project to the electric utility whose wires link to the retail customer (typically a large industrial, commercial or governmental unit) and the ability to use the local utility's facilities to deliver the electricity to the customer. In addition to the business and regulatory issues arising from wholesale wheeling, retail-level competition raises fundamental concerns as to the ability of utilities to recover stranded costs at the generating and distribution levels, the possibility that smaller customers will have less ability to demand pricing concessions, incentives for governmental agencies to act as intermediaries for consumers and the functions of state-level regulatory agencies in a price-competitive environment which may be inconsistent with their traditional price-setting and service-prescribing roles.

         Although retail deregulation is being implemented currently on a state-by-state basis, there are some common elements. First, most deregulating states will require that local utilities will be the "suppliers of last resort," which are required to serve any customers in their existing territories who do not purchase generated electricity from another source and which are required to obtain adequate generating capacity to meet those needs. Second, most deregulating states are requiring that utilities and other suppliers of electricity work through "independent system operators" ("ISO's"), which are non-profit associations who operate regional transmission grids and who coordinate purchase, transmission and sale of electricity between generators and distribution utilities. ISO's have significant responsibility for supply reliability.

         Third, most deregulating states are requiring that utilities be compensated for stranded costs (which include long-term Power Contracts with Independent Power Project that are above current and anticipated market prices) for a transition period. This is typically done by imposing a transition fee or surcharge on rates that is paid to the utility. In some states, utilities are being encouraged or ordered to issue bonds or other financial instruments to retire stranded cost assets or contracts, supported by transition charges. Fourth, many states are requiring local utilities to divest a large portion or all of their generating assets or to sell their rights under long-term Power Contracts. The states have cited concerns such as the anti-competitive effects of allowing the utilities, which retain a monopoly over the wires that take electricity the last stages to the customer, to own generating assets. Further, the sale of assets (or above-market Power Contracts) sets a market price for those assets and allows a somewhat objective computation of the stranded costs related to those assets or contracts. For example, the true stranded cost of a nuclear plant is approximately the difference between the value assigned to it under state regulation and the price someone will pay for it at auction.

         Fifth, utilities having stranded costs are expected to mitigate those costs by buying out contracts or selling costly assets. Finally, many states are attempting to protect generators who use "renewable fuels" or that are considered to have environmental or social benefits.

Price and Cost Pressures
         The pricing pressures that retail and wholesale deregulation are bringing are expected to decrease the marginal cost of electricity. Competition will force utilities and generators to reduce overhead and administrative costs, to trim operation and maintenance costs and to more efficiently buy and use fuel. Further, wholesale and retail deregulation and new generating technologies discussed below are expected to significantly reduce capital costs. For example, electric utilities currently maintain large amounts of generating capacity in reserve to meet peak loads (for example, to serve customers during a heat wave in July). According to the EIA, competition may lead to pricing strategies that reduce these peak loads. Competition may also force utilities to stop maintaining high-cost reserve capacity and to take greater risks. Finally, the widening wholesale market for electricity may increase efficiency by allowing utilities and power consumers to obtain distant, lower-cost capacity for reserve purposes rather than maintain local, higher cost, underutilized reserve capacity. For these and other reasons, the EIA currently estimates that national average electricity rates in real terms (adjusted for inflation) will decline to about 6.3 cents per kilowatt-hour in 2015 from the 1996 average level of 7.1 cents per kilowatt-hour.

         As these trends continue, high-cost generators will be disadvantaged and may fail. If the Fund were to invest in small-scale generating plants that in the past have tended to have higher per-kilowatt hour costs than new, large scale generating plants, it may have difficulty competing. The Fund recognizes these pressures and intends to invest only in facilities that have competitive costs of fuel, capital and operation or facilities that offer significant opportunities for improvement. The Fund will also attempt to invest in facilities, such as landfill gas power plants, that have tax or environmental advantages that offset price pressures or that are located abroad where such pressures may be less.

New Generating Technologies and New Industry Participants
         Recent improvements in turbine technology, coupled with what is seen as the ample supply and relative cheapness of natural gas, have made gas turbines the favored technology for new electric generating plants. The EIA estimates that 80% of the new electric generating capacity to be added from 1995 to 2015 will be fueled by natural gas and that the amount of generation fueled by natural gas will increase from the current 10% to 29%. According to the EIA, new gas turbines only need 15 days per year of maintenance, on the average, compared with 30 days a year for steam turbines. Although gas turbines historically have been used to meet peak demand rather than baseload demand, new "combined cycle" units (which use heat from the turbine's exhaust to drive a second steam or gas turbine) have thermal efficiencies approaching 60% (60% of the theoretical maximum heat from the burning gas is converted to electricity) and can be used as baseload units. In contrast, steam turbines fired by coal have efficiencies in the 36% range and have operating and maintenance costs higher than those of combined cycle plants. The EIA estimates that combined cycle gas turbine plants alone will account from 96,000 to 143,000 Megawatts of the 319,000 Megawatts of additional capacity to be added in the next 17 years.

         Combined cycle gas turbine plants reach their maximum efficiency at sizes of 400 Megawatts. Projects of that size are too large for the Fund to acquire or construct with its own capital and, even if the Fund were to borrow to finance a combined cycle Project, it is likely that the Fund would be overcommitted to a single Project if it tried to develop a combined cycle plant on its own. Accordingly, the Fund could only participate in this type of Project as a minority investor. The Fund might also invest in smaller gas turbine Projects (which according to the EIA can be as small as 10 Megawatts in capacity), although smaller turbines are more suited for peak load, short period operations.

         The new emphasis on natural gas-fired generation is causing large natural gas transmission or brokering companies to enter the electricity generation market rapidly. They have access to large volumes of gas and have the ability to raise large amounts of capital. Accordingly, most new investment in combined cycle gas Projects and other large-scale gas turbine Projects is being made by these natural gas/energy companies or by large utilities that are entering the competitive generation industry.

         Many of the proposed natural gas-fired generating plants are intended to be merchant power plants that are not built with the benefit of long-term Power Contracts. There have also been reports, especially from the northeastern states, that large non-utility generating companies and utilities entering the competitive generating market outside their existing service territories are buying large numbers of older plants from local utilities with the intention of replacing them on site with new, large, natural gas-fueled plants. It is unclear whether many of the announced merchant power plants will actually be built, given the uncertainties of the market for electricity and the possibility that there may be insufficient gas pipeline capacity or supplies to fuel all of the recently announced plants.

         Many companies, including affiliates of fuel suppliers and utilities, have applied to FERC to act as electric power marketers, because they anticipate that if wholesale wheeling becomes significant there will be strong demand for brokers or market makers in electric power. It is uncertain whether power marketers will become significant factors in the electric power market. A related development is the creation of derivative contracts for hedging of and speculation in electricity supplies, which may offer generators, utilities and large industrial or commercial consumers the ability to reduce the volatility of competitive prices. To date, the effects of derivative contracts on the market for electricity have not been material.

Renewable Power
         The pressures of competition are expected to harm the "renewable power" segment of the industry. "Renewable power" is a catchphrase that includes Projects (such as solar, wind, biomass and landfill-gas) that do not use fossil fuels or nuclear fuels and, in some cases, some other types of small Independent Power Plants that are Qualifying Facilities (such as small hydroelectric plants, cogeneration plants and small fossil fuel plants). Renewable power plants typically have high capital costs and often have total costs that are well above current costs for new gas-turbine production. Many observers believe that renewable power plants without existing Power Contracts (with the possible exception of biomass plants with very low fuel costs) will be non-competitive in the new markets unless they are given governmental protection. A number of states are requiring that retailers of electricity purchase a certain minimum amount of electricity (often 5% to 10% of their total requirements) from renewable power sources and the Clinton Administration has proposed a national 7.5% minimum requirement. Although this will tend to protect renewable power Projects, unless there is a shortage of renewable capacity these state requirements will still make low total cost an essential if a renewable power Project is to have any ability to succeed.

Initial Effects of Trends
         With these conditions in mind, many observers see two primary strategies for Independent Power Projects to succeed in the United States: first, Projects that have existing, firm, long-term Power Contracts may do well so long as regulatory or legislative actions do not abrogate the contracts. Second, Projects that are low-cost producers of electricity, either from efficiencies or good management or as the result of successful cogeneration technologies, will have advantages in the market. The Fund intends to focus on both possibilities and to maintain a focus on medium-to-long-term results. It also will consider Projects selling power to large retail users such as industries rather than utilities.

         Finally, there have been industry-wide moves toward consolidation of participants and divestiture of Projects. A number of utilities and equipment suppliers have proposed or entered into joint ventures to reduce risks and mobilize additional capital for the more competitive environment, while many electric utilities are in the process of combining, either as a means of reducing costs and capturing efficiencies, or as a means of increasing size as an organizational survival tactic. One recent observer has described the drive by electric utilities to sell their existing plants and purchase comparable plants from other utilities in areas outside their historic service areas, combined with frequent mergers, as an industry game of "musical chairs." This consolidation tends to create additional competitive pressures in the electric power industry; however, this trend is also encouraging the divestiture of smaller Projects or Projects that are deemed less central to the operations of large, consolidated businesses. This may make attractive Projects available for investment by the Fund.

(6).  Competition

     There are a large number of participants in the independent power industry. Several large corporations specialize in developing, building and operating independent power plants. Equipment manufacturers, including many of the largest corporations in the world, provide equipment and planning services and provide capital through finance affiliates. Many regulated utilities are preparing for a competitive market, and a significant number of them already have organized subsidiaries or affiliates to participate in unregulated activities such as planning, development, construction and operating services or in owning exempt wholesale generators or up to 50% of independent power plants. In addition, there are many smaller firms whose businesses are conducted primarily on a regional or local basis. Many of these companies focus on limited segments of the cogeneration and independent power industry and do not provide a wide range of products and services. There is significant competition among non-utility producers, subsidiaries of utilities and utilities themselves in developing and operating energy-producing projects and in marketing the power produced by such projects.

     The Fund is unable to accurately estimate the number of competitors but believes that there are many competitors at all levels and in all sectors of the industry. Many of those competitors, especially affiliates of utilities and equipment manufacturers, may be far better capitalized than the Fund.

     Please also review the discussion of changes in the industry above at (6) - Trends in the Electric Utility and Independent Power Industries.

(7).  Regulatory Matters.

         Projects are subject to energy and environmental laws and regulations at the federal, state and local levels in connection with development, ownership and operation. Federal laws and regulations developed by administrative agencies govern transactions with utility companies, the types of fuel which may be utilized by a Project, the type of energy which may be produced by a Project and the ownership of a Project. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions on which public utilities purchase electric power from Projects. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over Projects. Projects are also subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced by a Project and the geographical location, zoning, land use and operation of a Project. Applicable federal environmental laws typically have state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

Energy Regulation
         PURPA. The enactment in 1978 of PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities meeting certain criteria.

         Qualifying Facilities under PURPA are generally exempt from the provisions of the Holding Company Act, the Federal Power Act, as amended (the "FPA"), and, except under certain limited circumstances, state laws regarding rate or financial regulation. In order to be a Qualifying Facility, a cogeneration facility must (i) produce not only electricity but also a certain quantity of heat energy (such as steam or hot water) which is used for a purpose other than power generation, (ii) meet certain energy efficiency standards when natural gas or oil is used as a fuel source and (iii) not be controlled or more than 50% owned by an electric utility or electric utility holding company. Other types of Independent Power Projects, known as "small power production facilities," can be Qualifying Facilities if they meet regulations respecting maximum size (in certain cases), primary energy source and utility ownership. Recent federal legislation has eliminated the maximum size requirement for solar, wind, waste and geothermal small power production facilities (but not for hydroelectric or biomass) for a fixed period of time.

         PURPA provides three primary benefits to Qualifying Facilities. First, Qualifying Facilities are relieved of compliance with extensive federal, state and local regulation which control not only the development and operation of an energy-producing Project, but also the prices and terms on which energy may be sold by the Project. A Project that is not a Qualifying Facility will be subject to the extensive regulatory requirements of the FPA, other federal and state utility legislation and regulation, and possibly the Holding Company Act. These requirements can delay or even preclude development of a non-Qualifying Facility.

         Second, PURPA requires that electric utilities purchase electricity generated by Qualifying Facilities at a price equal to the purchasing utility's full "avoided costs." Avoided costs are defined by PURPA as the "incremental costs to the electric utility of electric energy or capacity or both which, but for the purchase from the Qualifying Facility or Qualifying Facilities, such utility would generate itself or purchase from another source." The FERC regulations also permit Qualifying Facilities and utilities to negotiate agreements for utility purchases of power at rates other than the purchasing utility's avoided cost. While public utilities are not required by PURPA to enter into long-term Power Contracts to meet their obligations to purchase from Qualifying Facilities, until recently utilities and regulators encouraged use of long-term Power Contracts.

         Third, PURPA requires that each electric utility interconnect with Qualifying Facilities and that the utility sell backup or standby power to the Qualifying Facility on a non-discriminatory basis. This requirement enhances the reliability of Qualifying Facilities and is especially important for inside-the-fence facilities, whose customers would otherwise be left without power in the event that the facility required off-line maintenance or repair.

         The exemptions from extensive federal and state regulation afforded by PURPA to Qualifying Facilities are important to the Fund and its competitors. The Fund expects that most of the Projects in which it invests will be Qualifying Facilities. Although some Projects may not be Qualifying Facilities, the Fund intends to participate only in Projects that avoid the restrictions of the Holding Company Act and most state regulation.

         The Holding Company Act.
         Under the Holding Company Act, any person (defined to include corporations and partnerships and other legal entities) which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" of a "public utility company" is subject to registration with the Commission and regulation under the Holding Company Act. A holding company of a public utility company is required by the Holding Company Act to limit its operation to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Under PURPA, Qualifying Facilities are exempt from regulation under the Holding Company Act, and the Fund anticipates that substantially all of its investments will be in Qualifying Facilities.

         Structuring the Fund's own activities to ensure that it is not a "holding company" of a "public utility company" under the Holding Company Act is also important in providing financing and financial reporting flexibility to the Fund. If the Fund pursues the development of Exempt Wholesale Generators (as defined below) or other Independent Power Projects which will not qualify for the benefits provided by PURPA and which ordinarily would subject the Fund to the provisions of the Holding Company Act, it intends to do so in a manner to qualify for exemptions under the Holding Company Act or certain no-action positions taken by the Commission. Such a structure could, for example, consist of the Fund's holding a limited partner interest in a limited partnership which owns a non-Qualifying Facility.

         The 1992 Energy Act.
         The Comprehensive Energy Policy Act of 1992 (the "1992 Energy Act") empowered FERC to require electric utilities to make available their transmission facilities to and wheel power for Independent Power Projects under certain conditions and created an exemption for electric utilities, electric utility holding companies and other independent power producers from certain restrictions imposed by the Holding Company Act. The transmission and wheeling provisions of the act were described above at Item 1(c)(6). The exemptive provisions are described below.

         The 1992 Energy Act created an additional exemption from the Holding Company Act for EWG's, which are defined basically as entities certified by FERC as engaged exclusively in the business of owning and operating electric generation facilities which generate electricity for resale. EWG's remain subject to rate and tariff regulation by FERC and by state regulators. Further, EWG's may not sell electricity to electric utilities affiliated or associated with them unless state regulators approve, and state regulators must determine whether purchases by electric utilities from EWG's are fair to consumers and utilities and affect utility reliability.

         One set of primary beneficiaries of the EWG's category is expected to be electric utilities and their holding companies, which are released from Holding Company Act restrictions on owning interests in wholesale generators and Qualifying Facilities (but which will still be subject to certain Holding Company Act restrictions on financing EWG's and PURPA restrictions on ownership in Qualifying Facilities). The other primary beneficiaries of the EWG provisions of the 1992 Energy Act are expected to be developers and Project Sponsors that wish to construct Independent Power Projects that are not Qualifying Facilities (often because the fuel, heat energy, production or ownership requirements of PURPA are impractical to meet). By releasing them from the Holding Company Act regulatory environment, these developers and Project Sponsors may be better able to proceed and in particular to enlist electric utilities and holding companies as co-venturers. By exempting electric utilities, electric utility holding companies, and other developers from certain restrictions imposed by the Holding Company Act, the 1992 Energy Act has expanded the potential pool of Projects in which they are able to invest. Although the Fund believes that the exemptive provisions of the 1992 Energy Act will not materially and adversely affect its business plan, it may result in increased competition from such entities to develop promising Projects and in increased competition in the sale of electricity by Independent Power Projects.

         Regulations under the 1992 Energy Act have clarified the ability of electric utilities and holding companies to invest in EWG's and electric power plants outside the United States.

         Federal Power Act. The FPA grants FERC exclusive rate-making jurisdiction over wholesale sales of electricity in interstate commerce. The FPA provides FERC with ongoing as well as initial jurisdiction, enabling FERC to revoke or modify previously approved rates. Such rates may be based on a cost-of-service approach or determined through competitive bidding or negotiation. While Qualifying Facilities under PURPA are exempt from the rate-making and certain other provisions of the FPA, non-Qualifying Facilities are subject to the FPA and to FERC rate-making jurisdiction. Although EWG's are subject to FERC ratemaking jurisdiction, their owners do not by virtue of that ownership come under FERC jurisdiction.

         Companies whose facilities are subject to regulation by FERC under the FPA because they do not meet the requirements of PURPA may be limited in negotiations with power purchasers. However, since such projects would not be bound by PURPA's heat energy use requirement for cogeneration facilities, they may have greater latitude in site selection and facility size. Any Projects in which the Fund may participate that are non-Qualifying Facilities are expected to comply with the FPA.

         Fuel Use Act. Projects may also be subject to the Fuel Use Act, which limits the ability of power producers to burn natural gas in new generation facilities unless such facilities are also coal capable within the meaning of the Fuel Use Act. The Fund anticipates that natural gas-fired cogeneration Projects in which it may participate will be coal capable and thus qualify for exemption from the Fuel Use Act.

         State Regulation. State public utility commissions have broad jurisdiction over Independent Power Projects which are not Qualifying Facilities under PURPA, and which are considered public utilities in many states. Such jurisdiction results in state requirements to obtain certificates of public convenience and necessity to construct a facility and could result in regulation of organizational, accounting, financial and other corporate matters on an ongoing basis. Although FERC generally has exclusive jurisdiction over the rates charged by a non-Qualifying Facility to its wholesale customers, state public utility commissions have the practical ability to influence the establishment of such rates by asserting jurisdiction over the purchasing utility's ability to pass through the resulting cost of purchased power to its retail customers. In addition, states may assert jurisdiction over the siting and construction of non-Qualifying Facilities and, among other things, issuance of securities, related party transactions and sale and transfer of assets. The actual scope of jurisdiction over non-Qualifying Facilities by state public utility regulatory commissions varies from state to state.

         In recent years, many states have required or encouraged electric utilities to undertake least cost utility planning and demand-side management. Utilities engaging in least cost utility planning consider the costs, advantages and disadvantages of multiple means of meeting electricity demand, such as purchasing electric power from Independent Power Projects or other utilities, efficiency and conservation investments, load management, renewable resources such as hydroelectric, solar and wind power and conventional generation by the utility, all with a view toward determining the least-cost mix of supplies. Rate requests and accounting are to treat the alternatives on an equally favorable basis. The 1992 Energy Act and related statutes do not compel least cost utility planning but require it to be considered and require periodic updating of plans adopted andpublic access to the planning process.

         Demand-side management involves cooperative efforts between utilities and large customers to change the customers' patterns of demand for electricity. Because demand for electricity changes substantially according to the time of day or the season, utilities must maintain large amounts of capacity to meet peak loads that may only occur for a portion of the day or occasionally during the year. Utilities can thus save significant capital and operating costs if large customers can move their demand to off-peak times, or restrict demand during peak periods, or otherwise conserve electricity. Demand-side management has the effect of reducing utility needs for capacity generally and for purchasing electricity to meet peak loads at premium prices from Independent Power Projects.

Environmental Regulation
         The construction and operation of energy and fuel producing projects and the exploitation of natural resource properties are subject to extensive federal, state and local laws and regulations adopted for the protection of human health and the environment and to regulate land use. The laws and regulations applicable to the Fund and Projects in which it will invest primarily involve the discharge of emissions into the water and air and the disposal of waste, but can also include wetlands preservation and noise regulation. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies. Obtaining necessary approvals regarding the discharge of emissions into the air is critical to the development of a Project and can be time-consuming and difficult. Each Project requires technology and facilities which comply with federal, state and local requirements and sometimes extensive negotiations with regulatory agencies. Meeting the requirements of each jurisdiction with authority over a Project may delay or sometimes prevent the completion of a proposed Project, as well as require extensive modifications to existing Projects.

         The Clean Air Act Amendments of 1990 contain provisions which regulate the amount of sulfur dioxide and oxides of nitrogen which may be emitted by a Project. These emissions may be a cause of "acid rain." Qualifying Facilities are currently exempt from the acid rain control program of the Clean Air Act Amendments. However, other Independent Power Projects will require "allowances" to emit sulfur dioxide after the year 2000. Under the Amendments, these allowances may be purchased from utility companies then emitting sulfur dioxide or from the Environmental Protection Agency. Further, an Independent Power Project subject to the requirements has a priority over utilities in obtaining allowances directly from the Environmental Protection Agency if (i) it is a new facility or unit used to generate electricity, (ii) 80% or more of its output is sold at wholesale; (iii) it does not generate electricity sold to affiliates (as determined under the Holding Company Act) of the owner or operator (unless the affiliate cannot provide allowances in certain cases) and (iv) it is "nonrecourse project-financed." A Project is nonrecourse project-financed if it is 100% equity financed or if only its assets and part or all of its revenues from power sales contracts serve as collateral for the Project's financing and if the providers of financing do not have the legal right to pursue an electric utility, the assets of other Projects, or owners or other participants for loan repayments.

         The market price of an allowance cannot be predicted with certainty at this time and there is no assurance that a market for such allowances will develop. Projects fueled by natural gas are not expected to be materially burdened by the acid rain provisions of the Clean Air Act Amendments.

         Title IV of the Clean Air Act Amendments requires significant reductions in nitrogen oxide emissions from power plants. The first set of standards became applicable in 1996 for large-scale steam boilers and large coal and oil-fired plants. The standards require reductions of 25% to 50% in nitrogen oxide emissions. Standards for other large generating plants become effective in 2000 and would require 40% to 50% reductions. States are imposing additional restrictions. Nitrogen oxide emissions can be particularly difficult or expensive to reduce because nitrogen oxides are produced at higher operating temperatures, while plant efficiencies tend to increase with operating temperatures. The Fund anticipates that nitrogen oxide regulations will materially increase the operating costs of generating plants and will tend to disadvantage small Projects using internal combustion engines and fossil fuel boilers, but that the expected costs will not cause many Projects that the Fund will invest in to become unprofitable.

         Based on current trends, the Managing Shareholder expects that environmental and land use regulation will become more stringent. The Fund and the Managing Shareholder have not developed expertise and experience in obtaining necessary licenses, permits and approvals, which will be the responsibility of each Project's managers and Project Sponsors. The Fund will rely upon qualified environmental consultants and environmental counsel retained by it or by developers of Projects to assist in evaluating the status of Projects regarding such matters.

Potential Legislation and Regulation
         All federal, state and local laws and regulations, including but not limited to PURPA, the Holding Company Act, the 1992 Energy Act, the FPA, and the Clean Air Act Amendments are subject to amendment or repeal. Future legislation and regulation is uncertain, and could have material effects on the Fund.

         It is likely that the federal government and a number of states may consider schemes of environmental taxation that will penalize carbon dioxide emissions or other environmental detriments. These proposals, if enacted, could impose additional costs on the operation of the Fund's Projects. Although the President and Vice President have announced that the United States will, together with other nations, reduce greenhouse gas emissions significantly, it is extremely unclear whether or how this initiative will be adopted by the Congress. If greenhouse gas emissions were penalized, landfill gas, cogeneration and biomass Projects of the types owned by the Prior Programs might have a relative advantage because they reduce methane or carbon dioxide emissions.

Impact of Energy Price Changes
         Market prices for natural gas, oil and, to a lesser extent, coal have fluctuated significantly over the last few years. Such fluctuations may directly inhibit the development of Projects because of the anticipated effects on Project profitability and may deter lenders to Projects or result in higher costs of financing.

         In recent years there have been extraordinary fluctuations in the price of crude oil. Because natural gas is substitutable for crude oil and oil products under certain conditions and in certain applications, oil prices are capable of affecting natural gas prices. It is impossible at this time to determine if the fluctuations will have further effects on the supply and price of petroleum products.

         Natural Gas. The price of natural gas is subject to significant fluctuation for reasons that are not yet fully understood. Nonetheless, over the last few years the price of natural gas has frequently been low relative to other fuels, although there can be no assurance that any these trends will continue. The effect of fluctuating natural gas prices on Projects will vary on a Project-by-Project basis depending on the customer to which the electric power is being sold, the terms of the Power Contracts and steam contracts (in the case of cogeneration facilities) for the Project, the price of natural gas to be purchased by the Project and the effect of any long-term commitments for the purchase of natural gas by the Project's customers. In general, cogeneration, due to its higher efficiency, tends to be relatively more profitable as energy costs (including natural gas) increase and relatively less profitable as such costs decrease. Projects which use natural gas as a fuel source may attempt to reduce the risk of gas price fluctuations adversely affecting their economics through long-term gas purchase arrangements and possibly acquiring gas reserves.

         Crude Oil. Fluctuations in the price of crude oil are not expected to affect the cost of operations of cogeneration Projects directly since such Projects are usually based on energy sources other than crude oil. However, gas-fired cogeneration Projects typically use distillate oil as a back-up fuel at times when gas is not available. Certain Projects use surplus fuels or wastes. The prices for these fuels and wastes are affected by fluctuations in primary fuel prices but tend to be less volatile.

         Coal. Traditionally, coal prices have been more stable than oil and gas prices due, in part, to the fact that coal is usually sold under long-term contracts to utilities. During the 1980's coal prices trended lower as a result of the surplus of crude oil and lower oil prices. The Clean Air Act Amendments, which are expected to be fully implemented as to most coal burning plants by 1996, may cause prices for lower sulfur coal to increase in the future. The Fund believes, however, that future coal prices will generally remain competitive with the price of crude oil and natural gas and should continue to be available to Independent Power Projects under long-term contracts.

     (d) Financial Information about Foreign and Domestic Operations and Export Sales.

     The Fund has invested its funds to date only in ZAP, which is located in California.

     The Fund is considering investments in Projects in Egypt and Great Briitain and from time to time has investigated potential investments in East Asia, Europe and South America. No material operations or income have yet been taken or earned outside the United States.

(e)  Employees.

     The Fund has no employees. The persons described below at Item 5 - Directors and Executive Officers of the Registrant serve as executive officers of the Fund and have the duties and powers usually applicable to similar officers of a Delaware corporation in carrying out the Fund business.

Item 2.  Financial Information

     (a)  Selected Financial Data.

     The following data is qualified in its entirety by the financial statements presented elsewhere in this Registration Statement on Form 10.

                                      As of and for the
                                   Period from Commencement
                                     of Share Offering
                                     (February 9, 1998)
                                           through
                                      December 31, 1998

Interest income                     $   494,002
Total revenue                           494,002
Net income (loss)                      (851,745)
Net assets (shareholders'
  equity)                            24,354,681
Total assets                         25,733,430
Long-term obligations                         0
Per Share of Trust
 Interest:
  Revenues                                1,664
  Net income (loss)                      (2,869)
  Net asset value                        82,035
Distributions to Investors                    0


     (b) Management's Discussion and Analysis of Financial Condition and Results of Operations.

Introduction

The following discussion and analysis should be read in conjunction with the Fund's financial statements and the notes thereto presented below. Dollar amounts in this discussion are generally rounded to the nearest $1,000. The financial statements include only the accounts of the Fund.

Results of Operations

The period from February 9, 1998 to December 31, 1998

In 1998, the Fund had a net loss of $852,000. The Fund's sole source of revenue in 1998 was interest income of $494,000. Expenses of $1,346,000 were primarily composed of $578,000 of investment fees paid to the Managing Shareholder on capital contributions and $709,000 of due diligence costs on potential projects that were ultimately rejected.

Liquidity and Capital Resources

As of December 31, 1998, the Fund had $25,257,000 of cash on hand. The Fund anticipates investing most of these funds in new projects in 1999. As of December 31, 1998, the Fund had not invested in any power generation projects.

Other  than  investments  of  available  cash  in  power  generation   Projects,
obligations of the Fund are or will be generally limited to payment of Project operating expenses, payment of a management fee to the Managing Shareholder, payments for certain accounting and legal services to third persons and distributions to shareholders of available operating cash flow generated by the Fund's investments. The Fund's policy is to distribute as much cash as is prudent to Shareholders. Accordingly, the Fund has not found it necessary to retain a material amount of working capital.

The Fund anticipates that, during 1999, its cash flow from operations and unexpended offering proceeds will be adequate to fund its obligations.

Financial instruments

The Fund's investments in financial instruments are short-term investments of working capital or excess cash. Those short-term investments are limited by its Declaration of Trust to investments in United States government and agency securities or to obligations of banks having at least $5 billion in assets. Currently the Fund invests only in bank obligations. Because the Fund invests only in short-term instruments for cash management, its exposure to interest rate changes is low.

Year 2000 Remediation

     The Managing Shareholder and its affiliates began year 2000 and planning in early 1997. After initial remediation was , a more intensive review discovered additional issues and the Managing Shareholder began a formal remediation program in late 1997. The Managing Shareholder has assessed problems, has a written plan for remediation and is implementing the plan.

     The accounting, network and financial packages for the Ridgewood companies are basically off-the-shelf packages that will be remediated, where necessary, by obtaining patches or updated versions. The Managing Shareholder expects that updating will be complete before the end of May 1999 with ample time for implementation, testing and custom changes to some modifications made by Ridgewood to those programs. To a large extent, these software packages would have been upgraded within a three to five year time frame, even absent the Year 2000 problem. The Managing Shareholder estimates that the Fund's allocable portion of the cost of upgrades that were accelerated because of the Year 2000 problem is less than $1,000.

     The Managing Shareholder has identified two major systems affecting the Fund that rely on custom-written software, the subscription/investor relations and investor distribution systems, which maintain individual investor records and effect disbursement of distributions to Investors. In late 1998, the Managing Shareholder's outside computer consultant reviewed the remediation completed for those systems and advised the Managing Shareholder that material additional work was required for these systems to work efficiently after 1999. The Managing Shareholder accordingly employed a new specialist for Year 2000 remediation of those systems and other software and for information systems support generally. The Managing Shareholder's plan calls for completion of changes to the distribution system and testing of that system by the end of May 1999 and the Managing Shareholder believes that this effort is ahead of schedule. The plan also targets completion by the end of the second quarter of 1999 of minor changes to the elements of the subscription/investor relations system that will allow it to handle individual investors' records, and of all testing of those modifications. Elements of that system used to generate internal sales reports and other internal reports (but which do not affect investors' records) will require major remediation. Remediation of the internal report generating programs is expected to be completed by the end of the third quarter of 1999 with testing and any additional modifications to be completed no later than the end of 1999.

     The Managing Shareholder is confident that all software systems necessary to maintain investor records will be remediated and tested well before the end of 1999. If the systems used to generate internal reports from the subscription/investor relations system are not remediated by the end of 1999, the Managing Shareholder is developing a contingency plan to use the existing systems together with manual entry of data and checking of results until remediation is complete. The Managing Shareholder has done this in the past when system problems have occurred and it thus believes that there will be no material or noticeable effect on the accuracy of its records or generation of internal reports, although it may experience delays in generating internal reports of a few days.

     Some systems are being remediated using the "sliding window" technique, in which two digit years less than a threshold number are assumed to be in the 2000's and higher two digit numbers are assumed to be in the 1900's. Although this will allow compliance for several years beyond the year 2000, eventually those systems will have to be rewritten again or replaced. The Managing Shareholder expects that the ordinary course of system upgrading will eventually cure this problem.

     The Fund's share of the incremental cost for Year 2000 remediation of this custom written software and related items for 1998 and prior years is estimated to be less than $12,250 and is estimated to be approximately $11,500 for 1999.

     ZAP has advised the Fund that it has reviewed its products for Year 2000 problems and has found that they are Year 2000 compliant. ZAP has also reviewed its principal supply chains and has determined that all essential sources are Year 2000 compliant or that there are adequate alternate sources for those supplies.

     The Managing Shareholder and its affiliates do not significantly rely on computer input from suppliers and customers and thus are not directly affected by other companies' year 2000 compliance. However, if customers' payment systems or suppliers' systems were adversely affected by year 2000 problems, the Fund could be affected. For example, if customers were unable to accept products because of system malfunctions or transmission failures caused by Year 2000 non-compliance by them or other persons, the Fund would lose revenues that could not be recouped at a later date. Similarly, if customers' payment systems were to malfunction, the Fund's revenues might be delayed. In addition, suppliers might be unable to provide necessary fuel or parts. Because the Fund currently does not own any operating businesses other than ZAP, it is not possible to predict the probability or magnitude of any such problems.

     Based on its internal evaluations and the risks and contexts identified by the Commission in its rules and interpretations, the Fund believes that Year 2000 issues relating to its assets and remediation program will not have a material effect on its facilities, financial position or operations, and that the costs of addressing the Year 2000 issues will not have a material effect on its future consolidated operating results, financial condition or cash flows. However, this belief is based upon current information, and there can be no assurance that unanticipated problems will not occur or be discovered that would result in material adverse effects on the Fund.

     The Fund is unable to predict reliably what, if anything, will happen after December 31, 1999 with regard to Year 2000 problems caused by the inability of other businesses and government agencies to complete Year 2000 remediation. The Fund knows of no specific problems identified by customers or suppliers that would have a material adverse effect on the Fund.

Quantitative and Qualitative Disclosures Concerning Market Risk

     Qualitative Information About Market Risk.
     The Fund's investments in financial instruments are short-term investments of working capital or excess cash. Those short-term investments are limited by its Declaration of Trust to investments in United States government and agency securities or to obligations of banks having at least $5 billion in assets. Because the Fund invests only in short-term instruments for cash management, its exposure to interest rate changes is low. The Fund has limited exposure to trade accounts receivable and believes that their carrying amounts approximate fair value.

     The Fund's primary market risk exposure is limited interest rate risk caused by fluctuations in short-term interest rates. The Fund does not anticipate any changes in its primary market risk exposure or how it intends to manage it. The Fund does not trade in market risk sensitive instruments.

     Quantitative Information About Market Risk

         This table provides information about the Fund's financial instruments that are defined by the Securities and Exchange Commission as market risk sensitive instruments. These include only short-term U.S. government and agency securities and bank obligations. The table includes principal cash flows and related weighted average interest rates by contractual maturity dates.

                              December 31, 1998

                                        Expected Maturity Date
                                                 1999
                                              (U.S. $)

Bank Deposits and Commercial
  Paper                                   $ 25,256,560
  Average interest rate                          5.225%

Item 3.  Properties.

     Pursuant to the Management Agreement between the Fund and the Managing Shareholder (described at Item 10(c)), the Managing Shareholder provides the Fund with office space at the Managing Shareholder's principal office at The Ridgewood Commons, 947 Linwood Avenue, Ridgewood, New Jersey 07450.

     The Fund and its subsidiaries do not own any material real property or buildings.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

     Ridgewood Power purchased for cash one full Investor Share. By virtue of its purchase of an Investor Share, Ridgewood Power is entitled to the same ratable interest in the Fund as all other purchasers of Investor Shares. No other executive officers of the Fund acquired Investor Shares in the Fund's offering and neither the executive officers (other than Mr. Swanson) nor the Independent Panel Members nor the Corporate Trustee beneficially own any securities of the Fund. No person beneficially owns 5% or more of the Investor Shares.

     Ridgewood Power received 10 Preferred Participation Rights in connection with its purchase of an Investor Share. No person beneficially owns 5% or more of the Preferred Participation Rights.

     Power VI Co was issued one Management Share in the Fund representing the beneficial interests and management rights of the Managing Shareholders in its capacity as the Managing Shareholder (excluding its interest in the Fund attributable to Investor Shares it acquired in the offering). Mr. Swanson has beneficial ownership of the Management Share issued to Power VI Co. No other Management Shares are issuable and neither any other executive officer nor any Independent Panel Member nor the Corporate Trustee beneficially owns any Management Share.

     The management rights of the Managing Shareholder are described in further detail above at Item 1 - Business and below in Item 5 - Directors and Executive Officers of the Registrant. Its beneficial interest in cash distributions of the Fund and its allocable share of the Fund's net profits and net losses and other items attributable to the Management Share are described in further detail below at Item 7 -- Certain Relationships and Related Transactions. The Management Share does not have voting rights but the consent of the Managing Shareholder is required for certain actions affecting it as described at Item 11(b) - Voting Rights.

Item 5.  Directors and Executive Officers of the Registrant.

(a)  General.

     As Managing Shareholder of the Fund, Ridgewood Power (and Power VI Co, if Ridgewood Power turns over management rights to it) has direct and exclusive discretion in management and control of the affairs of the Fund. The Independent Panel Members only review certain transactions between the Fund and other investment programs sponsored by Ridgewood Power or affiliates of Ridgewood
Power.  The  Managing  Shareholder  will  be  entitled  to  resign  as  Managing
Shareholder of the Fund only (i) with cause (which cause does not include the fact or determination that continued service would be unprofitable to the Managing Shareholder) or (ii) without cause with the consent of a majority in interest of the Investors. It may be removed from its capacity as Managing Shareholder as provided in the Declaration.

     The purpose for having two Managing Shareholders, Ridgewood Power and Power VI Co, was to have continuity of management. When the Fund was organized, Ridgewood Power was considering that it might cause the five Prior Programs (Power I through Power V) to combine into a publicly traded business. That process might require Ridgewood Power to be a part of the combination, and management fees paid by the Fund to the Managing Shareholder might pass to the combined five Prior Programs in a way that might benefit the shareholders of the five Prior Programs while leaving fewer resources for the managers of the Fund. Therefore, when it organized the Fund, Ridgewood Power created Power VI Co's predecessor as a stand-in entity that could replace Ridgewood Power.

     Ridgewood Power now expects (although no assurance can be given) that the Fund would also join any combination of the five Prior Programs. Accordingly, it currently seems unlikely that it will be necessary to activate Power VI Co as a Managing Shareholder, if a combination were to occur.

     Ridgewood Holding, which was incorporated in April 1992, is the Corporate Trustee of the Fund.

(b)  Managing Shareholder.

     Ridgewood Power Corporation was incorporated in February 1991 as a Delaware corporation for the primary purpose of acting as a managing shareholder of business trusts and as a managing general partner of limited partnerships which are organized to participate in the development, construction and ownership of Independent Power Projects. It organized the Fund and acted as managing shareholder until April 1999. On or about April 20, 1999 it was merged into the current co-Managing Shareholder, Ridgewood Power LLC. Ridgewood Power LLC was organized in early April 1999 and has no business other than acting as the successor to Ridgewood Power Corporation.

     At the same time, Ridgewood Power VI Corporation, which was the other Managing Shareholder, was merged into Ridgewood Power VI LLC, a New Jersey limited liability company designated as Power VI Co in this Registration Statement. Ridgewood Power VI LLC was also newly organized and has no business other than being the successor to the dormant Ridgewood Power VI Corporation.

     Robert E. Swanson was the President, sole director and sole stockholder of Ridgewood Power Corporation since its inception in February 1991 and is now the controlling member, sole manager and President of each Managing Shareholder. Approximately 98% of the equity in each Managing Shareholder is or will be owned by Mr. Swanson or by family trusts. Mr. Swanson has the power on behalf of those trusts to vote or dispose of the membership equity interests owned by them. The remaining 2% of the equity interests in each are expected to be owned by Robert
L. Gold and Randall D. Holmes. Mr. Swanson is designated as the manager of each Managing Shareholder in its operating agreement. If he were to become incapacitated, insolvent or unable to personally manage the Managing Shareholders (and thus the Fund), it is anticipated that the operating agreements of the Managing Shareholders will provide that Mr. Gold, Mr. Holmes and/or possibly other persons to be designated would become the controlling persons of the Managing Shareholders and thus the Fund. The members of Ridgewood Capital and the Investors in the Fund would not be entitled to vote on this question.

     The Managing Shareholder has also organized Power I, Power II, Power III, Power IV and Power V as Delaware business trusts to participate in the independent power industry. Ridgewood Power LLC is now also their managing shareholder. The business objectives of these five trusts are similar to those of the Fund.

     A number of other companies are affiliates of Mr. Swanson and Ridgewood Power. Each of these also was organized as a corporation that was wholly-owned by Mr. Swanson. In April 1999, each was merged into a limited liability company with a similar name and Mr. Swanson became the sole manager and controlling owner of each limited liability company. For convenience, the remainder of this Registration Statement will discuss each limited liability company and its corporate predecessor as a single entity.

     Ridgewood Power is an affiliate of Ridgewood Energy Corporation ("Ridgewood Energy"), which has organized and operated 48 limited partnership funds and one business trust over the last 17 years (of which 25 have terminated) and which had total capital contributions in excess of $190 million. The programs operated by Ridgewood Energy have invested in oil and natural gas drilling and completion and other related activities. Other affiliates of the Managing Shareholder include Ridgewood Securities Corporation ("Ridgewood Securities"), an NASD member which has been the placement agent for the private placement offerings of the six trusts sponsored by the Managing Shareholder and the funds sponsored by Ridgewood Energy; Ridgewood Capital Management LLC ("Ridgewood Capital"), organized in 1998, which assists in offerings made by the Managing Shareholder and which is the sponsor of two privately offered venture capital funds (Ridgewood Capital Venture Partners, LLC and Ridgewood Institutional Venture Partners, LLC) and RPMCo.

     Set forth below is certain information concerning Mr. Swanson and other executive officers of the Managing Shareholders.

     Robert E. Swanson, age 52, has also served as President of the Fund since its inception in February 1998 and as President of RPMCo, Power I, Power II, Power III, Power IV and Power V since their respective inceptions. Mr. Swanson has been President and registered principal of Ridgewood Securities and became the Chairman of the Board of Ridgewood Capital on its organization in 1998. He also is Chairman of the Board of Ridgewood Capital Venture Partners, LLC and Ridgewood Institutional Venture Partners, LLC. In addition, he has been President and sole or controlling owner of Ridgewood Energy since its inception in October 1982. Prior to forming Ridgewood Energy in 1982, Mr. Swanson was a tax partner at the former New York and Los Angeles law firm of Fulop & Hardee and an officer in the Fund and Investment Division of Morgan Guaranty Fund Company. His specialty is in personal tax and financial planning, including income, estate and gift tax. Mr. Swanson is a member of the New York State and New Jersey bars, the Association of the Bar of the City of New York and the New York State Bar Association. He is a graduate of Amherst College and Fordham University Law School.

     Robert L. Gold, age 40, has served as Executive Vice President of the Managing Shareholders, RPMCo, Power I, the Fund, Power II, Power III, Power IV and Power V since their respective inceptions, with primary responsibility for marketing and acquisitions. He has been President of Ridgewood Capital since its organization in 1998. As such, he is President of Ridgewood Capital Venture Partners, LLC and Ridgewood Institutional Venture Partners, LLC. He has served as Vice President and General Counsel of Ridgewood Securities Corporation since he joined the firm in December 1987. Mr. Gold has also served as Executive Vice President of Ridgewood Energy since October 1990. He served as Vice President of Ridgewood Energy from December 1987 through September 1990. For the two years prior to joining Ridgewood Energy and Ridgewood Securities Corporation, Mr. Gold was a corporate attorney in the law firm of Cleary, Gottlieb, Steen & Hamilton in New York City where his experience included mortgage finance, mergers and acquisitions, public offerings, tender offers, and other business legal matters. Mr. Gold is a member of the New York State bar. He is a graduate of Colgate University and New York University School of Law.

     Thomas R. Brown, age 44, joined the Managing Shareholder in November 1994 as Senior Vice President and holds the same position with the Fund, RPMCo and each of the other trusts sponsored by the Managing Shareholder. He became Chief Operating Officer of the Managing Shareholder, RPMCo and the Power I through V trusts in October 1996, and is the Chief Operating Officer of the Fund. He is also Senior Vice President of Ridgewood Capital and of the two venture capital funds it manages. Mr. Brown has over 20 years' experience in the development and operation of power and industrial projects. From 1992 until joining the Managing Shareholder he was employed by Tampella Services, Inc., an affiliate of Tampella, Inc., one of the world's largest manufacturers of boilers and related equipment for the power industry. Mr. Brown was Project Manager for Tampella's Piney Creek project, a $100 million bituminous waste coal fired circulating fluidized bed power plant. Between 1990 and 1992 Mr. Brown was Deputy Project Manager at Inter-Power of Pennsylvania, where he successfully developed a 106 megawatt coal fired facility. Between 1982 and 1990 Mr. Brown was employed by Pennsylvania Electric Company, an integrated utility, as a Senior Thermal Performance Engineer. Prior to that, Mr. Brown was an Engineer with Bethlehem Steel Corporation. He has an Bachelor of Science degree in Mechanical Engineering from Pennsylvania State University and an MBA in Finance from the University of Pennsylvania. Mr. Brown satisfied all requirements to earn the Professional Engineer designation in 1985.

     Martin V. Quinn, age 51, assumed the duties of Chief Financial Officer of the Managing Shareholder, the prior five trusts organized by the Managing Shareholder and RPMCo in November 1996 under a consulting arrangement. He became a full-time officer of the Managing Shareholder and RPMCo in April 1997 and became Chief Financial Officer of the Fund at its inception. He is also the Chief Financial Officer of Ridgewood Capital and of Ridgewood Capital Venture Partners, LLC and Ridgewood Institutional Venture Partners, LLC.

     Mr. Quinn has 30 years of experience in financial management and corporate mergers and acquisitions, gained with major, publicly-traded companies and an international accounting firm. He formerly served as Vice President of Finance and Chief Financial Officer of NORSTAR Energy, an energy services company, from February 1994 until June 1996. From 1991 to March 1993, Mr. Quinn was employed by Brown-Forman Corporation, a diversified consumer products company and distiller, where he was Vice President-Corporate Development. From 1981 to 1991, Mr. Quinn held various officer-level positions with NERCO, Inc., a mining and natural resource company, including Vice President- Controller and Chief Accounting Officer for his last six years and Vice President-Corporate Development. Mr. Quinn's professional qualifications include his certified public accountant qualification in New York State, membership in the American Institute of Certified Public Accountants, six years of experience with the international accounting firm of Price Waterhouse, and a Bachelor of Science degree in Accounting and Finance from the University of Scranton (1969).

     Mary Lou Olin, age 46, has served as Vice President of the Managing Shareholder, RPMCo, Ridgewood Capital, the Fund, Power I, Power II, Power III, Power IV and Power V since their respective inceptions. She has also served as Vice President of Ridgewood Energy since October 1984, when she joined the firm. Her primary areas of responsibility are investor relations, communications and administration. Prior to her employment at Ridgewood Energy, Ms. Olin was a Regional Administrator at McGraw-Hill Training Systems where she was employed for two years. Prior to that, she was employed by RCA Corporation. Ms. Olin has a Bachelor of Arts degree from Queens College.

 (c)  Management Agreement.

     The Fund has entered into a Management Agreement with the Managing Shareholder detailing how the Managing Shareholder will render management, administrative and investment advisory services to the Fund under the terms of the Declaration. Specifically, the Managing Shareholder will perform (or arrange for the performance of) the management and administrative services required for the operation of the Fund. Among other services, it will administer the accounts and handle relations with the Investors, provide the Fund with office space, equipment and facilities and other services necessary for its operation and conduct the Fund's relations with custodians, depositories, accountants, attorneys, brokers and dealers, corporate fiduciaries, insurers, banks and others, as required. The Managing Shareholder will also be responsible for making investment and divestment decisions (except that Ridgewood Program Transactions require the approval of the Independent Panel Members as described below).

     The Managing Shareholder will be obligated to pay the compensation of the personnel and all administrative and service expenses necessary to perform the foregoing obligations. The Fund will pay all other expenses of the Fund, including transaction expenses, valuation costs, expenses of preparing and printing periodic reports for Investors and the Commission, postage for Fund mailings, Commission fees, interest, taxes, legal, accounting and consulting fees, litigation expenses, expenses of operating Projects and costs incurred by the Managing Shareholder in so doing and other expenses properly payable by the Fund. The Fund will reimburse the Managing Shareholder for all such Fund and other expenses paid by it.

     As compensation for the Managing Shareholder's performance under the Management Agreement, the Fund is obligated to pay the Managing Shareholder an annual management fee, beginning on the Termination Date of the offering of Investor Shares as described below at Item 7 -- Certain Relationships and Related Transactions.

     The responsibilities of the Managing Shareholder and the fees and reimbursements of expenses it is entitled to are set out in the Declaration. Each Investor consented to the terms and conditions of the Declaration by subscribing to acquire Investor Shares in the Fund.

     The Fund has relied and will continue to rely on the Managing Shareholder and engineering, legal, investment banking and other professional consultants (as needed) and to monitor and report to the Fund concerning the operations of Projects in which it invests, to review proposals for additional development or financing, and to represent the Fund's interests. The Fund will rely on such persons to review proposals to sell its interests in Projects in the future.

(d) Executive Officers of the Fund.

     Pursuant to the Declaration, the Managing Shareholder has appointed officers of the Fund to act on behalf of the Fund and sign documents on behalf of the Fund as authorized by the Managing Shareholder. Mr. Swanson has been named the President of the Fund and the other executive officers of the Fund are identical to those of the Managing Shareholder.

     The officers have the duties and powers usually applicable to similar officers of a Delaware business corporation in carrying out Fund business.
Officers act under the supervision and control of the Managing Shareholder, which is entitled to remove any officer at any time. Unless otherwise specified by the Managing Shareholder, the President of the Fund has full power to act on behalf of the Fund. The Managing Shareholder expects that most actions taken in the name of the Fund will be taken by Mr. Swanson and the other principal officers in their capacities as officers of the Fund under the direction of the Managing Shareholder rather than as officers of the Managing Shareholder.

(e)  The Independent Panel Members.

     The Declaration provides for an Independent Review Panel (the "Panel"), with responsibility for independently reviewing and approving material transactions ("Ridgewood Program Transactions") between the Fund and any other investment programs sponsored by the Managing Shareholder or its Affiliates ("Ridgewood Programs").

     All Ridgewood Program Transactions (which include material transactions between the Fund or entities in which the Fund invests, on the one hand, and other Ridgewood Programs or entities in which they invest or have control, on the other), must be approved by a majority of the Panel Members (if there are only two Panel Members, both must approve) or by a Majority of the Investors. In reviewing and approving a Ridgewood Program Transaction, the Panel Members are be guided by the provisions of Delaware law regarding the responsibilities of directors of a business corporation who pass upon a transaction with an affiliated corporation. In so doing, the Panel Members are subject to duties of loyalty to the Fund and its Investors and care in reviewing the transaction, and are obligated to consider the entire fairness of the transaction to the Fund. There is no requirement, however, that the Fund participate in the transaction on identical terms with the other Ridgewood Programs. The Declaration specifies, in addition, that the Panel Members will be entitled to the benefits of the "business judgment rule" of Delaware law, which exonerates directors for their negligence or mistaken decisions in the absence of bad faith or clear conflicts of interest.

     The Independent Review Panel provisions were included in the Declaration in recognition that the Fund's investment program anticipates significant co-investment by the Fund in Projects in which other Ridgewood Programs will invest. The Managing Shareholder concluded that given the potential conflicts of interest and the additional complexities and responsibilities that characterize co-investment decisions, the Fund should create a mechanism for independent review and approval of co-investments.

     The Managing Shareholder has designated the initial Panel of three Panel Members. A majority of the incumbent Panel Members must consent for the Panel to take action. A majority of the Managing Shareholder and the incumbent Panel Members, acting together, may authorize an increase to no more than eight Panel Members (or a decrease to not fewer than two) and may fill vacancies on the Panel within 180 days. If there is no incumbent Panel Member, however, vacancies must be filled by the Managing Shareholder with the approval of a Majority of the Investors. A Panel Member may not be an Affiliate of the Fund and may not be an investment advisor or underwriter for the Fund, a person beneficially owning five percent or more of the Investor Shares, an entity in which the Fund beneficially owns five percent or more of the outstanding equity securities, an agent or employee of the Fund or its subsidiaries, a member of the immediate family of any individual described above, or a person who served at any time after the beginning of the second-to-last full calendar year as legal counsel to the Fund or the Managing Shareholder, or a partner, principal or employee of that legal counsel.

     The Panel is not required to review other transactions that might involve the Managing Shareholder or its Affiliates and the Fund, such as the Management Agreement or temporary advances of funds by the Managing Shareholder to the Fund. The Managing Shareholder, in its sole discretion, may refer such other transactions to the Panel for advice, and the Panel, in its sole discretion, may elect to review and report to the Managing Shareholder on the referred transaction, or to decline to review it. Neither the Managing Shareholder nor the Panel Members shall incur liability to the Fund or any Shareholder by their decisions to refer or not to refer, or to review or not to review, any transaction that is not a Ridgewood Program Transaction.

     The Panel Members are not trustees of the Fund, have no general fiduciary responsibility for the Fund's investments or operations, and have no continuing oversight responsibilities for the Fund. The Panel meets only on the call of the Managing Shareholder. Panel Members may resign and may be removed either for cause by action of at least two-thirds of the remaining Panel Members or for any reason by action of the holders of at least two-thirds of the Investor Shares.

     Compensation of the Panel Members is set in the Declaration at $5,000 per year, plus out-of-pocket expenses incurred.. If the Managing Shareholder certifies in the Fund's records that there is no reasonable probability that the Fund will engage in further Ridgewood Program Transactions, the Panel will be suspended and will take no further action. During that period, the Panel Members' compensation will cease. A suspended Panel may be reinstated by the Managing Shareholder at any time.

     The current Panel Members are Richard Propper, M.D., John Belknap and Seymour Robin. Dr. Propper and Mr. Belknap also serve as independent trustees of two Prior Programs, Ridgewood Power I and Ridgewood Power IV. Both are independent power programs sponsored by Ridgewood Power. Independent panel members must approve transactions between their program and the Managing Shareholder or companies affiliated with the Managing Shareholder, but have no other responsibilities. Neither Mr. Belknap nor Mr. Robin is otherwise affiliated with the Fund, any of the Fund's officers or agents, the Managing Shareholder, any other Trustee, any affiliates of the Managing Shareholder and any other Trustees, or any director, officer or agent of any of the foregoing. Dr. Propper acts as an adviser to the two venture capital funds sponsored by Ridgewood Capital as described below.

     John C. Belknap, age 52, has been chief financial officer of three national retail chains and their parent companies. Since July 1997, he has been Executive Vice President and Chief Financial Officer of Richfood Holdings, Inc., a Virginia-based food manufacturer. From December 1995 to June 1997 Mr. Belknap was Executive Vice President and Chief Financial Officer of OfficeMax, Inc., an office products superstore chain. From February 1994 to February 1995, Mr. Belknap was Executive Vice President and Chief Financial Officer of Zale Corporation, a retail jewelry store chain. From January 1990 to January 1994 and from February 1995 to December 1995, Mr. Belknap was an independent financial consultant. From January 1989 through May 1993 he also served as a director of and consultant to Finlay Enterprises, Inc., an operator of leased fine jewelry departments in major department stores nationwide.

     Seymour (Si) Robin, age 71, has been the Executive Vice President and CEO of Sensor Systems, Inc., an antenna manufacturing company located in Chatsworth, California. He has held this position since 1972. From 1949 to 1953, he owned and operated United Manufacturing Company, which specialized in aircraft and missile antennas. From 1953 to 1957, he managed Bendix Antenna Division, which specialized in aircraft and space antennas and avionics. In 1957, he started SRA Antenna Company as a manufacturer and technical consultant to wordlwide aircraft maufacturers of commercial, space and military aircraft. He remained at SRA Antenna Company until 1971, at which time he became Executive Vice President and CEO of Sensor Systems, Inc.

     Mr. Robin holds degrees in Mechanical and Electric Engineering from Montreal Technical Institute and UCLA. He is a certified FAA pilot (multi-engine, instruments, land and sea) since 1966. He has received the AMC Airline Voltaire Award for the Most Outstanding Contribution to Airline Avionics in the Past 50 Years. He also owns significant interests in commercial and residential real estate in the Soutwest U.S.

     Dr. Richard D. Propper, age 48, graduated from McGill University in 1969 and received his medical degree from Stanford University in 1972. He completed his internship and residency in Pediatrics in 1974, and then attended Harvard University for post doctoral training in hematology/oncology. Upon the completion of such training, he joined the staff of the Harvard Medical School where he served as an assistant professor until 1983. In 1983, Dr. Propper left academic medicine to found Montgomery Medical Ventures, one of the largest medical technology venture capital firms in the United States. He served as managing general partner of Montgomery Medical Ventures until 1993.

     Dr. Propper is currently a consultant to a variety of companies for medical matters, including international opportunities in medicine. In June 1996 Dr. Propper agreed to an order of the Commission that required him to make filings under Sections 13(d) and (g) and 16 of the 1934 Act and that imposed a civil penalty of $15,000. In entering into that agreement, Dr. Propper did not admit or deny any of the alleged failures to file recited in that order. Dr. Propper is also an acquisition consultant for Ridgewood Capital Venture Partners, LLC and Ridgewood Institutional Venture Partners, LLC, the two venture capital funds sponsored by Ridgewood Capital. He receives a fixed consulting fee from those funds and contingent compensation from Ridgewood Capital.

 (f)  Corporate Trustee

     The Corporate Trustee of the Fund is Ridgewood Holding. Legal title to Fund property is now and in the future will be in the name of the Fund, if possible, or Ridgewood Holding as trustee. Ridgewood Holding is also a trustee of Power I, Power II, Power III, Power IV, Power V and of an oil and gas business trust sponsored by Ridgewood Energy and is expected to be a trustee of other similar entities that may be organized by Ridgewood Power and Ridgewood Energy. The President, sole director and sole stockholder of Ridgewood Holding is Robert E. Swanson; its other executive officers are identical to those of the Managing Shareholder. The principal office of Ridgewood Holding is at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899.

(g)  RPMCo.

     RPMCo is controlled by Robert E. Swanson. For Projects for which the Fund decides to take operating responsibility itself, the Fund will cause the Fund's subsidiary that owns the Project to enter into an "Operation Agreement" under which RPMCo, under the supervision of the Managing Shareholder, will provide the management, purchasing, engineering, planning and administrative services for the Project. RPMCo will charge the Fund at its cost for these services and for the Fund's allocable amount of certain overhead items. RPMCo shares space and facilities with the Managing Shareholder and its affiliates. To the extent that common expenses can be reasonably allocated to RPMCo, the Managing Shareholder may, but is not required to, charge RPMCo at cost for the allocated amounts and such allocated amounts will be borne by the Fund and other programs. Common expenses that are not so allocated will be borne by the Managing Shareholder.

     The Fund does not currently own any Independent Power Projects or other facilities managed by RPMCo and accordingly no Operation Agreement is in effect. The Fund has not made any material payments to RPMCo.

     Initially, the Managing Shareholder does not anticipate charging RPMCo for the full amount of rent, utility supplies and office expenses allocable to RPMCo. As a result, both initially and on an ongoing basis the Managing
Shareholder believes that RPMCo's charges for its services to the Fund are likely to be materially less than its economic costs and the costs of engaging comparable third persons as managers. RPMCo will not receive any compensation in excess of its costs.

     Allocations of costs will be made either on the basis of identifiable direct costs, time records or in proportion to each program's investments in Projects managed by RPMCo; and allocations will be made in a manner consistent with generally accepted accounting principles.

     RPMCo will not provide any services related to the administration of the Fund, such as investment, accounting, tax, investor communication or regulatory services, nor will it participate in identifying, acquiring or disposing of Projects. RPMCo will not have the power to act in the Fund's name or to bind the Fund, which will be exercised by the Managing Shareholder or the Fund's officers.

     The Operation Agreements will not have a fixed term and will be terminable by RPMCo, by the Managing Shareholder or by vote of a majority in interest of Investors, on 60 days' prior notice. The Operation Agreements may be amended by agreement of the Managing Shareholder and RPMCo; however, no amendment that materially increases the obligations of the Fund or that materially decreases the obligations of RPMCo shall become effective until at least 45 days after notice of the amendment, together with the text thereof, has been given to all Investors.

     The executive officers of RPMCo are Mr. Swanson (President), Mr. Gold (Executive Vice President), Mr. Brown (Senior Vice President and Chief Operating Officer), Mr. Quinn (Senior Vice President and Chief Financial Officer) and Ms. Olin (Vice President). Douglas V. Liebschner, Vice President - Operations, is a key employee.

     Douglas V. Liebschner, age 51, joined RPMCo in June 1996 as Vice President of Operations. He has over 27 years of experience in the operation and maintenance of power plants. From 1992 until joining RPMCo, he was employed by Tampella Services, Inc., an affiliate of Tampella, Inc., one of the world's largest manufacturers of boilers and related equipment for the power industry. Mr. Liebschner was Operations Supervisor for Tampella's Piney Creek project, a $100 million bituminous waste coal fired circulating fluidized bed ("CFB") power plant. Between 1989 and 1992, he supervised operations of a waste to energy plant in Poughkeepsie, N.Y. and an anthracite-waste-coal-burning CFB in Frackville, Pa. From 1969 to 1989, Mr. Liebschner served in the U.S. Navy, retiring with the rank of Lieutenant Commander. While in the Navy, he served mainly in billets dealing with the operation, maintenance and repair of ship propulsion plants, twice serving as Chief Engineer on board U.S. Navy combatant ships. He has a Bachelor of Science degree from the U.S. Naval Academy, Annapolis, Md.

Item 6.  Executive Compensation.

     The Fund will reimburse RPMCo at cost for services provided by RPMCo's employees and reimburses the Managing Shareholder at allocated cost for services outside the scope of the Management Agreement; no such reimbursement per employee exceeded $60,000 in 1998. Information as to the fees payable to the Managing Shareholder and certain affiliates is contained at Item 13 - Certain Relationships and Related Transactions.

     As compensation for services rendered to the Fund, pursuant to the Declaration, each Independent Panel Member is entitled to be paid by the Fund the sum of $5,000 annually and to be reimbursed for all reasonable out-of-pocket expenses relating to attendance at Board meetings or otherwise performing his duties to the Fund. Accordingly in March 1998 and January 1999 the Fund paid each Independent Panel Member $5,000 for his services. The Independent Panel Members and the Managing Shareholder are entitled to review the compensation payable to the Independent Panel Members annually and increase or decrease it as they see reasonable. The consent of a majority of the Panel Members and the consent of the Managing Shareholder is necessary for a change in compensation. The Fund is not entitled to pay the Independent Panel Members compensation for consulting services rendered to the Fund outside the scope of their duties to the Fund without similar approval.

     Ridgewood Holding, the Corporate Trustee of the Fund, is not entitled to compensation for serving in such capacity, but is entitled to be reimbursed for Fund expenses incurred by it which are properly reimbursable under the Declaration.

     For information concerning the Fund's Key Employee Incentive Plan, see Item 11(j) of this Registration Statement. No awards or determinations of eligibility have been made under the Plan.

Item 7.  Certain Relationships and Related Transactions.

     The Declaration provides that cash flow of the Fund, less reasonable reserves which the Fund deems necessary to cover anticipated Fund expenses, is to be distributed to the Shareholders from time to time as the Fund deems appropriate. The allocation of distributions between the Investors and the Managing Shareholder is described at Item 11(a) - Description of Registrant's Securities to be Registered - Distribution and Dissolution Rights.

     The Fund did not make any distributions in 1998 to the Managing Shareholder (which is a member of the Board of the Fund) or any other person. The Fund paid fees to the Managing Shareholder and its affiliates as follows:

Fee                    Paid to        1998

Investment fee        Ridgewood
                      Power          $577,813
Placement agent fee   Ridgewood
 and sales commis-    Securities
 sions                Corporation     304,031
Organizational,       Ridgewood
 distribution and     Power
 offering fee                       1,776,189
Due diligence         Ridgewood
 expenses             Power

     The investment fee equaled 2% of the proceeds of the offering of Investor Shares and was payable for the Managing Shareholder's services in investigating and evaluating investment opportunities and effecting investment transactions. The placement agent fee (1% of the offering proceeds) and sales commissions were also paid from proceeds of the offering, as was the organizational, distribution and offering fee (5% of offering proceeds) for legal, accounting, consulting, filing, printing, distribution, selling, closing and organization costs of the offering.

     In addition to the foregoing, the Fund reimbursed the Managing Shareholder and RPMCo at cost for expenses and fees of unaffiliated persons engaged by the Managing Shareholder for Fund business and for certain expenses related to management of Projects.

     Other  information in response to this item is reported in response to Item
6. Executive Compensation, which information is incorporated by reference into this Item 7.

Item 8.  Legal Proceedings.

     There are no legal proceedings involving the Fund.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

(a)  Market Information.

     The Fund has sold approximately 380 Investor Shares of beneficial interest in the Fund in its private placement offering, which is ongoing. There is currently no established public trading market for the Investor Shares and the Fund does not intend to allow a public trading market to develop. As of the date of this Registration Statement on Form 10, all such Investor Shares have been issued and are outstanding. There are no outstanding options or warrants to purchase, or securities convertible into, Investor Shares.

     Investor Shares are restricted as to transferability under the Declaration, as well as under federal and state laws regulating securities. See Item 11(d) - Description of Registrant's Securities to be Registered - Restrictions on Transfer of Investor Shares. The Investor Shares have not been and are not expected to be registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any other similar law of any state (except for certain registrations that do not permit free resale) in reliance upon what the Fund believes to be exemptions from the registration requirements contained therein. Because the Investor Shares have not been registered, they are "restricted securities" as defined in Rule 144 under the 1933 Act. As of the date of this Registration Statement, no Investor Shares are sellable under Rule 144 because the requirements of Rule 144(c) have not been met.

     The Managing Shareholder is considering the possibility of a combination of the Fund and five other investment programs sponsored by the Managing Shareholder (Power I through Power V) into a publicly traded entity. This would require the approval of the Investors in the Fund and the other programs after proxy solicitations complying with requirements of the Securities and Exchange Commission, compliance with the "rollup" rules of the Securities and Exchange Commission and other regulations, and a change in the federal income tax status of the Fund from a partnership (which is not subject to tax) to a corporation. The process of considering and effecting a combination, if the decision is made to do so, will be very lengthy. There is no assurance that the Managing Shareholder will recommend a combination, that the Investors of the Fund or other programs will approve it, that economic conditions or the business results of the participants will be favorable for a combination, that the combination will be effected or that the economic results of a combination, if effected, will be favorable to the Investors of the Fund or other programs.

(b)  Holders

     As of April 22, 1999, there were 743 record holders of Investor Shares and 566 record holders of Preferred Participation Rights.

(c)  Dividends

     The Fund made no distributions in 1998. The Fund's ability to make future distributions to Investors and their timing will depend on the net cash flow of the Fund and retention of reasonable reserves as determined by the Fund to cover its anticipated expenses.

Item 10.  Recent Sales of Unregistered Securities.

     (a)  Securities  sold.  As of April  22,  1999 the Fund had sold a total of
381.6015 Investor Shares in a best-efforts offering under Rule 506 of Regulation D that began April 12, 1996. The Fund also has issued a total of 1,890 Preferred Participation Rights for no additional consideration to certain Investors in connection with their purchases of Investor Shares that occurred prior to December 31, 1998. The Fund also granted the Managing Shareholder a single Management Share representing the Managing Shareholder's management rights and rights to distributions of cash flow.

     (b) Underwriters and other purchasers. Ridgewood Securities Corporation, an affiliate of the Fund and the Managing Shareholder, was the placement agent for the best efforts offering. The Regulation D offering was limited to accredited investors and to a limited number of persons described in Rule 501(e) under Regulation D.

     (c) Consideration. All Investor Shares were sold for cash at a price of $100,000 per Investor Share. No additional consideration was paid for Preferred Participation Rights. The following amounts are as of April 22, 1999.

Aggregate offering price of Investor Shares            $   38,160,150
Aggregate sales commissions                                 3,052,812
Placement agent fees                                          381,602

     The Management Share was issued in exchange for the Managing Shareholder's services under the Declaration.

     (d) Exemption from registration claimed. The offering of the Investor Shares and associated Preferred Participation Rights was exempt under Section 4(2) of the Securities Act of 1933, as provided by Rule 506 of Regulation D under that Act. The offering was made only to accredited investors and a limited number of persons described in Rule 501(e) of Regulation D, without the use of general advertising or solicitation.

     The issuance of the Management Share was exempt under Section 4(2) of the Securities Act of 1933 as an issuance to a controlling person of the Fund.

     (e)  Not applicable

     (f) Use of proceeds. Although this subitem is required under Item 701(f) of Regulation S-K only for offerings registered under the Securities Act of 1933, the Fund is voluntarily including this information.

          This information is as of December 31, 1998.


                                         Amounts Paid to
                                              Related Persons*     Other
Source or use                    Amount          of Fund         Persons
 of proceeds

Sale of 296.8815
 Investor Shares             $29,688,150         n/a             n/a

Less: Sales
 commissions and
 placement agent fee           2,630,853           304,031     $2,326,822

Organizational,
 offering and
 distribution fee              1,850,871         1,850,871              0

Investment fee                   577,813           577,813              0

Net offering
 proceeds to Fund             24,628,613          n/a             n/a

Temporary investments**       23,479,389                 0     23,479,389

Due diligence expenses         1,089,848                 0      1,089,848

Accounting and legal fees         31,000                 0         31,000

Other expenses                    28,276                 0         28,276


* Related persons are the following: the Managing Shareholders, Ridgewood Securities Corporation, RPMCo, Ridgewood Energy, the director and officers of each of those corporations and their associates, and all other affiliates of the Fund. No person beneficially owns 10% or more of any class of the equity securities of the Fund.

** As of December 31, 1998. All temporary investments mature less than one year from the date of issuance. Temporary investments are limited to U.S. Treasury securities and obligations of banks with at least $5 billion in assets.

Item 11.  Description of Registrant's Securities to be Registered.

     The Fund is registering Investor Shares and Preferred Participation Rights. Each of these is a class of shares of beneficial interest in the Fund without a par value. The Investor Shares are the only securities having most of the characteristics of an equity security and are described in Items 11(a)-(i. The Preferred Participation Rights have limited rights. The Preferred Participation Rights are described at Item 11(a) - Preferred Participation Rights.

     (a)  Distribution and dissolution rights.

     Net Cash Flow of the Fund, defined as the Fund's gross receipts less cash operating expenses and other cash expenditures of the Fund, less debt service, if any, and less reasonable reserves as determined by the Fund to cover its anticipated expenses, will be distributed to the Shareholders to the extent and at such times as the Fund deems advisable.

     Prior to Payout (the point at which Investors have received cumulative distributions equal to the amount of their capital contributions), each year all distributions from the Fund, other than distributions of the revenues from dispositions of Fund Property, are to be allocated 99% to the Investors and 1% to the Managing Shareholder until Investors have been distributed during the year an amount equal to 12% of their total capital contributions (a "12% Priority Distribution"), and thereafter all remaining distributions from the Fund during the year, other than distributions of the revenues from dispositions of Fund Property, are to be allocated 75% to Investors and 25% to the Managing Shareholder. If the Key Employees Incentive Plan is activated, up to 5% of the distributions that otherwise would go to the Managing Shareholder will be allocated to plan participants. See Item 11(j). The Managing Shareholder may Revenues from dispositions of Fund Property are to be distributed 99% to Investors and 1% to the Managing Shareholder until Payout. In all cases, after Payout, Investors are to be allocated 75% of all distributions and the Managing Shareholder 25% (subject to allocations to plan participants).

     Net Cash Flow that the Fund determines to distribute from the proceeds of a sale or other disposition of Fund Property that (a) is not in the ordinary course of the operation of the Fund Properties and (b) is not from the sale or exchange of temporary investments will be distributed as follows: until Payout, 99% of this Net Cash Flow will be distributed to the Investors and 1% to the Managing Shareholder, and after Payout, 75% of this Net Cash Flow will be distributed to Investors, 20% to the Managing Shareholder and the remaining 5% either to the Managing Shareholder or to key employees designated by it as an equity incentive.

     On liquidation of the Fund, the remaining assets of the Fund after discharge of its obligations, including any loans owed by the Fund to the Shareholders, will be distributed, first, to the Investors entitled to declared but unpaid distributions under the 12% priority return provisions, in proportion to the amounts due to them, until all such accrued but unpaid distributions are satisfied and then to the Shareholders, in proportion to their respective positive capital accounts, after taking account of all adjustments thereto through the time of dissolution. See -Capital Accounts and Allocations below.

General Provisions

     Distributions to Investors under the foregoing provisions will be apportioned among them in proportion to their ownership of Investor Shares, as the case may be. The Managing Shareholder has the sole discretion to determine the amount and frequency of any distributions; provided, however, that a distribution may not be made selectively to one Shareholder or group of Shareholders but must be made ratably to all Shareholders entitled to that type of distribution at that time. The Managing Shareholder in its discretion nevertheless may credit select persons with a portion of its compensation from the Fund or distributions otherwise payable to it.

     Because distributions, if any, will be dependent upon the earnings and financial condition of the Fund, its anticipated obligations, the Managing Shareholder's discretion and other factors, there can be no assurance as to the frequency or amounts of any distributions that the Fund may make.

     If the Fund creates additional classes or series of Shares, distributions of net cash flow generated by Fund Properties acquired with the proceeds of those additional classes or series of Shares will be made as provided in the instruments creating those classes or series.

Return of Capital

     If the Fund for any reason at any time does not find it necessary or appropriate to retain or expend all Capital Contributions, in its sole discretion it may return any or all such excess Capital Contributions ratably to Investors. The Investors will be notified of the source of the payment and as to the amounts of fees charged against the original Capital Contributions that are being returned therewith. Any such return of capital will decrease the Investors' Capital Contributions and thus will affect the computation of Investor preferences to distributions.

Capital Accounts and Allocations

     Each Shareholder will have a capital account, which will have an initial balance equal to the Shareholder's Capital Contribution. Capital accounts will be adjusted in accordance with Regulations under Internal Revenue Code Section
704. The capital account balance will be increased by any additional Capital Contributions by the Shareholder and by profits allocated to the Shareholder; it will be decreased by the amount of distributions to the Shareholder, returns of capital and by losses allocated to the Shareholder. An Investor's Capital Contribution includes the amount of any fees or commissions on the sale of Shares to the Investor that are waived or reduced by the Fund, the Managing Shareholder or their Affiliates. Contributions of property by a Shareholder, if any, or distributions of property to a Shareholder, if any, are valued at fair market value, net of liabilities. The Fund does not currently anticipate that any contributions or distributions of property will be made. Certain additional adjustments to capital accounts will be made if necessary to account for the effects of non-recourse debt incurred by the Fund or contributions of property, if any, to the Fund.

     For any fiscal period, all net profits, if any, earned by the Fund will be allocated first 100% to the Managing Shareholder until the profits so allocated in that period and all prior periods in which there were profits equal the cumulative distributions payable to the Managing Shareholder for those periods. Then, 100% of such net profits will be allocated to the Investors, first ratably among holders of Rights until such allocations cumulatively equal total distributions in respect of those Rights, and then ratably among Investors in proportion to their ownership of Shares. If the Fund has net losses for a fiscal period, the losses will be allocated 99% to the Investors and 1% to the Managing Shareholder, except that if an allocation of a loss would cause an Investor to have a negative amount in the Investor's capital account, the loss will be allocated to the Managing Shareholder instead in the amount necessary to prevent the creation of a negative balance in the Investor's capital account. Allocations in respect of additional series of Shares will be made in accordance with the terms thereof.

     If, however, the application of the allocation rules causes or would cause the Managing Shareholder to have a negative capital account balance at the end of any fiscal period, gains from any concurrent or subsequent sale or disposition of Fund Property outside the normal course of operation will be allocated 100% to the Managing Shareholder until the deficit is eliminated, and thereafter in accordance with the rules described above. Gain or loss allocable to Shareholders from such sales or dispositions will be adjusted accordingly. For federal income tax purposes only, any deduction allowed to the Fund on the ground that the Managing Shareholder received its Fund interest as compensation for services will be allocated solely to the Managing Shareholder.

Preferred Participation Rights and Early Investment Incentive.

     In recognition of the benefits the Fund will receive from early subscriptions for Investor Shares, the Fund provided Investors who subscribed promptly with an "Early Investment Incentive." The Early Investment Incentive was given to each Investor whose subscription was fully completed and paid for and accepted prior to December 31, 1998. Investor Shares subscribed to after such date are not eligible for the incentive. An Investor qualifying for the incentive (an "Early Investor") was entitled to preferred distributions payable out of the Fund's distributable operating net cash flow (which includes investment interest on unapplied funds) beginning in 1999. The amount of the Early Investment Incentive was determined by the number of "Preferred Participation Rights" granted to each Early Investor. Each Right entitled the holder to an aggregate distribution priority of $1,000 (i.e., 1% of the purchase price of one $100,000 Investor Share). The number of Rights earned by each Early Investor was determined by multiplying the number of whole or fractional Investor Shares subscribed to by the Investor by the number of whole or partial months from the date of the acceptance of the subscription to December 31, 1998, except that subscriptions from December 1 through December 31, 1998 were treated on the same basis as subscriptions received in November 1998. Approximately 1,890 Rights were issued.

     During calendar years 1999 and 2000, all distributable operating net cash flow of the Fund will be distributed 99% to the Early Investors and 1% to the Managing Shareholder until the Qualifying Investors receive in each year distributions equal to $500 for each Right earned. Thereafter, all distributable operating net cash flow will be distributed to all Shareholders in accordance with the normal distribution allocation provisions of the Declaration.

     (b) Voting rights.

     The Fund does not have a board of directors or trustees elected by Investors and the Investors have no rights to vote on the management of the Fund except through amending the Declaration or removing the Managing Shareholder as described below.

     The Managing Shareholder may amend the Declaration without notice to or approval of the Investors for the following purposes: to cure ambiguities or errors; to conform the Declaration to the description in the Confidential Registration Statement for the offering of Investor Shares, to equitably resolve issues arising under the Declaration so long as similarly situated Investors are not treated materially differently; to comply with law; to make other changes that will not materially and adversely affect any Investor's interest; to maintain the federal income tax status of the Fund; or to make modifications to the computation of items affecting the Investors' capital accounts to comply with the Code or to reflect the creation of an additional class or series of Shares and the terms thereof.

     Other amendments to the Declaration may be proposed either by the Managing Shareholder or holders of at least 10% of the Investor Shares, either by calling a meeting of the Shareholders or by soliciting written consents. The procedure for such meetings or solicitations is found at Section 15.2 of the Declaration. Such proposed amendments require the approval of a majority in interest of the Investors given at a meeting of Shareholders or by written consents. Any amendment requiring Investor action may not increase any Shareholder's liability, change the Capital Contributions required of him or her or the Investor's rights in interest in the Fund's profits, losses, deductions, credits, revenues or distributions in more than a de minimis matter, or change his rights on dissolution or any voting rights without the Shareholder's consent. Any amendment which changes the Managing Shareholder's management rights requires its consent.

     The consent of all Investors is required for the following additional actions by the Fund: actions contravening the Declaration or the Certificate of Fund of the Fund; actions making it impossible to carry on ordinary business; confessing a judgment in excess of 10% of the Fund's assets; dissolving or terminating the Fund, other than as provided by the Declaration; allowing the Managing Shareholder to possess or hold Fund Property for other than a Fund purpose or adding a new Managing Shareholder except as described below.

Removal of Managing Shareholder

     The holders of at least 10% of the Investor Shares may propose the removal of a Managing Shareholder, either by calling a meeting or soliciting consents in accordance with the terms of the Declaration. Removal of a Managing Shareholder requires the affirmative vote of a majority of the Investor Shares (excluding Investor Shares held by the Managing Shareholder which is the subject of the vote or by its affiliates). Removal of a Managing Shareholder causes a dissolution of the Fund unless any remaining Managing Shareholder and a majority in interest of the Investors (or if there is no remaining Managing Shareholder, a majority in interest of the Investors) elect to continue the Fund. The Investors may replace a removed Managing Shareholder or fill a vacancy by vote of a majority in interest of the Investors.

     If a Managing Shareholder is removed, resigns (other than voluntarily without cause) or is unable to serve, it may elect to exchange its Management Share for a series of cash payments from the Fund in amounts equal to the amounts of distributions to which the Managing Shareholder would otherwise have been entitled under the Declaration in respect of investments made by the Fund prior to the date of any such removal, resignation or other incapacity. The Managing Shareholder would continue to receive its pro rata share of all allocations to Investors as provided in the Declaration which are attributable to Investor Shares owned by the Managing Shareholder.

     Alternatively, the Managing Shareholder may elect to engage a qualified independent appraiser and cause the Fund to engage another qualified independent appraiser (at the Fund's expense in each case) to value the Fund Property as of the date of such removal, resignation or other incapacity as if the property had been sold at its fair market value so as to include all unrealized gains and losses. If the two appraisers cannot agree on a value, they would appoint a third independent appraiser (whose cost would be borne by the Fund) whose determination, made on the same basis, would be final and binding.

     Based on the appraisal, the Fund would make allocations to the Managing Shareholder's capital account of Profits, Losses and other items resulting from the appraisal as of the date of such removal, resignation or other incapacity as if the Fund's fiscal year had ended, solely for the purpose of determining the Managing Shareholder's capital account. If the Managing Shareholder has a positive capital account after such allocation, the Fund would deliver a promissory note of the Fund to the Managing Shareholder, the principal amount of which would be equal to the Managing Shareholder's capital account and which would bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal, resignation or other incapacity, with interest payable annually and unpaid principal payable only from 20% of any available cash before any distributions thereof are made to the Investors under the Declaration.

     If the capital account of the Managing Shareholder has a negative balance after such allocation, the Managing Shareholder would be obligated to contribute to the capital of the Fund in its sole discretion either cash in an amount equal to the negative balance in its capital account or a promissory note to the Fund in such principal amount maturing five years after the date of such removal, resignation or other incapacity, bearing interest at the rate specified above. If the Managing Shareholder chose to elect the appraisal alternative, its entire interest in the Fund would be terminated other than the right to receive the promissory note and payments thereunder as provided above.

     (c) Other rights and obligations.

     The Investor Shares have no preemptive rights. The Fund intends but is not required to give existing Investors the first opportunity for a limited time to purchase any additional Shares offered unless, in the sole discretion of the Fund, market conditions or the need to raise additional capital on an expedited basis precludes an offering to all Investors. In those cases, the Fund shall determine, in its sole discretion, the persons to whom additional Shares will be offered and sold. Investors have no liability for further calls for capital or to assessment by the Fund. No liabilities of the Fund can be generally imposed on its Shareholders under Delaware law. See - Liability of Investors below.

     (d)  Restrictions on Transfer of Investor Shares

     No Investor may assign or transfer all or any part of his interest in the Fund and no transferee will be deemed a substituted Investor or be entitled to exercise or receive any of the rights, powers or benefits of an Investor other than the right to receive distributions attributable to the transferred interest unless (i) such transferee has been approved and accepted by the Fund, in its sole and absolute discretion, as a substituted Investor, and (ii) certain other requirements set forth in the Declaration have been satisfied. As explained below at - Tax Aspects, the Fund does not intend to allow free transferability of Investor Shares or to allow the creation of a trading market in Investor Shares.

     (e)  Liability of Investors

     Assuming compliance with the Declaration and applicable formative and qualifying requirements in Delaware and any other jurisdiction in which the Fund conducts its business, an Investor will not be personally liable under Delaware law for any obligations of the Fund, except to the extent of any unpaid Capital Contributions that he or she agrees to contribute to the Fund and except for indemnification liabilities arising from any misrepresentation made by him or her in the Investor Subscription Booklet submitted to the Fund. The Fund will, to the extent practicable, endeavor to limit the liability of the Investors in each jurisdiction in which the Fund operates.

     The law governing whether a jurisdiction other than Delaware will honor the limitation of liability extended under Delaware law to the Investors is uncertain. A number of states have adopted specific legislation permitting business trusts to limit the liability of their beneficiaries and it is likely that those states would similarly honor the Fund's limitations on liability of Investors. In other states, there has been no authoritative legislative or judicial determination as to whether the limitation of liability would be honored and in some states the courts have held that the beneficiaries of a business trust could be liable for the Fund's activities, regardless of their lack of participation in its management. The Fund intends to make all investments in Projects through subsidiaries, such as limited partnerships or limited liability companies, that afford their owners limited liability in the relevant jurisdictions. Therefore, regardless of the local treatment of business trusts, the Fund believes that the Investors will not be subject to personal liability for Project liabilities and that with regard to the operation of the Fund itself the limitation of Investors' liability under Delaware law will govern.

     Under certain federal and state environmental laws of general application, entities that own or operate properties contaminated with hazardous substances may be liable for cleanup liabilities regardless of other limitations of liability. The Fund is not aware of any case where such environmental liabilities were imposed on non-management participants in a business trust.

     The Delaware Act does not contain any provision imposing liability on an Investor for participation in the control of the Fund, although no Investor has any rights to do so except through the rights to propose and vote on matters described above. The Delaware Act does not require an Investor who receives distributions that are made when the Fund is or would be rendered insolvent to return those distributions under equitable principles enforced by courts. Under Delaware decisions, a trust beneficiary who receives overpayments from a trust is obligated to return those payments, with interest, subject to equitable defenses. The application of these cases to beneficiaries of a business trust is uncertain.

     (f) Issuance of additional classes of shares.

     The Fund intends that all of its activities will be funded from the proceeds of this offering and earnings thereon. In the future, the Fund may deem it to be necessary or in the Fund's best interests, however, for the Fund to commit additional funds to Projects in which it has previously participated or to further diversify its activities by participating in new Projects. If the Fund determines that these additional commitments should not be financed from Fund earnings, and, as is currently anticipated, the Fund does not borrow funds for these purposes, the Fund may sell additional Shares.

     Beginning six months and one day after the Termination Date, the Fund from time to time may create and sell additional Investor Shares or additional classes or series of Shares if the Managing Shareholder determines that the best interests of the Fund so require. Additional classes or series may but are not required to be limited to the assets and cash flow of Projects or Project Entities that represent less than all of the entire Fund Property. The Managing Shareholder is authorized to determine or alter any or all of the powers, preferences and rights, and the qualifications, limitations or restrictions granted to or imposed upon any unissued class or series of additional Shares, and to fix, alter or reduce the number of Shares comprising any such class or series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the Shares of any such class or series. The Managing Shareholder's designation of the Shares and the terms and conditions of any new class or series of Shares shall be deemed an amendment of the Declaration and shall be effective without any notice to, action by or approval of the Investors. Any Shares so designated or any additional Investor Shares may be offered to such persons and on such terms and conditions as the Fund may determine.

     Any additional Shares or classes or series of Shares shall have voting rights as designated by the Managing Shareholder; however, no such Share shall have more than one vote per $100,000 of Capital Contributions for that Share on matters in which the holders of those Shares vote with the holders of Investor Shares, without the consent of the holders of a Majority of the Investor Shares.

     All Profits, Losses and other items attributable to additional classes or series of Shares shall be allocated as specified in the determination of the Managing Shareholder creating those Shares, except that any such allocation shall not unreasonably reduce allocations to existing Investors of Profits, Losses, Net Cash Flow and other items to the extent attributable to their Capital Contributions. The Managing Shareholder's election in good faith of allocation methods (which may include subjective elements) shall be conclusive in the absence of willful misconduct or gross negligence.

     If the Fund does not raise sufficient additional capital to participate in additional activities or does not choose to do so, the Fund may offer the Managing Shareholder, its affiliates or partnerships or funds organized by any of them the right to so participate in place of the Fund.

     (g) Tax matters. There are many material tax aspects to the Investor Shares. The Fund is an entity treated as a partnership for federal income tax purposes and under many state income tax laws. As such, its income is not taxed separately and its income, gains, losses, deductions and tax credits are passed through to the Investors and the Managing Shareholder as described at -- Distribution and Liquidation Rights above. The Fund would lose partnership status for federal income tax purposes if it became a "publicly traded partnership."

     In order not to become a publicly traded partnership, the Fund may not permit any of the following to occur:

     (i) Interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests;

     (ii) Any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others;

     (iii) the holder of an interest in the partnership has a readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership; or

     (iv) Prospective buyers and sellers otherwise have the opportunity to buy, sell or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to that described in the other provisions of this paragraph . .
 . .

     The Managing Shareholder has represented to its tax counsel that it will not allow any transfer of Shares which, in the opinion of its counsel, will cause the Fund's Shares to be treated as readily tradable on such market without the consent of a Majority of the Investors.

     (i) Provisions that might impede a change of control.

     As discussed above at -- Voting Rights, the Investors do not have the right to vote routinely upon the management of the Fund. Any amendment to the Declaration that would modify the Managing Shareholder's management rights requires the Managing Shareholder's consent. A decision to remove the Managing Shareholder requires the calling of a special meeting or solicitation of consents from Investors, a majority vote of the Investor Shares. Removal of the Managing Shareholder causes a dissolution of the Fund unless a new Managing Shareholder is concurrently elected. Because the removed Managing Shareholder is entitled to compensation for its equity interest in the Fund, it might be difficult for the Fund to offer a new Managing Shareholder a comparable equity interest in the Fund. All these provisions may have the effect of impeding a change of control of the Fund.

     (j)  Key Employees Incentive Plan.

     The Key Employees Incentive Plan was adopted by the Fund in February 1998 as a means of giving key employees incentives to improve the value of the Fund's equity, to better align their financial interests with those of the Investors and to encourage superior employees to remain long-term with the Fund and the Managing Shareholders, especially because of the new opportunities being created for independent power executives by industry deregulation.

     The Plan permits the Managing Shareholder to designate key executives and employees of the Fund and its operating companies to receive "Incentive Shares." Mr. Swanson is not eligible to participate in the Plan. As of the date of this Registration Statement, approximately five officers and executives and up to five other employees might be eligible for participation under the Plan, but no decision has yet been made as to eligibility or participation. As of that date, it was not possible to determine the amount of benefits, if any, that might be allocated to any individual or group. The Managing Shareholder expects to include the other officers and executives of the Fund named in this Registration Statement as the initial participants in the Plan.

     Power VI Co and persons granted Incentive Shares under the Plan are entitled to receive a portion of the Fund's cash flow as follows:


                   Prior to Payout     After Payout

 Net Operating     Power VI Co.         Power VI Co.
 Cash Flow         Up to 20%            20%
 after Investors
 obtain 12%        Plan Participants    Plan Participants
 cumulative        Up to 5%             5%
 return

 Net Cash          Power VI Co.         Power VI Co
 Flow from         1%                   20%
 Dispositions
                   Plan Participants    Plan Participants
                   0%                   5%

     The Managing Shareholder and Plan participants will be entitled to cash flow on a proportionate basis, meaning that if the cash flow allocable to them is less than the maximum percentages stated in the table, that cash flow will be distributed pro rata between Power VI Corporation and Plan participants. (The 1% minimum amount of cash flow allocable to the Managing Shareholder will not be split with Plan participants.)

     At the closing of the private placement offering of Investor Shares, the Fund will create a number of Incentive Shares equal to 1/15 of the total number of Investor Shares sold in the offering. Thus, if 1000 Investor Shares (the expanded maximum) are sold, 66-2/3 Incentive Shares will be created. If the minimum of 15 Investor Shares were sold, only 1 Incentive Share would be created. Each Incentive Share will be entitled to a pro-rata share of the cash flow distributable to Plan participants in the table above. This computation is intended to make the cash flow distributable to the holder of an Incentive Share after Payout equivalent to the cash flow distributable after Payout to the holder of an Investor Share.

     Under the Key Employees Incentive Plan, the Managing Shareholder may grant the Incentive Shares or fractional Incentive Shares to participants as share bonuses, without any payment by the recipient to the Fund or further obligation, restricted shares, under which the recipient would pay an amount per Incentive Share specified by the Managing Shareholder (which could be nominal), but with the shares being forfeitable by the recipient if he or she did not continue employment or meet performance standards for a period of up to five years after grant, pursuant to tax-advantaged incentive share options granted by the Managing Shareholder at exercise prices and for terms (not exceeding 10 years) specified by it, pursuant to non-qualified share options granted by the Managing Shareholder at exercise prices and for terms (not exceeding 10 years) specified by it, or stock appreciation rights, which entitle the participant to receive the difference between the fair market value of the Incentive Shares subject to the rights on the date of exercise and the fair market value of those Incentive Shares on the date the rights were granted. Stock appreciation rights may be granted in tandem with share options at any time before the options are exercised. This permits the participant to surrender the related option, exercise the rights and receive the difference between the fair market value of the Incentive Shares subject to the rights on the date of exercise and the option exercise price (which might be more or less than the fair market value of the Incentive Shares on the date of grant). In all cases, the recipient may elect to receive Incentive Shares or a cash payment.

     The Plan will be administered and participation and grant decisions will be made by the Managing Shareholder's Manager (Mr. Swanson) or a special compensation committee, which will be composed of a person or persons not eligible to be granted Incentive Shares or options under the Plan. The Managing Shareholder may at any time amend, suspend or terminate the Key Employee Incentive Plan or any grant made under the Plan. If any change in or affecting Investor Shares or Incentive Shares occurs (such as a rollup, initial public offering, merger or acquisition), the Managing Shareholder may make appropriate amendments to or adjustments to the Plan or grants made under the Plan, including changes in the number or class of shares that may be issued and the price per share subject to outstanding options or stock appreciation rights. The Managing Shareholder may not cancel or reduce any grant after it is made (except to make adjustments described above) without the consent of the participant affected. Further, the Managing Shareholder may not change the class of persons eligible to receive incentive share options, increase the number of Incentive Shares that may be issued or transferred under the Plan (unless those shares or the equity interest underlying them are transferred from Power VI Co) or make any other change that materially increases the benefits available under the Plan without the approval of a Majority of the Investors.

     Until Incentive Shares are actually issued, the cash flow, if any, distributable to those Shares will be distributed to Power VI Co.

     Tax  Matters.   A  brief  summary  of  the  material   federal  income  tax
consequences of benefits under the Key Employees Incentive Plan follows:

     The fair market value of any Incentive Shares granted as bonuses will be ordinary income to the recipient in the year of grant.

     Participants  normally do not  recognize  taxable  income  when  restricted
Incentive Shares are awarded. As the restrictions end, the participant recognizes ordinary income equal to the difference between the fair market value of the unrestricted Incentive Shares and the amount he or she paid for them, plus the amount of any accumulated distributions paid at that time. The participant may elect to recognize ordinary income at the time of award equal to the difference between fair market value and the amount paid for the Incentive Shares, determined without regard to the restrictions.

     The grant of an incentive share option will not result in any immediate tax consequences to participants or Investors. The exercise of the option will not result in any taxable income to participants and Investors will not be entitled to a deduction, but the excess of the fair market value of the Incentive Shares over the option exercise price will be includable in the participant's "alternative minimum taxable income" for purposes of the alternative minimum tax. Incentive share options may not be issuable by the Fund so long as it remains taxable as a partnership rather than as a corporation for federal income tax purposes.

     If the participant disposes of Incentive Shares that he or she acquired on the exercise of an incentive share option within one year after exercise or within two years after the option was granted, he or she will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the Incentive Shares on the date of exercise over the exercise price or (ii) the amount of any gain realized. If the participant holds those Incentive Shares for a longer period before disposing of them, any gain recognized by the participant will be taxable at a capital gain rate of not more than 28% if the Incentive Shares were held for 18 months or less or not more than 20% if the Inventive Shares were held for a longer period.

     The grant of a non-qualified stock option has no immediate tax consequences to the participant or Investors. On exercise, the participant recognizes ordinary income equal to the difference between the option exercise price and the fair market value of the Incentive Shares acquired as of the date of exercise.

     The grant of a stock appreciation right has no immediate tax consequences to the participant or Investors. On exercise, the participant recognizes ordinary income equal to the fair market value of the Incentive Shares acquired as of the date of exercise plus any cash received.

     Until the Fund becomes a public company with tradable shares, the Investors, Power VI Co and plan participants will be entitled to deductions in the same amounts, of the same type (ordinary or capital loss) and at the same time as the participants realize income or gain. To the extent that any deductions allocable to Investors constitute capital losses, the Investors will be able to use those deductions only against their capital gains, if any, and a very limited amount, if any, of ordinary income. After such an event, it is unlikely that deductions will be passed through to Investors. The Fund does not anticipate that any substantial amount of Incentive Shares will be sold prior to such an event in a way that would generate capital losses for Investors, but no assurance can be made that this will be the case.

Other Matters.
     The Managing Shareholders may increase the cash flow distributable to participants in the Plan by granting to the Plan a portion of cash flow otherwise distributable to Power VI Co (but not in excess of 3% of Trust distributable cash flow). A grant may be temporary or permanent. Additional Incentive Shares will be created in proportion to the additional cash flow so granted.

     Each issued and outstanding Incentive Share has voting rights equal to one Investor Share. Restricted Incentive Shares, whether vested or not, have all the voting and distribution rights of Incentive Shares, but distributions will be held by the Fund for the participant's account until the Shares vest.

Item 12.  Indemnification of Directors and Officers.

     Under the Declaration, the Fund's officers and agents, the Managing Shareholder, RPMCo, the Corporate Trustee, the Panel Members and other Ridgewood Managing Persons when acting on behalf of the Fund (provided they act within the scope of the Declaration) may be indemnified by the Fund as determined by the Managing Shareholder in its sole discretion, which may be exercised at any time, regardless of whether or not a claim is pending or threatened, against liability for errors in judgment or other acts or omissions taken in good faith and not amounting to recklessness or willful misconduct. The Managing Shareholder may make such determination regardless of the existence of a conflict of interest.

     Expenses of defense or settlement may be advanced to a Ridgewood Managing Person in advance of a determination that indemnification will be provided if
(i) the Ridgewood Managing Person provides appropriate security for the undertaking; (ii) the Ridgewood Managing Person is insured against losses or expenses of defense or settlement so that the advances may be recovered or (iii) independent legal counsel in a written opinion determines, based upon a review of the then readily-available facts, that there is reason to believe that the Managing Person will be found to be entitled to indemnification. Counsel may rely as to matters of business judgment or as to other matters not involving determinations of law upon the advice of a committee of persons not affiliated with the Fund that may be appointed by the Managing Shareholder for that purpose.

     In addition, the Placement Agent will be indemnified and held harmless by the Fund against any losses or claims, based upon the assertion that the Placement Agent has any continuing duty or obligation, subsequent to any offering of Shares, to the Fund, the Panel Members, the Corporate Trustee or any Shareholder or otherwise to monitor Fund operations or report to Investors concerning Fund operations.

     It is the position of the Securities and Exchange Commission and certain state securities administrators that any attempt to limit the liability of a general partner or persons controlling an issuer under the federal securities laws or state securities laws, respectively, is contrary to public policy and, therefore, unenforceable.

     The Managing Shareholder is not required to take action on behalf of the Fund unless the Fund has sufficient funds to meet obligations that might arise from that action. The Managing Shareholder is not required to advance or expend its own funds for ordinary Fund business but is entitled to reimbursement from the Fund if it does so consistent with the Declaration. The Managing Shareholder is not required to devote its time exclusively to the Fund and may engage in any other venture.

     The Managing Shareholder has obtained directors' and officers' liability insurance covering the Fund, the Managing Shareholder and all other Ridgewood Managing Persons.

Item 13.  Financial Statements and Supplementary Data.

Index to Financial Statements
Report of Independent Accountants                   F-2
Balance Sheets at December 31, 1998                 F-3
Statement of Operations for Period
  from Commencement of Share Offering
  (February 9, 1998) through December 31, 1998      F-4
Statement of Changes in Shareholders'
  Equity for Period from Commencement of
  Share Offering through December 31, 1998          F-5
Statement of Cash Flows for Period
  from Commencement of Share Offering
  through December 31, 1998                         F-6
Notes to Financial Statements                F-7 to F-8


     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

     The financial statements are presented in accordance with generally accepted accounting principles for operating companies, using consolidation and equity method accounting principles.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     Neither the Fund nor the Managing Shareholder has had an independent accountant resign or decline to continue providing services since their respective inceptions and neither has dismissed an independent accountant during that period. During that period of time no new independent accountant has been engaged by the Fund or the Managing Shareholder, and the Managing Shareholder's current accountants, PricewaterhouseCoopers LLP, have been engaged by the Fund.

Item 15.  Financial Statements and Exhibits

 (a)  Financial Statements.

     See the Index to Financial Statements in Item 13 hereof.

 (b)  Exhibits

     3.A.  Certificate of Trust of the Registrant.       Page 59

     3.B.  Amendment No. 1 to Certificate of Trust.      Page 60

     3.C.  Declaration of Trust of the Registrant.       Page 61

     10.A. Stock and Warrant Purchase Agreement for
           ZAP Power Systems, Inc.                       Page 83

     10.B. Warrant for Purchase of Common Stock of
           ZAP Power Systems, Inc.                       Page 96

     10.C  Investors' Rights Agreement with ZAP
           Power Systems, Inc.                           Page 102

     10.D. Milestone letter agreement with ZAP Power
           Systems, Inc.                                 Page 113

     10.E. Letter agreement re board representation
           with ZAP Power Systems, Inc.                  Page 114

     10.F. Management Agreement between the Fund and
           Ridgewood Power.                              Page 115

     10.G. Key Employees' Incentive Plan                 Page 118

     10.H. Agreement of Merger between Ridgewood Power
           Corporation and Ridgewood Power LLC           Page 127

     10.I  Agreement of Merger between Ridgewood Power
           VI Corporation and Ridgewood Power VI LLC     Page 132

     21.   Subsidiaries of the Registrant                Page 138

     27.   Financial Data Schedule                       Page 139



SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Signature                     Title                          Date



THE RIDGEWOOD POWER GROWTH FUND (Registrant)

By:/s/ Martin V. Quinn    Senior Vice President and    April 30, 1999
       Martin V. Quinn     Chief Financial Officer

                         The Ridgewood Power Growth Fund

                              Financial Statements

                                December 31, 1998



                                     -F1-

                  Report of Independent Accountants

  PricewaterhouseCoopers LLP
  1301 Avenue of the Americas
  New York, NY 10036

  [Letterhead of PricewaterhouseCoopers LLP]

  March 23, 1999

  To the Shareholders and Trustee of
  Ridgewood Power Growth Fund


  In our opinion, the accompanying balance sheet and the related statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Ridgewood Power Growth Fund (the "Fund") at December 31, 1998, and the results of their operations and their cash flows for the period February 9, 1998 (commencement of share offering) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/  PricewaterhouseCoopers LLP

                                     -F2-

The Ridgewood Power Growth Fund
Balance Sheet
--------------------------------------------------------------------------------
                                                              December 31, 1998
                                                                   ------------
Assets:
Cash and cash equivalents .....................................   $ 25,256,560
Due from affiliates ...........................................          9,330
Interest receivable ...........................................         80,500
Other current assets ..........................................          5,848
                                                                  ------------

         Total current assets .................................     25,352,238

Deferred due diligence costs ..................................        381,192
                                                                  ------------

         Total assets .........................................   $ 25,733,430
                                                                  ------------

Liabilities and shareholders' equity:

Liabilities:
Accounts payable and accrued expenses .........................   $    264,620
Due to affiliates .............................................      1,114,129
                                                                  ------------

         Total current liabilities ............................      1,378,749
                                                                  ------------

Commitments and contingencies

Shareholders' equity:
Shareholders' equity (296.8815 shares issued and outstanding )      24,363,198
Managing shareholders' accumulated deficit ....................         (8,517)
                                                                  ------------

         Total shareholders' equity ...........................     24,354,681
                                                                  ------------

         Total liabilities and shareholders' equity ...........   $ 25,733,430
                                                                  ------------






















      See   accompanying    notes   to   the financial statements.

                                  -F3-

The Ridgewood Power Growth Fund
Statement of Operations
--------------------------------------------------------------------------------



                              Commencement
                            of Share Offering
                           (February 9, 1998)
                          Through December 31, 1998
                          ------------------------

Revenue:
Interest income ...........   $   494,002
                              -----------

Expenses:
Investment fee ............       577,813
Project due diligence costs       708,658
Accounting and legal fees .        31,000
Other expenses ............        28,276
                              -----------

      Total expenses ......     1,345,747
                              -----------

      Net loss ............   $  (851,745)
                              -----------
































        See   accompanying    notes   to   the financial statements.

                                   -F4-

The Ridgewood Power Growth Fund
Statement of Changes in Shareholders' Equity
For The Period February 9, 1998 (Commencement of
Share Offering) To December 31, 1998
--------------------------------------------------------------------------------


                                                     Managing
                                     Shareholders  Shareholders      Total
                                     ------------  ------------  ------------

Initial capital contributions, net
  (296.8815 shares) .................   $25,206,426       --    $25,206,426

Net loss for the period .............      (843,228) $ (8,517)     (851,745)
                                        -----------    ------    ----------

Shareholders' equity, December
  31, 1998 (296.8815 shares) ........   $24,363,198  $  (8,517) $24,354,681
                                        -----------    -------   ----------


































    See   accompanying    notes   to   the financial statements.

                                 -F5-

The Ridgewood Power Growth Fund
Statement of Cash Flows
--------------------------------------------------------------------------------

                                                           Commencement
                                                          of Share Offering
                                                     (February 9, 1998) Through
                                                           December 31, 1998
                                                    ----------------------------

Cash flows from operating activities:
     Net loss ..........................................   $   (851,745)
                                                           ------------

Adjustments to reconcile  net loss to net cash
  flows from operating activities:
  Changes in assets and liabilities:
    Increase in due from affiliates ....................         (9,330)
    Increase in interest receivable ....................        (80,500)
    Increase in other current assets ...................         (5,848)
    Increase in accounts payable and accrued expenses ..        264,620
    Increase in due to affiliate .......................      1,114,129
                                                           ------------
 Total adjustments .....................................      1,283,071
                                                           ------------

 Net cash provided by operating activities .............        431,326
                                                           ------------

Cash flows from investing activities:
  Increase in deferred due diligence costs .............       (381,192)
                                                           ------------
  Net cash used in investing activities ................       (381,192)
                                                           ------------

Cash flows from financing activities:
  Proceeds from shareholders' contributions ............     29,613,468
  Selling commissions and offering costs paid ..........     (4,407,042)
                                                           ------------
  Net cash provided by financing activities ............     25,206,426
                                                           ------------

Net increase in cash and cash equivalents ..............     25,256,560

Cash and cash equivalents, beginning of period .........           --
                                                           ------------

Cash and cash equivalents, end of period ...............   $ 25,256,560
                                                           ------------















          See   accompanying    notes   to   the financial statements.

                                  -F6-

The Ridgewood Power Growth Fund
Notes to Financial Statements
--------------------------------------------------------------------------------

1.       Organization and Purpose

The Ridgewood Power Growth Fund (the "Fund") was formed as a Delaware business trust in February 1997 by Ridgewood Energy Holding Corporation acting as the Corporate Trustee. The managing shareholders of the Fund are Ridgewood Power Corporation ("RPC") and Ridgewood Power VI Corporation ("RP6C"). The Fund began offering shares on February 9, 1998 and may issue up to a maximum of 1,000 shares. Ridgewood Capital Corporation ("RCC") provides most services needed to support the offering. RPC, RP6C and RCC are related through common ownership.

The Fund has been organized to invest primarily in independent power generation facilities and in the development of these facilities. These independent power generation facilities will include cogeneration facilities, which produce both electricity and heat energy and other power plants that use various fuel sources (except nuclear).

2.       Summary Of Significant Accounting Policies

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and cash equivalents
The Fund considers all highly liquid investments with maturities when purchased of three months or less as cash and cash equivalents.

Income taxes
No provision is made for income taxes in the accompanying financial statements as the income or losses of the Fund are passed through and included in the tax returns of the individual shareholders of the Fund.

Offering costs
Costs associated with offering Fund shares (selling commissions, distribution and offering costs) are reflected as a reduction of the shareholders' capital contributions.

Due diligence costs relating to potential power projects
Costs relating to the due diligence performed on potential power project investments are initially deferred, until such time as the Fund determines whether or not it will make an investment in the project. Costs relating to completed projects are capitalized and costs relating to rejected projects are expensed at the time of rejection.

Subscriptions receivable
Capital contributions are recorded upon receipt of the appropriate subscription documents. Subscriptions receivable from shareholders are reflected as a reduction of shareholders' equity. At December 31, 1998, the Fund had subscriptions receivable of $25,000.

3.       Fair Value of Financial Instruments

At December 31, 1998, the carrying value of the Fund's cash and cash equivalents, receivables and accounts payable approximated their fair value.

                                -F7-

4.       Transactions With Managing Shareholder and Affiliates

The Fund pays RCC an organizational, distribution and offering fee up to 6% of each capital contribution made to the Fund. This fee is intended to cover legal, accounting, consulting, filing, printing, distribution, selling and closing costs for the offering of the Fund. For the period ended December 31, 1998, the Fund paid fees for these services to RCC of $1,776,189. These fees are recorded as a reduction in the shareholders' capital contribution.

The Fund also pays to RPC, one of the managing shareholders, an investment fee up to 2% of each capital contribution made to the Fund. The fee is payable to RPC for its services in investigating and evaluating investment opportunities and effecting transactions for investing the capital of the Fund. For the period ended December 31, 1998, the Fund paid investment fees to the managing shareholder of $577,813.

The Fund entered into a management agreement with RP6C, one of the managing shareholders, under which RP6C renders certain management, administrative and advisory services and provides office space and other facilities to the Fund. As compensation to the RP6C for such services, the Fund pays it an annual management fee equal to 2.5% of the total capital contributions to the Fund payable monthly upon the closing of the Fund. The Fund is not closed and no management fees were paid for the period ending December 31, 1998.

Under the Declaration of Fund, RP6C is entitled to receive each year 1% of all distributions made by the Fund (other than those derived from the disposition of Fund property) until the shareholders have been distributed each year an amount equal to 12% of their equity contribution. Thereafter, RP6C is entitled to receive 25% of the distributions for the remainder of the year. RP6C is entitled to receive 1% of the proceeds from dispositions of Fund properties until the shareholders have received cumulative distributions equal to their original investment ("Payout"). After Payout, RP6C is entitled to receive 25% of all remaining distributions of the Fund.

Where permitted, in the event the managing shareholders or an affiliate performs brokering services in respect of an investment acquisition or disposition opportunity for the Fund, the managing shareholders or such affiliate may charge the Fund a brokerage fee. Such fee may not exceed 2% of the gross proceeds of any such acquisition or disposition. No such fees have been paid through December 31, 1998.

RPC purchased one share of the Fund for $83,000 in 1998. Through December 31, 1998, commissions and placement fees of $304,031 were earned by Ridgewood Securities Corporation, an affiliate of the managing shareholders.

5.       Subsequent Event (unaudited)

On March 30, 1999, the Fund, through a wholly owned subsidiary, purchased 678,808 shares of common stock of ZAP Power Systems, Inc ("ZAP") for $2,050,000. ZAP, headquartered in Sebastopol, California, designs, assembles, manufactures and distributes electric power bicycle kits, electric bicycles and tricycles and electric scooters. ZAP's common stock is quoted on the OTC Bulletin Board under the symbol "ZAPP". The Fund also received a warrant to purchase additional shares of ZAP's common stock at a price between $3.50 and $4.50 per share. The total exercise price of the warrant is $2,000,000 and the Fund can be required to exercise the warrant by December 31, 1999 if ZAP meets certain performance goals. If the Fund were to exercise its warrant, it would own approximately 30% of the outstanding common stock of ZAP.

                                  -F8-